Exhibit 2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN EXCLUDED.

SECURITIES AND ASSET PURCHASE AGREEMENT
by and between
IHS MARKIT LTD.
and
ALLIUM BUYER LLC
_______________________
Dated as of January 14, 2023

EXHIBITS
Exhibit A    Master Step Plan
Exhibit B    Form of Transition Services Agreement

Seller Disclosure Schedules

SECURITIES AND ASSET PURCHASE AGREEMENT
This SECURITIES AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 14, 2023, by and between IHS MARKIT LTD., a Bermuda exempted company limited by shares (“Seller”), and Allium Buyer LLC, a Delaware limited liability company (“Purchaser” and together with Seller, the “Parties” and each, individually, a “Party”).
WHEREAS, Seller and certain of its Subsidiaries (as defined below) are engaged in, among other things, the GES Business (as defined below);
WHEREAS, Purchaser desires to own and operate the GES Business as of and following the Closing (as defined below);
WHEREAS, the Seller Entities (as defined below) collectively own, directly or indirectly, the Purchased Assets (as defined below);
WHEREAS, as of the date hereof, Seller holds, indirectly through certain of its Subsidiaries, the U.K. NewCo Equity Interests (as defined below);
WHEREAS, immediately following the Pre-Closing Restructuring (as defined below), Seller will hold, indirectly through certain of its Subsidiaries, the other NewCo Equity Interests (as defined below) in addition to the U.K. NewCo Equity Interests;
WHEREAS, the Parties desire that (i) Seller shall, and shall cause its applicable Subsidiaries to, effect the Pre-Closing Restructuring; (ii) at the Closing, Seller shall, and shall cause its applicable Subsidiaries to, sell, transfer, deliver and assign to Purchaser, and Purchaser shall purchase and accept from Seller or Seller’s applicable Subsidiaries, the NewCo Equity Interests and any Purchased Assets (as defined below) that are not held by NewCo Entities; and (iii) at the Closing, Purchaser shall assume the Assumed Liabilities (as defined below) that are not held by NewCo Entities, in each case of clauses (i) through (iii) set forth above, in the manner, upon the terms and subject to the conditions set forth herein;
WHEREAS, at the Closing, Purchaser or one of its post-Closing Subsidiaries and Seller or its applicable Affiliates desire to enter into the Goldfire Agreement (as defined below);
WHEREAS, at the Closing, Seller, Purchaser and certain of their respective Affiliates desire to enter into certain other agreements in connection with the Transactions (as defined below); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE IDEFINITIONS
Section 1.1Definitions. As used herein, the following terms have the meanings set forth below:

“Acquisition Proposal” means an indication of interest, offer or proposal to acquire, directly or indirectly, the GES Business, the NewCo Entities or all or any substantial portion of the Purchased Assets, in each case, in a single transaction or series of related transactions (whether such acquisition is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise), other than the Transactions.
“Adjustment Calculation Time” means 11:59 p.m. Eastern Time on (a) the last Business Day of the month in which the Condition Satisfaction Date occurs or (b) if the Condition Satisfaction Date occurs on a date that is less than three (3) Business Days prior to the last Business Day of a month, the last Business Day of the first month that commences following the Condition Satisfaction Date; provided that, except for purposes of Section 2.2(a), if the Closing is to occur on the Inside Date (as defined below), then the Adjustment Calculation Time shall be 11:59 p.m. Eastern Time on the last Business Day immediately prior to the Inside Date.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. (a) The Seller Entities shall be deemed Affiliates of U.K. NewCo, and of each other NewCo Entity immediately following the formation of each such other NewCo Entity, and (b) from and after the Closing, Purchaser shall be deemed to be an Affiliate of each NewCo Entity. Neither Seller nor the other Seller Entities shall be deemed Affiliates of Purchaser (or vice versa), nor, as of and after the Closing, of the GES Business. Solely for purposes of Section 5.9, Section 5.11 and Section 5.19, none of KKR nor any investment funds or investment vehicles affiliated with, or managed or advised by, KKR, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of any of the foregoing, shall be deemed to be or treated as an Affiliate of Purchaser.
“Ancillary Restructuring” means the portions of the Pre-Closing Restructuring set forth in Steps 6 through 23 of the Master Steps Plan.
“Anti-Bribery Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the United Kingdom Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (e) other anti-bribery and anti-corruption Laws, regulations or ordinances applicable to Seller or any of its Affiliates or the GES Business from time to time.
“ARD” means the Acquired Rights Directive pursuant to EC Directive no. 2001/23 dated March 12, 2001 and domestic legislation implementing such directive into the national Law of any country in the European Union and the U.K.’s Transfer of Undertakings (Protection of Employment) Regulations 2006, or any other legislation that is similar or has substantially the same effect in any country outside the European Union.
“Assumed Plan” means each Benefit Plan (i) that is sponsored, maintained or contributed by any NewCo Entity or any of their Subsidiaries for the benefit of any current or former Business Employee, (ii) which transfers to Purchaser or any of its Affiliates by operation of applicable Law or (iii) which is designated as an Assumed Plan on Section 1.1(a) of the Seller Disclosure Schedules.
“Australia NewCo” has the meaning set forth in the Master Step Plan.

“Australia NewCo Equity Interests” means one hundred percent (100%) of the issued and outstanding equity interests in Australia NewCo.
“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any retirement, employment, Individual Service Providers, retention, change-in-control, commission, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity- or equity-based, incentive, deferred compensation, severance, termination or termination indemnity, gratuity or other compensation or benefit plan, program, policy, agreement or arrangement (other than any statutory benefit plans) sponsored, maintained or contributed to by Seller or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former Business Employee.
“Business Data” means data that is owned by any Seller Entity and Primarily Related to the GES Business.
“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York or the United Kingdom.
“Business Employee” means (a) any individual who, as of any relevant time, is or was an employee of Seller or any of its Affiliates and dedicates or dedicated at least fifty percent (50%) of such individual’s working time to the GES Business (other than any such employee whose primary duties and responsibilities are with respect to the GES Business segments located in Israel, Kazakhstan or Romania), including any such individual who is on short-term disability, long-term disability, military leave, medical leave, personal leave, workers’ compensation leave, paid or unpaid time-off or other approved leave (provided that, with respect to any such employees employed on the date hereof, to the extent the costs with respect to any such employee for the nine (9)-month period ended September 30, 2022 are not accurately reflected in the Business Financial Statements, such employee shall not be considered a Business Employee pursuant to this clause (a) without the prior written consent of Purchaser) plus (b) each additional individual listed on Section 1.1(b) of the Seller Disclosure Schedules.
“Business Government Bid” means any quotation, bid or proposal made by Seller or any of its Subsidiaries, which, if accepted or awarded, would result in a Business Government Contract.
“Business Government Contract” means any Business Contract (including any purchase or delivery order thereunder) entered into between Seller or any of its Subsidiaries, on the one hand, and (a) any Governmental Entity, (b) any prime contractor or higher-tier subcontractor to any Governmental Entity (in its capacity as such) or (c) any lower-tier subcontractor, supplier, or vendor in connection with or with respect to any Contract of a type described in clauses (a) or (b), on the other hand.
“Business Information Technology” means laptop computers, monitors, keyboards, docking stations, telephones, mobile phones, tablets and other mobile devices owned by Seller or any of its Affiliates and primarily related to, primarily used by, or primarily held for use by, Transferred Business Employees or other Individual Service Providers.
“Business Intellectual Property” means (a) Registered Intellectual Property listed on Section 1.1(c) of the Seller Disclosure Schedules and (b) all other Intellectual Property owned by Seller or any of its Affiliates that is Primarily Related to the GES Business. Business Intellectual Property does not include data (including Business Data).

“Business Material Adverse Effect” means any event, change, occurrence, circumstance, state of facts, development or effect (“Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the GES Business, the NewCo Entities or the Purchased Assets, in each case, taken as a whole; provided that no such Effect resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either individually or in the aggregate, to constitute or contribute to a Business Material Adverse Effect: (a) the general conditions in, or directly affecting, the industries in which the GES Business operates; (b) general political, economic, business, monetary, financial, banking, securities, commodity or capital or credit market conditions or trends whether in the U.S. or in any other country or in any other market in which the GES Business operates (including interest rates, credit ratings, currency exchange rates, currency fluctuations, tariffs or trade wars); (c) changes in global or national political or social conditions or trends; (d) any occurrence of any cyber, military or terrorist attack or act of civil unrest, war or terrorism (including by cyberattack or otherwise) or civil disobedience, in each case, whether inside or outside the U.S., including the engagement in, or escalation or worsening of, hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war; (e) any conditions resulting from natural disasters, weather developments, manmade disasters, climate change, acts of God or other force majeure events; (f) global or regional health conditions including any epidemic, COVID-19 and any other pandemic, disease outbreak or other health emergency (including any Law or public health response or guideline or directive in relation thereto, and any Pandemic Measures that relate to, or arise out of, any epidemic, COVID-19 or any other pandemic or disease outbreak or health emergency or any change in such Law, public health response or guideline, Judgment, or directive or interpretation thereof following the date hereof); (g) the failure of the financial or operating performance of the Seller Entities or the GES Business to meet any projections, forecasts or budgets for any period (provided that, if not otherwise excluded from the definition of Business Material Adverse Effect, the underlying causes of such failure may be taken into account in determining the existence of a Business Material Adverse Effect); (h) any action (A) taken or omitted to be taken at the express written request of Purchaser, (B) to the extent required to comply with applicable Law or (C) to the extent required to comply with the covenants and agreements in this Agreement (other than, in the case of this clause (C), to comply with Section 5.2(a)); (i) (A) the negotiation or execution of this Agreement or the consummation of any of the Transactions (it being understood that this clause (i)(A) shall not apply with respect to any representation or warranty (or conditions related to such representation or warranty) contained in this Agreement to the extent of such representation or warranty expressly by its terms addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement), or (B) the announcement or pendency of any of the Transactions, or the identity of Purchaser or any of its Affiliates or any communication by Purchaser regarding plans or intentions of Purchaser with respect to the GES Business (including the impact on relationships with Business Employees, customers or other business relationships resulting from, arising out of, or in connection with, any of the foregoing); or (j) changes in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standards or, in each case, any interpretations thereof; provided, further, that, with respect to clauses (a), (b), (c), (d), (e), (f) and (j), such Effect shall solely be taken into account in determining whether a Business Material Adverse Effect has occurred or is occurring to the extent it disproportionately adversely affects the GES Business, the NewCo Entities or the Purchased Assets, in each case, taken as a whole, relative to other participants in any of the industries in which the GES Business operates.
“Canada NewCo” has the meaning set forth in the Master Step Plan.
“Canada NewCo Equity Interests” means one hundred percent (100%) of the issued and outstanding equity interests in Canada NewCo.

“CARES Act” has the meaning specified in the definition of COVID-19 Relief Laws.
“Cash” means, of any Person and as of any time, all cash and cash equivalents (including marketable securities and short-term investments) and shall include checks and other wire transfers and drafts deposited or available for deposit for the account of such Person (but net of issued but uncleared checks and drafts written or issued by such Person), credit card receivables, commercial paper and treasury bills.
“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the NewCo Entities as of the Adjustment Calculation Time.
“Closing Date Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time, and calculated in accordance with the Transaction Accounting Principles.
“Closing Date Net Working Capital Adjustment Amount” means an amount, which may be zero, or positive or negative, equal to (a) Closing Date Net Working Capital minus (b) Closing Date Net Working Capital Target.
“Closing Date Net Working Capital Target” means negative thirty-seven million Dollars (—$37,000,000).
“Code” means the U.S. Internal Revenue Code of 1986.
“Condition Satisfaction Date” means the date on which the conditions set forth in Article VII (other than those conditions which by their nature can only be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied (or, to the extent permitted under applicable Law, waived by the Parties entitled to the benefits thereof).
“Contract” means any contract, subcontract, purchase order, lease, license, commitment, loan or credit agreement, indenture, teaming agreement or other agreement, in each case which is legally binding, and in each case other than a Permit or a Benefit Plan.
“Covered Person” means, as of the Closing Date, each past and present director, officer, manager (as a member of the board of managers) of a NewCo Entity or any other individual that is part of a group of persons or role that is indemnified under the Organizational Documents of any NewCo Entity where required by applicable Law.
“COVID-19” means SARS-CoV-2, or COVID-19, and any evolutions or variants thereof.
“COVID-19 Relief Laws” means any Laws, programs, executive orders, executive memos or similar schemes which are designed to address the impact of COVID-19 (whether coming into force before or after the date hereof), including the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. No. 116-136) (the “CARES Act”), the Families First Coronavirus Response Act (Pub. L. No. 116-127), the Paycheck Protection Program and Health Care Enhancement Act (Pub. L. No. 116-139), the Consolidated Appropriations Act, 2021 (Pub. L. No. 116-260), the American Rescue Plan Act of 2021 (Pub. L. No. 117-2), Section 13(3) of the Federal Reserve Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, IRS Notice 2020-65, and the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection, and Schools Act.

Current Assets” means the specific line items of current assets set forth in the Sample Calculation (but solely the line items, accounts and adjustments set forth therein) of the GES Business; provided that “Current Assets” shall not include Cash.
“Current Liabilities” means the specific line items of current liabilities and noncurrent deferred revenue liabilities set forth in the Sample Calculation (but solely the line items, accounts and adjustments set forth therein) of the GES Business.
“Data Protection Authority” means any Person responsible for enforcing Data Protection Legislation.
“Data Protection Legislation” means all applicable Laws related to privacy or the processing and security of Personal Information, including the following Laws to the extent applicable from time to time: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the European Union General Data Protection Regulation (2016/679) and the United Kingdom General Data Protection Regulation (collectively, “GDPR”), and any national Law issued under GDPR; (c) the California Consumer Privacy Act (including as amended by the California Privacy Rights Act) and (d) any other similar national or state privacy Law.
“Debt Financing Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to a Debt Financing, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns.
“Debt Financing Sources” means the lenders, arrangers and bookrunners party from time to time to any commitment letter or definitive agreement with respect to a Debt Financing, together with any successors and permitted assigns of any of the foregoing, solely in their capacities as such.
“Degrouping Taxes” means any Taxes for which any NewCo Entity or any Subsidiary of any NewCo Entity is liable in respect of any income, profit or gain which is deemed to arise to any NewCo Entity or any Subsidiary of any NewCo Entity as a result of, in respect of or in connection with the entry into or becoming unconditional of this Agreement or Closing (including any Taxes arising as a result of section 179 of the United Kingdom Taxation of Chargeable Gains Act 1992 or section 780 of the United Kingdom Corporation Tax Act 2009).
“Disapplied Provisions” means Section 2.3, Section 2.4, Section 2.6, Section 2.7, Section 2.12 and Section 5.8.
“Employee on Leave” means any Business Employee who is on leave under short-term or long-term disability, workers’ compensation, military, maternity, parental, or other statutory or approved leave of absence.
“Environmental Law” means any Law relating to pollution, public or worker health or safety, or protection of the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Estimated Closing Date Net Working Capital Adjustment Amount” means an amount, which may be zero, or positive or negative, equal to (a) Estimated Closing Date Net Working Capital minus (b) Closing Date Net Working Capital Target.
“Estimated Purchase Price” means the (a) Base Purchase Price plus (b) Estimated Closing Date Net Working Capital Adjustment Amount minus (c) Estimated Closing Date Indebtedness minus (d) Estimated Transaction Expenses.
“Exchange Rate” means the closing rate of Dollars to the applicable currency provided by Bloomberg two (2) Business Days prior to the applicable date or dates, or as otherwise required by applicable Law.
“Export Control Laws” means (a) the EU Regulation 2021/821, (b) the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and (c) the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008).
“FAR Approval” means any required consent pursuant to 48 C.F.R. § 42.1204 of the Federal Acquisition Regulations necessary to transfer Purchased Assets in accordance with this Agreement.
“FDI Laws” means applicable Laws designed to prohibit, restrict or regulate foreign investment for purposes of national security, public order or defense matters applicable in any jurisdiction where business is conducted with respect to the Purchased Assets.
“Fraud” means an actual and deliberate misrepresentation in the making of, and at the time of such making of, a representation or warranty expressly made in Article III or Article IV of this Agreement or any certificate delivered in connection with this Agreement by the Party making such representation or warranty; provided that Fraud shall only be deemed to exist if: (a) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), that such representation or warranty was false or inaccurate when made, (b) such Party had the specific intent to deceive another Party and induce such other Party to act or refrain from acting in reliance on such false or inaccurate representation or warranty and (c) such other Party acted or refrained from acting in justifiable reliance on such false or inaccurate representation or warranty.
“GAAP” means generally accepted accounting principles in the U.S.
“GES Business” means the global engineering solutions business as carried out by Seller and its Affiliates, including the Engineering Standards (Subscription, Retail and BPVC), Engineering Workbench, Specialized Content (Haystack, Knowledge Collections and Parts) and Goldfire businesses.
“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, governmental, administrative or regulatory agency, authority or commission, any mediator, arbitrator or arbitral body or any other national, state, local, supranational or foreign governmental authority or instrumentality.
“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person and as of any time, any of the following: (a) the aggregate amount of the following, without duplication: (i) the outstanding principal amount of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business), including all accrued but unpaid interest thereon; (ii) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon; (iii) all capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP; and (iv) all direct obligations under letters of credit and guarantees, in each case solely to the extent drawn, and in each case of such Person as of such time, (b) all letters of credit or performance bonds issued for the account of such Person, (c) any obligations and liabilities in respect of (i) accrued and unpaid severance or termination payments with respect to employees or other service providers terminated prior to the Closing, (ii) (A) accrued but unpaid base salary, base wages or commissions, and (B) earned, but unpaid, cash bonuses or other cash incentive payments, in each case, payable to any Transferred Business Employees pursuant to any Assumed Plan (other than retention bonuses which shall be deemed to be Transaction Expenses), or (iii) accrued channel partner compensation, including commissions, fees and bonuses, in each case, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts in this clause (c), (d) (1) any unfunded or underfunded pension-like liabilities or obligations and any unfunded or underfunded post-retirement and post-employment benefits, liabilities or obligations, in each case, with respect to any Assumed Plan (including such liabilities or obligations with respect to statutory gratuity benefits provided pursuant to the Laws of India), and (2) any unfunded or underfunded nonqualified deferred compensation liabilities or obligations with respect to any Assumed Plan, in each case, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts in this clause (d), (e) the amount of any unpaid payroll, social security, employment or similar Taxes deferred pursuant to COVID-19 Relief Laws, (f) all obligations issued or assumed as deferred purchase price of assets, property, goods or services, including any earnout obligations, holdbacks and similar contingent payment obligations in respect of the acquisition of any property, security or assets, (g) obligations under any interest rate or currency protection agreement or similar hedging or swap agreement, (h) all indebtedness secured by a Lien to secure all or part of the purchase price of the property subject to such Lien, (i) all unpaid dividends and/or distributions or other amounts payable in respect of previously declared dividends, (j) in the case of clauses (a)(i) and (ii), any prepayment premiums, interest, penalties and any other fees and expenses required to be paid pursuant to a customary payoff letter in connection with the repayment, discharge or satisfaction of such indebtedness or obligations and (k) all guarantees of any of the obligations described in clauses (a) through (j) of the above and any other guarantees or keepwell arrangements issued by such Person, in each case as of such time; provided, that solely for purposes of calculating Closing Date Indebtedness and Closing Date Net Working Capital, Indebtedness shall only include amounts described in clauses (a) through (k) of the above solely to the extent such amounts are held by the NewCo Entities as of the Adjustment Calculation Time or assumed by Purchaser hereunder; provided, further, in no event will Indebtedness include: (A) any indebtedness incurred by any NewCo Entity, on the one hand, that is owed to any other NewCo Entity, on the other hand, (B) any undrawn amounts under existing letters of credit, lines of credit and revolving credit facilities, (C) any amounts owed to Seller or any of its Affiliates pursuant to this Agreement or the Transactions, (D) any obligation from which all NewCo Entities will be released at or immediately following the Closing or by which none of the NewCo Entities will be bound following the Closing and, in each case, that is not an Assumed Liability, (E) to the extent included in the determination of Closing Date Net Working Capital or (F) any indebtedness incurred by Purchaser with respect to the consummation of the Transactions or the transactions contemplated by the other Transaction Documents even if secured by assets of NewCo Entities or by the NewCo Equity Interests.
“India NewCo” has the meaning set forth in the Master Step Plan.

“India NewCo Equity Interests” means one hundred percent (100%) of the issued and outstanding equity interests in India NewCo.
“Information Technology” means computer systems, hardware (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware), end user devices, mobile phones, telecommunications systems hardware, websites, databases and other information technology assets and systems, including those related to security.
“Intellectual Property” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents and patent applications; (b) Trademarks; (c) copyrights and any other rights in works of authorship (including rights in Software) and any related rights of authors; (d) trade secrets, industrial secret rights and rights in know-how and other confidential and proprietary information, in each case that derives independent economic value from not being generally known (“Trade Secrets”); and (e) other intellectual property rights.
“Japan NewCo” has the meaning set forth in the Master Step Plan.
“Japan NewCo Equity Interests” means one hundred percent (100%) of the issued and outstanding equity interests in Japan NewCo.
“Judgment” means any judgment, injunction, order, decree, writ, award or determination of any Governmental Entity.
“Knowledge” means, with respect to Seller, the actual knowledge, after reasonable due inquiry, of any Person listed in Section 1.1(d) of the Seller Disclosure Schedules.
“Law” means any transnational, national, state, local, supranational or foreign law, statute, code, Judgment, ordinance, rule, rule of common law, regulation or treaty (including any Tax treaty), in each case issued, enacted, promulgated, adopted, implemented or otherwise put into effect by a Governmental Entity.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort, and whether based on negligence or strict liability).
“Lien” means any mortgage, lien, pledge, security interest, charge, easement, covenant, right of way, claim, restriction or encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws.
“Losses” means any and all deficiencies, judgments, settlements, assessments, Liabilities, losses, Taxes, damages, interest, fines, penalties, costs, and expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any and all Proceedings, assessments, judgments or appeals, and in seeking indemnification therefor; provided that “Losses” shall not include any punitive, exemplary, special, incidental, indirect or consequential damages of any kind or nature (except to the extent such damages are actually paid or payable to a third party).
“Malaysia NewCo” has the meaning set forth in the Master Step Plan.

“Malaysia NewCo Equity Interests” means one hundred percent (100%) of the issued and outstanding equity interests in Malaysia NewCo.
“Master Step Plan” means the step plan attached as Exhibit A hereto as it may be amended pursuant to Section 2.8.
“Mexico NewCo” has the meaning set forth in the Master Step Plan.
“Mexico NewCo Equity Interests” means one hundred percent (100%) of the issued and outstanding equity interests in Mexico NewCo.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Net Working Capital” means (a) the Current Assets minus (b) the Current Liabilities, in each case calculated in accordance with the Transaction Accounting Principles; provided that Net Working Capital shall be calculated excluding (i) all Excluded Assets, Retained Liabilities and Indebtedness, (ii) any Tax assets or Tax liabilities, (iii) any intercompany receivables or payables between any of the NewCo Entities, on the one hand, and Seller or any of its Affiliates (other than the NewCo Entities), on the other hand, and (iv) the impact of transactions that are solely among NewCo Entities.
“NewCo Entities” means, collectively, Australia NewCo, Canada NewCo, India NewCo, Japan NewCo, Malaysia NewCo, Mexico NewCo, Poland NewCo, U.K. NewCo and U.S. NewCo.
“NewCo Equity Interests” means the Australia NewCo Equity Interests, Canada NewCo Equity Interests, India NewCo Equity Interests, Japan NewCo Equity Interests, Malaysia NewCo Equity Interests, Mexico NewCo Equity Interests, Poland NewCo Equity Interests, U.K. NewCo Equity Interests and U.S. NewCo Equity Interests.
“NewCo Equity Sellers” means all of Seller’s Subsidiaries that hold any NewCo Equity Interests (except for the India NewCo Equity Interests) following the consummation of the Pre-Closing Restructuring but as of immediately prior to the Closing, and “NewCo Equity Seller” means any one of the NewCo Equity Sellers.
“Organizational Documents” means, as applicable with respect to any specified Person, the certificate of incorporation, bylaws or equivalent governing documents of such Person.
“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, travel restriction, border control, debt forgiveness or any other Law, public health response, decree, injunction or other order, guideline or directive by any Governmental Entity in connection with or in response to any epidemic, pandemic (including COVID-19) or other health emergency.
“Permits” means permits, approvals, authorizations, consents, licenses, registrations, waivers, certificates or clearances issued by any Governmental Entity.
“Permitted Liens” means the following Liens: (a) Liens disclosed on or reflected in the Business Financial Statements; (b) Liens for Taxes, assessments or other charges or levies of any Governmental Entity that are not yet delinquent or that are being contested by appropriate Proceedings and for which appropriate reserves have been established in the books or records of Seller or its applicable Subsidiary in accordance with GAAP; (c) statutory or common law Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen, or vendors imposed by Law in the ordinary course of business; (d) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar Law; (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing Liabilities that are not material to the GES Business taken as a whole and imposed on Purchased Assets that are not material to the GES Business taken as a whole; (f) Liens constituting non-exclusive licenses or sublicenses of, or covenants not to sue with respect to, Intellectual Property, in each case, granted in the ordinary course of business; (g) any minor imperfection of title or similar Lien that could not reasonably be expected to impact in any material respect the use of the affected asset; (h) Liens that will be released at or prior to the Closing or (i) Liens created by Purchaser or any of the Transaction Documents at the Closing.
“Person” means any individual, association, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Personal Information” means information that identifies, relates to, is about or is reasonably capable of being associated with an identified or identifiable individual or household, including an individual’s combined first and last names, home address, telephone number, email address, social security number, driver’s license number, passport number and credit card or other financial information.
“Poland NewCo” has the meaning set forth in the Master Step Plan.
“Poland NewCo Equity Interests” means one hundred percent (100%) of the issued and outstanding equity interests in Poland NewCo.
“Pre-Closing Restructuring” means the completion of the transactions set forth in the Master Step Plan.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Primarily Related to the GES Business” means primarily related to, primarily used by or in connection with, or primarily held for use in, the GES Business.
“Privacy Policies” means all publicly posted, binding policies, and terms and conditions applicable to the GES Business and relating to the processing of Personal Information.
“Proceeding” means any judicial, administrative or arbitral action, claim, litigation, investigation, mediation, suit or proceeding brought, conducted or heard by or before any Governmental Entity.
“Purchaser Taxes” means (a) any Tax imposed on, payable by or with respect to, arising out of, or relating to the Purchased Assets, the Assumed Liabilities or the GES Business, in each case, other than any Taxes of Seller or any of its Affiliates (including the NewCo Entities for any taxable period ending on or prior to the Closing) and (b) any Tax for which Purchaser is responsible pursuant to Section 6.6; provided, that in no event shall Purchaser Taxes include any Seller Taxes.
“Registered Intellectual Property” means all U.S., international or foreign (a) patents and patent applications; and (b) registrations for and applications to register Trademarks and copyrights.

“Regulatory Approvals” means all waiting period expirations or terminations and Approvals from antitrust and other Governmental Entities that are required under applicable Law (including Antitrust Laws and FDI Laws) or Contract, including any exemption therefrom, for the consummation of the Transactions or the transactions contemplated by the other Transaction Documents.
“Related to the GES Business” means related to, used by or in connection with, or held for use in, the GES Business.
“Representatives” of a Person means any officer, director, employee, investment banker, attorney, accountant or other advisor or representative of such Person.
“Required Regulatory Approvals” means those Regulatory Approvals listed on Section 7.1(a) of the Seller Disclosure Schedules.
“Retained Business” means any and all current and future businesses of the Seller Entities and their respective Affiliates other than the GES Business.
“SAM Software” means the Software owned by Seller or one of its Affiliates known as the “Single Access Management (SAM) Software,” which provides user login functionality, including user identity, identity management, admin tool, user authentication, federation single sign on and group access onboarding management for the products of the GES Business.
“Sample Calculation” means the sample calculation of Net Working Capital set forth on Schedule I.
“Sanctioned Party” means any Person that is (a) included on one or more of the Sanctioned Party Lists, (b) fifty percent (50%) or more owned or controlled by, or acting on behalf of, a Person on one or more of the Sanctioned Party Lists, or (c) included on the U.S. Denied Persons List, the U.S. Entity List, or the U.S. Unverified List, all administered by the U.S. Department of Commerce.
“Sanctioned Party Lists” means (a) the list of sanctioned entities maintained by the United Nations, (b) the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, and (c) the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy.
“Sanctions” means those applicable trade, economic and financial sanctions Laws (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury, Office of Foreign Assets Control), (b) the European Union, (c) the United Nations, or (d) His Majesty’s Treasury.
“Seller Confidential Information” means all information made available to Purchaser or any of Purchaser’s Representatives by or on behalf of any of the Seller Entities or their respective Affiliates or Representatives (including information disclosed in the course of negotiation of this Agreement or the other Transaction Documents) regarding the Seller Entities or their respective Affiliates to the extent not directly related to the GES Business, except that “Seller Confidential Information” shall not include information that (a) is or becomes generally available to the public (other than as a result of its disclosure in violation of Section 5.3(b)), (b) was already known to Purchaser, any of Purchaser’s Representatives or Purchaser’s Affiliates (other than by previous disclosure by any of the Seller Entities or their respective Affiliates or Representatives) as of the date hereof and not subject to any duty of confidentiality to any of the

Seller Entities or their respective Affiliates, (c) is independently developed by Purchaser, any of Purchaser’s Representatives or Purchaser’s Affiliates without reference to any Seller Confidential Information or (d) after the Closing Date, is lawfully made available or known to Purchaser, any of Purchaser’s Representatives or Purchaser’s Affiliates by a Person not subject to any duty of confidentiality to any of the Seller Entities or their respective Affiliates or Representatives.
“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchaser, in connection with this Agreement.
“Seller Entities” means Seller, each NewCo Equity Seller and all of Seller’s Subsidiaries (other than the NewCo Entities) that hold any Purchased Assets and/or Assumed Liabilities following the consummation of the Pre-Closing Restructuring and as of immediately prior to the Closing, which entities are listed on Section 1.1(e) of the Seller Disclosure Schedules, and “Seller Entity” means any one of the Seller Entities.
“Seller Marks” means the corporate names of Seller or any of its Affiliates and any Trademarks, whether or not registered, in any jurisdiction, of or used by Seller or any of its Affiliates, other than the Trademarks included in the Business Intellectual Property.
“Seller Parent” means S&P Global Inc., a New York corporation.
“Seller Plan” means any material Benefit Plan in or with which Seller or any of its Subsidiaries or any of their respective ERISA Affiliates are required to participate or comply (other than any Assumed Plan).
“Seller Taxes” means any Taxes (a) of a NewCo Entity for or in respect of any Pre-Closing Tax Period, (b) of Seller or any of its Subsidiaries or any of their respective Affiliates for which any NewCo Entity or its Subsidiaries is liable (including pursuant to Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or foreign Law)), whether as a transferee or successor or otherwise as a matter of Law, (c) for which any NewCo Entity or its Subsidiaries is liable as a result of having been a party to any Tax sharing, Tax indemnity or Tax allocation agreement, in each case entered into prior to Closing, other than customary commercial agreements with third parties entered into in the ordinary course of business, (d) attributable to, or arising by reference to, or as a consequence of, any restructuring or reorganization undertaken by Seller, the Seller Entities, the NewCo Entities or any of their Affiliates prior to the Closing, including pursuant to (i) the Pre-Closing Restructuring and (ii) any actions taken in connection with Seller’s obligations under Section 5.26, other than any Tax for which Purchaser is responsible pursuant to Section 6.6; (e) for which Seller is responsible pursuant to Section 6.6; (f) any Degrouping Taxes; and (g) that are attributable to the extraction of, or repatriation of, cash from any NewCo entity prior to the Closing.
“Shared Contract” means any Contract that includes terms and conditions that are related to both (a) the GES Business and (b) Retained Businesses of Seller or any of its Affiliates, between (i) Seller or any of its Affiliates, on the one hand, and (ii) a third party, on the other hand.
“Software” means computer software and code, including object code and source code, in any form or medium.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company or other Person whether incorporated or unincorporated, of which such first Person (a) directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) is a general partner or managing member; provided, however, that for the purposes of this Agreement, from and after the Closing, none of the NewCo Entities shall be deemed to be a Subsidiary of Seller or any of its Affiliates.
“Tangible Personal Property” means hardware, tools, office supplies, vehicles, machinery, fixtures, equipment, furnishings, furniture, computer equipment and other tangible personal property, it being understood that Tangible Personal Property shall not include any Intellectual Property or Information Technology.
“Tax” means any tax, charge, fee, levy, impost, contribution, duty or other assessment of any kind, including any federal, state, local or foreign income, estimated, gross receipts, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, disability, unemployment, excise, premium, intangible, personal and real property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, occupation, and any similar assessment or governmental charge in the nature of a tax, in each case, imposed by any Governmental Entity, together with all interest, penalties, fines, surcharges, charges and additions imposed with respect to such amounts, whether disputed or not.
“Tax Proceeding” means any audit, examination, contest, litigation, claim, action, inquiry, assessment, investigation or other Proceeding with or against any Taxing Authority.
“Tax Return” means any return, declaration, report, claim or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, and any schedule or attachment thereto and any amendment thereof.
“Taxing Authority” means any Governmental Entity of any jurisdiction responsible for the assessment, administration, determination, collection or the imposition of any Tax.
“Trademarks” means trademarks, service marks, trade dress, logos, brand names, trade names, domain names, corporate names, any other indicia of source or origin, and all registrations and applications for registration, together with the goodwill symbolized by any of the foregoing.
“Transaction Accounting Principles” means the accounting principles, policies, practices, procedures, categorizations, asset recognition bases, definitions, methods, judgments, estimation methodologies and other methodologies and techniques (including in respect of the exercise of judgment) set forth in Schedule II.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement and Bill of Sale, the Goldfire Agreement, the Local Transfer Agreements, the Equity Commitment Letter, the Limited Guaranty and the Disclosure Agreement (as defined in the Equity Commitment Letter).
“Transaction Expenses” means (a) any and all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of counsel, accountants, investment bankers, experts, consultants and any other advisors) payable by any NewCo Entity as of immediately prior to the Closing and that was incurred in connection with (i) the authorization, preparation, negotiation, execution and performance of this Agreement (including the Pre-Closing Restructuring) and the other Transaction Documents or (ii) the process by which Seller or its Affiliates solicited and negotiated strategic alternatives with respect to the GES Business (including the solicitation of any other potential buyers thereof), plus (b) any amounts in excess of one million Dollars ($1,000,000) that are payable in respect of any retention bonus entered into in connection with the Transactions and payable by the NewCo Entities as of or after the Closing Date, including each such arrangement set forth on Section 1.1(f) of the Seller Disclosure Schedules, plus (c) any transaction, change in control or similar bonuses, severance payments and other employee-related change of control payments payable by the NewCo Entities (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) solely as a result of the consummation of the Transactions (but not including any amounts requiring post-Closing service or any amounts triggered by a termination of employment on or following the Closing and not including amounts payable under the arrangements set forth on Section 1.1(f) of the Seller Disclosure Schedules), minus (d) Outstanding Insurance Expenses, minus (e) Outstanding Financing Expenses, minus (f) Outstanding Permit Expenses, in each case of clauses (a) through (c), to the extent unpaid as of immediately prior to the Closing and not paid by Seller or its Affiliates (other than the NewCo Entities) at the Closing.
“Transactions” means the transactions contemplated by this Agreement.
“Treasury Regulations” means the regulations promulgated under the Code.
“U.K. BTA” means the business transfer agreement dated January 10, 2023 between IHS Global Limited, Markit Group Limited, IHS Markit UK Services Limited and U.K. NewCo.
“U.K. NewCo” means Allium UK Holding Limited, a company incorporated in England and Wales (registered number 14526815), whose registered office is at 4th Floor Ropemaker Place, 25 Ropemaker Street, London, EC2Y 9LY, United Kingdom.
“U.K. NewCo Equity Interests” means one hundred percent (100%) of the issued and outstanding equity interests in U.K. NewCo.
“Ultraviolet” means the business set forth on Section 1.1(g) of the Seller Disclosure Schedules.
“U.S. NewCo” has the meaning set forth in the Master Step Plan.
“U.S. NewCo Equity Interests” means one hundred percent (100%) of the issued and outstanding equity interests in U.S. NewCo.
“VAT” means any value added tax, including any value added tax imposed by the United Kingdom Value Added Tax Act 1994 or in compliance with the European Council Directive of 28 November 2006 on the common system of value added tax (Council Directive 2006/112/EC), as well as any goods and services tax and any other tax of a similar nature, whether imposed in the United States, the United Kingdom or in any other jurisdiction.
Section 1.2Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:
Term    Section
2022 Annual Cash Bonus.........................................................................................    Section 5.8(i)(i)
2022 Annual Cash Bonus Plan.................................................................................    Section 5.8(i)(i)
2023 Annual Cash Bonus Plan................................................................................    Section 5.8(i)(ii)
Access Exceptions......................................................................................….............    Section 5.4(a)
Acquired Business.....................................................................................................    Section 5.14(b)
Acquired Company...................................................................................................    Section 5.14(b)

Acquisition Proposal........................................................................................................    Section 1.1
Adjustment Calculation Time..........................................................................................    Section 1.1
Affiliate............................................................................................................................    Section 1.1
Agreement..........................................................................................................................    Preamble
Allocation.......................................................................................................................    Section 2.11
Ancillary Payroll Services.........................................................................................    Section 2.18(a)
Ancillary Regulatory Approval.................................................................................    Section 2.18(a)
Ancillary Restructuring....................................................................................................    Section 1.1
Anti-Bribery Laws...........................................................................................................    Section 1.1
Antitrust Laws..................................................................................................................    Section 3.3
Approval....................................................................................................................    Section 2.12(a)
ARD.................................................................................................................................    Section 1.1
ARD Employee......................................................................................................    Section 5.8(b)(ii)
Assignment and Assumption Agreement and Bill of Sale....................................    Section 2.9(a)(iv)
Assumed Liabilities.........................................................................................................    Section 2.6
Assumed Plan..................................................................................................................    Section 1.1
Australia NewCo..............................................................................................................    Section 1.1
Australia NewCo Equity Interests...................................................................................    Section 1.1
Benefit Plan......................................................................................................................    Section 1.1
Books and Records......................................................................................................    Section 2.4(f)
Business Contracts.......................................................................................................    Section 2.4(a)
Business Data...................................................................................................................    Section 1.1
Business Day....................................................................................................................    Section 1.1
Business Employee..........................................................................................................    Section 1.1
Business Information Technology...................................................................................    Section 1.1
Business Insurance Policies...........................................................................................    Section 3.18
Business Intellectual Property..........................................................................................    Section 1.1
Business Inventory......................................................................................................    Section 2.4(p)
Business Material Adverse Effect....................................................................................    Section 1.1
Business Permits.......................................................................................................    Section 3.12(b)
Business Receivables..................................................................................................    Section 2.4(k)
Business Tangible Personal Property..........................................................................    Section 2.4(b)
Canada NewCo................................................................................................................    Section 1.1
Canada NewCo Equity Interests......................................................................................    Section 1.1
CARES Act......................................................................................................................    Section 1.1
Cash..................................................................................................................................    Section 1.1
Claims..........................................................................................................................    Section 2.4(f)
Closing.............................................................................................................................    Section 2.2
Closing Date.....................................................................................................................    Section 2.2
Closing Date Indebtedness...............................................................................................    Section 1.1
Closing Date Net Working Capital..................................................................................    Section 1.1
Closing Date Net Working Capital Adjustment Amount................................................    Section 1.1
Closing Date Net Working Capital Target.......................................................................    Section 1.1
Code.................................................................................................................................    Section 1.1
Collective Bargaining Agreement.............................................................................    Section 3.14(h)
Competitive Activity.............................................................................................    Section 5.14(b)(i)
Condition Satisfaction Date.............................................................................................    Section 1.1
Confidentiality Agreement..........................................................................................    Section 5.3(a)
Continuation Period.....................................................................................................    Section 5.8(c)
Contract............................................................................................................................    Section 1.1
Contract Split.............................................................................................................    Section 2.12(c)
control..............................................................................................................................    Section 1.1
controlled by....................................................................................................................    Section 1.1
Covered Person................................................................................................................    Section 1.1

COVID-19........................................................................................................................    Section 1.1
Cross Receipt.........................................................................................................    Section 2.9(a)(iii)
Current Assets..................................................................................................................    Section 1.1
Current Liabilities............................................................................................................    Section 1.1
Current Representation............................................................................................    Section 10.13(a)
Data Protection Authority................................................................................................    Section 1.1
Data Protection Legislation..............................................................................................    Section 1.1
Debt Financing..........................................................................................................    Section 5.15(c)
Debt Financing Related Parties........................................................................................    Section 1.1
Debt Financing Sources...................................................................................................    Section 1.1
Deferred Closing.......................................................................................................    Section 2.18(b)
Deferred Closing Date...............................................................................................    Section 2.18(b)
Deferred Jurisdiction.................................................................................................    Section 2.18(a)
Deferred Transfer......................................................................................................    Section 2.18(b)
Degrouping Taxes............................................................................................................    Section 1.1
Designated Person...................................................................................................    Section 10.13(a)
Direct Claim................................................................................................................    Section 9.5(b)
Disapplied Provisions......................................................................................................    Section 1.1
Dispute......................................................................................................................    Section 2.10(d)
Dispute Notice...........................................................................................................    Section 2.10(d)
Dispute Resolution Period.........................................................................................    Section 2.10(d)
Divestiture Period......................................................................................................    Section 5.14(b)
Dollars..........................................................................................................................    Section 10.15
Effect................................................................................................................................    Section 1.1
Employee on Leave..........................................................................................................    Section 1.1
Enforceability Exceptions................................................................................................    Section 3.2
Environmental Law..........................................................................................................    Section 1.1
Equity Commitment Letter..........................................................................................    Section 4.4(a)
Equity Financing.........................................................................................................    Section 4.4(a)
ERISA..............................................................................................................................    Section 1.1
ERISA Affiliate...............................................................................................................    Section 1.1
Estimated Closing Date Indebtedness.......................................................................    Section 2.10(a)
Estimated Closing Date Net Working Capital...........................................................    Section 2.10(a)
Estimated Closing Date Net Working Capital Adjustment Amount...............................    Section 1.1
Estimated Closing Statement.....................................................................................    Section 2.10(a)
Estimated Purchase Price.................................................................................................    Section 1.1
Estimated Transaction Expenses...............................................................................    Section 2.10(a)
Exchange Rate.................................................................................................................    Section 1.1
Excluded Assets...............................................................................................................    Section 2.5
Excluded Emails............................................................................................................    Section 5.18
Export Control Laws........................................................................................................    Section 1.1
FAR Approval..................................................................................................................    Section 1.1
FDI Laws.........................................................................................................................    Section 1.1
Final Resolution..........................................................................................................    Section 9.5(d)
Fraud................................................................................................................................    Section 1.1
FSA Participants..........................................................................................................    Section 5.8(h)
GAAP...............................................................................................................................    Section 1.1
GDPR...............................................................................................................................    Section 1.1
General Non-Assignable Asset Assistance Period....................................................    Section 2.12(b)
GES Business...................................................................................................................    Section 1.1
Goldfire Agreement..............................................................................................    Section 2.9(a)(vii)
Governmental Entity........................................................................................................    Section 1.1
Guarantor.....................................................................................................................    Section 4.4(a)
HSR Act...........................................................................................................................    Section 1.1

Improvements..............................................................................................................    Section 5.9(c)
Indebtedness.....................................................................................................................    Section 1.1
Indemnification Claim Notice.....................................................................................    Section 9.5(a)
Indemnified Party.............................................................................................................    Section 9.4
Indemnifying Party..........................................................................................................    Section 9.4
Independent Accounting Firm...................................................................................    Section 2.10(d)
India NewCo....................................................................................................................    Section 1.1
India NewCo Equity Interests..........................................................................................    Section 1.1
Individual Service Providers.......................................................................................    Section 2.6(g)
Information Technology..................................................................................................    Section 1.1
Inside Date.......................................................................................................................    Section 2.2
Intellectual Property.........................................................................................................    Section 1.1
Intercompany Contracts.................................................................................................    Section 3.15
Interim Period............................................................................................................    Section 2.18(d)
IRS.............................................................................................................................    Section 3.14(b)
Items..........................................................................................................................    Section 2.10(d)
Japan NewCo...................................................................................................................    Section 1.1
Japan NewCo Equity Interests.........................................................................................    Section 1.1
Judgment..........................................................................................................................    Section 1.1
KKR............................................................................................................................    Section 5.1(h)
Knowledge.......................................................................................................................    Section 1.1
Law..................................................................................................................................    Section 1.1
Liabilities.........................................................................................................................    Section 1.1
Lien..................................................................................................................................    Section 1.1
Limited Guaranty........................................................................................................    Section 4.4(b)
Local Transfer Agreement.............................................................................................    Section 2.15
Losses...............................................................................................................................    Section 1.1
Malaysia NewCo..............................................................................................................    Section 1.1
Malaysia NewCo Equity Interests...................................................................................    Section 1.1
Mark Transition Period................................................................................................    Section 5.9(a)
Master Step Plan..............................................................................................................    Section 1.1
Material Contracts.....................................................................................................    Section 3.11(a)
Mexico NewCo................................................................................................................    Section 1.1
Mexico NewCo Equity Interests......................................................................................    Section 1.1
Multiemployer Plan.........................................................................................................    Section 1.1
Net Working Capital........................................................................................................    Section 1.1
NewCo Entities................................................................................................................    Section 1.1
NewCo Equity Interests...................................................................................................    Section 1.1
NewCo Equity Seller.......................................................................................................    Section 1.1
NewCo Equity Sellers......................................................................................................    Section 1.1
Non-Assignable Assets..............................................................................................    Section 2.12(a)
Non-Parties................................................................................................................    Section 10.7(b)
Occurrence Policy Claims.........................................................................................    Section 5.10(b)
Organizational Documents...............................................................................................    Section 1.1
Outside Counsel Only..................................................................................................    Section 5.1(f)
Outside Date................................................................................................................    Section 8.1(d)
Outstanding Financing Expenses..............................................................................    Section 5.15(e)
Outstanding Insurance Expenses...............................................................................    Section 5.10(a)
Outstanding Permit Expenses........................................................................................    Section 5.24
Pandemic Measures.........................................................................................................    Section 1.1
Parties.................................................................................................................................    Preamble
Party....................................................................................................................................    Preamble
Permits.............................................................................................................................    Section 1.1
Permitted Employee Communications........................................................................    Section 5.4(b)

Permitted Liens................................................................................................................    Section 1.1
Person...............................................................................................................................    Section 1.1
Personal Information........................................................................................................    Section 1.1
Poland NewCo.................................................................................................................    Section 1.1
Poland NewCo Equity Interests.......................................................................................    Section 1.1
Post-Closing Matter.................................................................................................    Section 10.13(a)
Post-Closing Statement.............................................................................................    Section 2.10(b)
Pre-Closing Covenants.....................................................................................................    Section 9.1
Pre-Closing Occurrences...........................................................................................    Section 5.10(b)
Pre-Closing Restructuring................................................................................................    Section 1.1
Pre-Closing Restructuring Documents............................................................................    Section 2.8
Pre-Closing Tax Period....................................................................................................    Section 1.1
Primarily Related to the GES Business...........................................................................    Section 1.1
Prime U.S. Government Contract...............................................................................    Section 5.1(d)
Privacy Policies................................................................................................................    Section 1.1
Privileged Communications....................................................................................    Section 10.13(b)
Proceeding........................................................................................................................    Section 1.1
Purchase Price..................................................................................................................    Section 2.1
Purchased Assets..............................................................................................................    Section 2.4
Purchaser.............................................................................................................................    Preamble
Purchaser 401(k) Plan..............................................................................................    Section 5.8(g)(i)
Purchaser FSAs...........................................................................................................    Section 5.8(h)
Purchaser Indemnified Party............................................................................................    Section 9.2
Purchaser Material Adverse Effect..................................................................................    Section 4.1
Purchaser R&W Insurance Policy...................................................................................    Section 5.7
Purchaser Related Parties............................................................................................    Section 8.2(b)
Purchaser Retained Records........................................................................................    Section 5.5(a)
Purchaser Taxes...............................................................................................................    Section 1.1
Purchaser’s Allocation Notice.......................................................................................    Section 2.11
Registered Business Intellectual Property...................................................................    Section 3.9(a)
Registered Intellectual Property.......................................................................................    Section 1.1
Regulatory Approvals......................................................................................................    Section 1.1
Related to the GES Business............................................................................................    Section 1.1
Releasee.....................................................................................................................    Section 10.7(a)
Releasor.....................................................................................................................    Section 10.7(a)
Replacement Contract...............................................................................................    Section 2.12(c)
Representatives................................................................................................................    Section 1.1
Required Regulatory Approvals......................................................................................    Section 1.1
Retained Business............................................................................................................    Section 1.1
Retained Claims.........................................................................................................    Section 2.5(m)
Retained Liabilities..........................................................................................................    Section 2.7
Review Period...........................................................................................................    Section 2.10(d)
Sample Calculation..........................................................................................................    Section 1.1
Sanctioned Party..............................................................................................................    Section 1.1
Sanctioned Party Lists......................................................................................................    Section 1.1
Sanctions..........................................................................................................................    Section 1.1
SDO...........................................................................................................................    Section 3.11(a)
Seller...................................................................................................................................    Preamble
Seller 401(k) Plan....................................................................................................    Section 5.8(g)(i)
Seller Confidential Information.......................................................................................    Section 1.1
Seller Disclosure Schedules.............................................................................................    Section 1.1
Seller Entities...................................................................................................................    Section 1.1
Seller Entity.....................................................................................................................    Section 1.1
Seller FSAs..................................................................................................................    Section 5.8(h)

Seller Fundamental Representations...........................................................................    Section 7.2(a)
Seller Indemnified Party..................................................................................................    Section 9.3
Seller Marks.....................................................................................................................    Section 1.1
Seller Material Adverse Effect.........................................................................................    Section 3.1
Seller Parent.....................................................................................................................    Section 1.1
Seller Plan........................................................................................................................    Section 1.1
Seller Related Parties..................................................................................................    Section 8.2(b)
Seller Taxes......................................................................................................................    Section 1.1
Seller’s Allocation.........................................................................................................    Section 2.11
Shared Contract................................................................................................................    Section 1.1
Shared Contract Assistance Period............................................................................    Section 2.12(e)
Software...........................................................................................................................    Section 1.1
Solvent.............................................................................................................................    Section 4.8
Subsidiary........................................................................................................................    Section 1.1
Tangible Personal Property..............................................................................................    Section 1.1
Tax...................................................................................................................................    Section 1.1
Tax Proceeding................................................................................................................    Section 1.1
Tax Return.......................................................................................................................    Section 1.1
Taxing Authority..............................................................................................................    Section 1.1
Third-Party Claim....................................................................................................    Section 9.5(c)(i)
Trade Secrets....................................................................................................................    Section 1.1
Trademarks......................................................................................................................    Section 1.1
Transaction Accounting Principles..................................................................................    Section 1.1
Transaction Documents...................................................................................................    Section 1.1
Transaction Expenses.......................................................................................................    Section 1.1
Transactions.....................................................................................................................    Section 1.1
Transferred Books and Records...................................................................................    Section 2.4(f)
Transferred Business Employee............................................................................    Section 5.8(b)(iv)
Transferred Personnel Records...................................................................................    Section 2.4(h)
Transition Services Agreement...............................................................................    Section 2.9(a)(v)
Treasury Regulations.......................................................................................................    Section 1.1
U.K. BTA.........................................................................................................................    Section 1.1
U.K. NewCo.....................................................................................................................    Section 1.1
U.K. NewCo Equity Interests..........................................................................................    Section 1.1
U.S. NewCo.....................................................................................................................    Section 1.1
U.S. NewCo Equity Interests...........................................................................................    Section 1.1
Ultraviolet Contracts................................…................................................................    Section 2.4(s)
Ultraviolet Liabilities...................................................................................................    Section 2.6(i)
under common control with.............................................................................................    Section 1.1
[***]...............................................................................................................................    Section 5.28
VAT.................................................................................................................................    Section 1.1

ARTICLE IIPURCHASE AND SALE; CLOSING
Section 2.1    Purchase Price. In consideration for the NewCo Equity Interests and the Purchased Assets, Purchaser shall (a) pay to Seller an amount in cash equal to (i) nine hundred seventy-five million Dollars ($975,000,000) (the “Base Purchase Price”) plus (ii) the Closing Date Net Working Capital Adjustment Amount minus (iii) the Closing Date Indebtedness minus (iv) the Transaction Expenses (the Base Purchase Price, as so adjusted and finally determined in accordance with Section 2.10, the “Purchase Price”), calculated pursuant to, and at such times as set forth in, this Agreement; and (b) assume the Assumed Liabilities in accordance with Section 2.6. Notwithstanding anything to the contrary herein, if any portion of the Purchase Price is required under applicable Law, or as otherwise agreed between the Parties, to be paid in a currency other than Dollars, the applicable Dollar amount shall be converted into the applicable currency at the Exchange Rate and paid by Purchaser to Seller or the applicable Seller Entity.
Section 2.2    Closing Date. The closing of the Transactions (the “Closing”) shall be held by electronic exchange of documents at 10:00 a.m., New York City time, on the later of (a) the first (1st) Business Day that commences immediately following the Adjustment Calculation Time and (b) April 1, 2023 (provided, that either Party may, in its sole discretion, extend the date in this clause (b) to May 1, 2023 by delivering written notice to the other Party at least three (3) Business Days prior to April 1, 2023) (the date determined in this clause (b), the “Inside Date”) or at such other place, time or date as may be agreed in writing by Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Except for purposes of determining the Closing Date Indebtedness and the Transaction Expenses, the Closing will be deemed to have become effective at 12:01 a.m. New York City time on the Closing Date and for all purposes under this Agreement and each Local Transfer Agreement, to the extent permitted by applicable Law, the Closing will be deemed to have occurred at 12:01 a.m. local time in each applicable jurisdiction on the Closing Date regardless of the actual occurrence of the Closing at any particular time on the Closing Date, or at such other time or date as may be agreed in writing by Seller and Purchaser.

Section 2.3    Purchase and Sale of the NewCo Equity Interests. Upon the terms, and subject to the conditions set forth herein, at the Closing, Seller shall cause each NewCo Equity Seller to, sell, assign, transfer, deliver and convey to Purchaser (or one of its Affiliates), and Purchaser (or such Affiliate) shall purchase, acquire and accept from each such NewCo Equity Seller the applicable NewCo Equity Interests (including the U.S. NewCo Equity Interests and the U.K. NewCo Equity Interests) (free and clear of all Liens other than Liens created by Purchaser or any of the Transaction Documents at the Closing) held by such NewCo Equity Seller, other than any NewCo Equity Interests that are held by another NewCo Entity as of immediately prior to the Closing. (a) Any Purchased Asset or Assumed Liability held by any of the NewCo Entities shall not be transferred to Purchaser pursuant to Section 2.4 or Section 2.6, respectively, but instead shall be indirectly transferred to Purchaser by virtue of the transfer and delivery of the NewCo Equity Interests pursuant to this Section 2.3 and (b) to the extent that all India NewCo Equity Interests are held by U.S. NewCo and U.K. NewCo immediately prior to the Closing, Purchaser shall indirectly acquire the India NewCo Equity Interests by virtue of Purchaser’s direct purchase, acquisition and acceptance of the U.S. NewCo Equity Interests and U.K. NewCo Equity Interests. It is understood that, notwithstanding anything to the contrary set forth in Section 2.18 or otherwise in this Agreement, the U.S. NewCo Equity Interests and the U.K. NewCo Equity Interests shall be sold, assigned, transferred, delivered and conveyed to Purchaser (or one of its Affiliates) at the Closing.

Section 2.4    Purchase and Sale of the Purchased Assets. Upon the terms, and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause each applicable Seller Entity to, sell, assign, transfer, deliver and convey to Purchaser (or one of its Affiliates), and Purchaser or such Affiliate shall purchase, acquire and accept from each applicable Seller Entity, all of such Seller Entity’s right, title and interest in and to the Purchased Assets that are held by such Seller Entity, free and clear of all Liens (other than Permitted Liens). The term “Purchased Assets” means, collectively, all of the following assets, properties and rights, in each case, other than the Excluded Assets:
(a)Each Contract, including those executed after the date of this Agreement, to which Seller or any of its Affiliates is a party and that is (x) (1) exclusively Related to the GES Business or (2) with an SDO or (y) a Shared Contract, including, in the case of clauses (x) and (y), the Contracts set forth in Section 2.4(a) of the Seller Disclosure Schedules; provided in the case of each Shared Contract, if Seller, Purchaser and the applicable counterparty to such Shared Contract agree prior to Closing to enter into a Replacement Contract in accordance with

Section 2.12(c), then such Replacement Contract shall apply for purposes of clause (y) in lieu of such Shared Contract or, if Seller, Purchaser and such counterparty do not so agree to enter into such a Replacement Contract, then such Shared Contract shall be included in clause (y) but only with respect to (and preserving the meaning of) those portions of such Shared Contracts that are Related to the GES Business (collectively, such Contracts that are exclusively Related to the GES Business (as applicable), such Replacement Contracts (if applicable) or portion of such Shared Contracts that are Related to the GES Business, “Business Contracts”); provided, further that (A) such portion of any Shared Contract that is not Related to the GES Business will be retained by the applicable Seller Entity, (B) Seller and Purchaser may mutually agree to update Section 2.4(a) of the Seller Disclosure Schedules no later than one (1) Business Day prior to the Closing Date to account for Business Contracts that were entered into or that have expired or been terminated in accordance with their terms and the terms of this Agreement after the execution of this Agreement and prior to the Closing Date and (C) neither of the Parties shall be obligated to pursue, negotiate or enter into a Replacement Contract with respect to a Shared Contract used by Seller or its Affiliates (other than the NewCo Entities) in connection with the provision of corporate level services of the type provided to the GES Business prior to the Closing, any ministerial or administrative services or any facilities maintenance services, including janitorial services and food services, and such portion of such Shared Contract relating to the GES Business shall not be considered a Business Contract;
(b)Any and all Tangible Personal Property Primarily Related to the GES Business, except for the Tangible Personal Property listed on Section 2.4(b) of the Seller Disclosure Schedules (the “Business Tangible Personal Property”); provided that Seller and Purchaser may mutually agree to update Section 2.4(b) of the Seller Disclosure Schedules no later than one (1) Business Day prior to the Closing Date to account for Tangible Personal Property that has been replaced, purchased, otherwise acquired, sold or otherwise disposed of in the ordinary course in accordance with the terms of this Agreement after the execution of this Agreement and prior to the Closing; provided, further, that notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that any such Tangible Personal Property that would otherwise constitute a Purchased Asset under this clause (b) but is needed by Seller or its Affiliates to provide services pursuant to the Transition Services Agreement will not be transferred to Purchaser at the Closing, but rather on the expiration of the Term (as defined in the Transition Services Agreement) or such earlier date as may be mutually agreed in writing by the Parties;
(c)The Business Intellectual Property, including the right to seek damages for the past, present or future infringement of any Business Intellectual Property (other than with respect to Retained Claims);
(d)The Business Data;
(e)To the extent permitted by the Business Contracts, a copy of the then-current production data (other than Business Data) used by the GES Business and received directly by the GES Business from third-party data suppliers pursuant to Business Contracts;
(f)Any and all claims, causes of action, defenses and rights of offset or counterclaim (in each case, in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent, and including all rights and claims under any and all warranties, representations, indemnities and guarantees made by suppliers, vendors, contractors, manufacturers and licensors in favor of Seller or any of its Affiliates) or settlement agreements (collectively, “Claims”) at any time to the extent Primarily Related to the GES Business (including under Business Contracts) or arising out of or related to the Purchased Assets or the Assumed Liabilities, and the right to retain or receive all proceeds and monies from any Claims to the extent Related to the GES Business; provided that, except as otherwise contemplated by

Article IX, Purchaser shall be entitled to control any Claims that are Primarily Related to the GES Business;
(g)To the extent permitted by applicable Law, originals (or to the extent not available, copies) of any and all documents, books, records, books of account, files and data, catalogs, brochures, sales literature, operating, production and other manuals, specifications, quality control records and procedures, customer and supplier lists, billing records, research and development files, certificates and other documents (collectively, “Books and Records”) Primarily Related to the GES Business and in the possession of or reasonably available to the Seller Entities (the “Transferred Books and Records”), other than (i) any Seller Tax Returns and any Books and Records related to Taxes paid or payable by the Seller Entities or any of their respective Affiliates, other than those exclusively related to the Books and Records of any NewCo Entity, (ii) Business Data (which are addressed in Section 2.4(d)), (iii) all Transferred Personnel Records (which are addressed in Section 2.4(h)) and (iv) any data addressed in Section 2.4(e); provided, that, with respect to any such Books and Records that are Purchased Assets pursuant to this clause (g), the Seller Entities shall be permitted to keep copies of such Books and Records (A) to the extent required to comply with or demonstrate compliance with applicable Law or pursuant to bona fide internal compliance procedures, (B) to the extent related to any Excluded Assets or Seller’s and its Affiliates’ obligations under the Transaction Documents, (C) in the form of so-called “back-up” electronic tapes in the ordinary course of business or (D) to the extent related to Retained Claims;
(h)To the extent permitted by applicable Law, any and all employee or personnel files, in each case, to the extent relating to any Transferred Business Employee (the “Transferred Personnel Records”); provided that, with respect to any such Transferred Personnel Records that are Purchased Assets pursuant to this clause (h), the Seller Entities shall be permitted to keep (A) copies of such Transferred Personnel Records to the extent required to comply with or demonstrate compliance with applicable Law, any requirements of any Governmental Entities or similar governing bodies or pursuant to bona fide internal compliance procedures, (B) copies of such Transferred Personnel Records related to any Excluded Assets, Retained Liabilities or Seller’s and its Affiliates’ obligations under the Transaction Documents and (C) such Transferred Personnel Records in the form of so-called “back-up” electronic tapes in the ordinary course of business; provided, further, that, with respect to any Transferred Business Employee that performs services to the GES Business and any other business of Seller prior to the Closing, Seller shall be entitled to make copies of such Transferred Personnel Records to the extent related to the Retained Business and Seller shall be entitled to deliver such copies to Purchaser and retain the original versions thereof;
(i)All sales, marketing and other promotional information, literature, manuals, marketing studies and other similar materials Primarily Related to the GES Business;
(j)Any and all Current Assets to the extent reflected in the final and binding Post-Closing Statement;
(k)All assets involved in performing any Prime U.S. Government Contract or Business Government Bid that are otherwise necessary to effectuate any FAR Approval;
(l)All right, title and interest in amounts actually received or receivable by Seller or its Affiliates (including accounts receivable and other rights to payments from customers or third parties, whether in respect of products sold or services rendered to customers of the GES Business), in each case, to the extent attributable to the account of the GES Business or otherwise relating to, arising out of or resulting from the conduct of the GES Business or the operation of the Purchased Assets at, prior to or after the Closing, in each case, whether billed or unbilled, and the full benefit of all security for such accounts or rights to payment (collectively, the “Business Receivables”);
(m)All assets related to the Assumed Plans that can be transferred by Contract or applicable Law, if any;
(n)The goodwill of the GES Business;
(o)All prepaid royalties, expenses, deposits and refunds to the extent Related to the GES Business, other than those related to Taxes;
(p)All inventory Primarily Related to the GES Business (the “Business Inventory”);
(q)Any and all Business Information Technology;
(r)All rights to reimbursements, refunds, indemnification, hold-harmless or similar rights from third parties to the extent relating to the acquisition or conduct of any part of the GES Business;
(s)The Contracts Primarily Related to Ultraviolet (the “Ultraviolet Contracts”); and
(t)Except for any assets, properties or other rights that are of a subject matter contemplated by the foregoing clauses (a) – (s), all other assets, properties and rights that are Primarily Related to the GES Business.
The Parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (u) in this Section 2.4; such fact does not imply either that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required. The fact that an asset, property or right may be excluded under one clause does not imply that it is not intended to be included under another clause.
Section 2.5    Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, Seller shall, and shall cause the other Seller Entities to, retain and not sell, assign, transfer, deliver or convey, and Purchaser shall not purchase, acquire or accept, any Excluded Assets. The term “Excluded Assets” means, collectively, all of the following assets, properties and rights:
(a)Any and all assets related to the Benefit Plans (other than with respect to any Assumed Plan);
(b)Any and all Intellectual Property (including the Seller Marks), other than the Business Intellectual Property;
(c)Any and all Contracts to which Seller or any of its Affiliates is a party, including (and preserving the meaning of) those portions of Shared Contracts that are not Related to the GES Business, other than the Business Contracts;
(d)Any and all owned and leased real property and other interests in real property;
(e)Any and all Tangible Personal Property, other than the Business Tangible Personal Property;

(f)Any and all Information Technology, other than the Business Information Technology;
(g)Any and all refunds of Seller Taxes to which Seller is entitled pursuant to Section 6.1(e) of this Agreement;
(h)Any Seller Tax Returns and other Books and Records related to Taxes paid or payable by Seller, the Seller Entities, the NewCo Equity Sellers or any of their respective Affiliates, other than the Transferred Books and Records and Transferred Personnel Records;
(i)Any Books and Records, other than the Transferred Books and Records and Transferred Personnel Records;
(j)Any and all Cash amounts (net of issued but uncleared checks and drafts written or issued by such Person), and any and all bank accounts, trade receivables, accounts receivable, current assets, prepaid expenses and security deposits, in each case, other than the Business Receivables and Current Assets to the extent reflected in the final and binding Post-Closing Statement;
(k)All Books and Records related to the Retained Claims, other than the Transferred Books and Records and Transferred Personnel Records;
(l)Except as set forth in, and subject to, Section 5.10, any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies for all periods before, through and after the Closing;
(m)Except as set forth in Section 2.4(f), any and all claims, causes of action, defenses and rights of offset or counterclaim (in each case, in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent, and including all rights and claims under any and all warranties, representations, indemnities and guarantees made by suppliers, vendors, contractors, manufacturers and licensors in favor of Seller or any of its Affiliates) or settlement agreements, in each case at any time to the extent arising out of or related to any of the Excluded Assets or Retained Liabilities (including all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers and licensors in favor of Seller or any of its Affiliates in relation to any Excluded Assets), and the right to retain all proceeds and monies therefrom (collectively, the “Retained Claims”); it being hereby understood that Seller shall be entitled to control only the Retained Claims that are not Primarily Related to the GES Business;
(n)Subject to Section 10.13(b), (i) all attorney-client privilege and attorney work-product protection of Seller or any of Seller’s Affiliates or associated with the GES Business, in each case, as a result of legal counsel representing Seller or the GES Business in connection with the Transactions, (ii) all documents subject to the attorney-client privilege or work-product protection described in clause (i) of this paragraph and (iii) all documents (including any documents subject to attorney-client privilege and attorney work-product protection) maintained by Seller in connection with the negotiation and performance by Seller of the Transactions or the transactions contemplated by any of the other Transaction Documents;
(o)Any and all assets set forth in Section 2.5(o) of the Seller Disclosure Schedules;

(p)Any and all assets, businesses, properties, rights and claims of the Seller Entities or any of their respective Affiliates that do not constitute Purchased Assets;
(q)All rights of Seller and its Affiliates (other than the NewCo Entities) under this Agreement or the other Transaction Documents or any document delivered or received in connection herewith or therewith (including the U.K. BTA);
(r)All assets used by Seller or its Affiliates (other than the NewCo Entities) in connection with the provision of corporate level services of the type provided to the GES Business prior to the Closing;
(s)All assets used by Seller or its Affiliates to provide services pursuant to the Transition Services Agreement; and
(t)Except to the extent expressly contemplated by this Agreement or the other Transaction Documents, all intercompany receivables owed by any of the NewCo Entities, on the one hand, to Seller or any of its Affiliates (other than the NewCo Entities), on the other hand.
The Parties acknowledge and agree that, except as otherwise provided in this Agreement or in any other Transaction Document, neither Purchaser nor any of its Affiliates will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets.

Section 2.6    Assumed Liabilities. Upon the terms, and subject to the conditions, set forth herein, effective at the time of the Closing, Purchaser (or one of its Affiliates) shall assume, and hereby agrees to pay, satisfy, discharge or perform, all of the following Liabilities of Seller, the Seller Entities and their applicable Affiliates (other than the NewCo Entities), in each case, whether accruing prior to, at or after the Closing, known or unknown, fixed or contingent, asserted or unasserted (collectively, the “Assumed Liabilities”):
(a)Liabilities for which Purchaser or any of its Affiliates expressly has responsibility pursuant to this Agreement or any other Transaction Document;
(b)Any and all Liabilities solely to the extent relating to, arising out of or resulting from the Business Contracts;
(c)All accounts payable, trade accounts payable and trade obligations to the extent relating to, arising out of or resulting from the conduct of the GES Business or the operation of the Purchased Assets (i) at or prior to the Closing, solely to the extent reflected in the final and binding Post-Closing Statement or (ii) after the Closing;
(d)Any Current Liabilities and Indebtedness solely to the extent reflected in the final and binding Post-Closing Statement;
(e)Any and all Liabilities solely to the extent arising out of or relating to any future businesses, operations, products, licensing or commercial practices or properties of or associated with the Purchased Assets, the Assumed Liabilities or the GES Business;
(f)Any and all Liabilities for Purchaser Taxes;
(g)Except as otherwise provided in this Agreement (including Section 5.8), any and all Liabilities (i) in respect of Transferred Business Employees and in respect of Business Contracts with individual service providers who primarily provide services to the GES

Business (“Individual Service Providers”), whether arising at, prior to or after the Closing, (ii) relating to or arising under any Benefit Plan that is required to be transferred to Purchaser under applicable Law or (iii) relating to or arising under any Assumed Plan;
(h)Any and all Liabilities in respect of any Proceeding, audit, review, inquiry, or examination, whether class, individual or otherwise in nature, in law or in equity, whether or not presently threatened, asserted or pending, solely to the extent arising out of, resulting from or to the extent related to, the GES Business or the operation or conduct of the GES Business at, prior to or after the Closing;
(i)Subject to [***], the Liabilities Primarily Related to Ultraviolet (the “Ultraviolet Liabilities”); and
(j)All other Liabilities that are not the subject of clauses (a) through (i) of this Section 2.6 to the extent Primarily Related to the GES Business and/or Purchased Assets or to the extent related to the operation or the GES Business and/or Purchased Assets, in each case, whether arising at or prior to the Closing, or related in any way to the GES Business and/or the Purchased Assets after the Closing, in each case, except to the extent otherwise expressly provided for in this Agreement or any other Transaction Document that such Liability shall be borne by Seller.
The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (a) through (j) of this Section 2.6; such fact does not imply that (i) such Liability shall be transferred more than once or (ii) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another clause.
Section 2.7    Retained Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Seller shall, and shall cause the other Seller Entities to, retain and not sell, assign, transfer, deliver or convey, and Purchaser shall not assume or accept, any of the following Liabilities of Seller or any of its Affiliates (collectively, the “Retained Liabilities”); provided that Retained Liabilities shall not include any Assumed Liabilities:
(a)Liabilities for which Seller or any of its Affiliates expressly has responsibility pursuant to this Agreement or any other Transaction Document;
(b)Any and all Liabilities solely to the extent relating to, arising out of or resulting from Contracts to which Seller or any of its Affiliates is a party, other than the Business Contracts;
(c)Any and all Liabilities in respect of any Proceeding, audit, review, inquiry or examination, whether class, individual or otherwise in nature, in law or in equity, whether or not presently threatened, asserted or pending, solely to the extent arising out of, resulting from or related to, the Retained Businesses or the operation or conduct of the Excluded Assets at, prior to or after the Closing;
(d)All intercompany payables owed by Seller or any of its Affiliates (other than the NewCo Entities), on the one hand, to any of the NewCo Entities, on the other hand;
(e)Except as set forth in Section 2.6(g) or Section 5.8, Liabilities relating to or arising under any Benefit Plan;
(f)Any and all Indebtedness of Seller or any of its Affiliates (to the extent not included in the calculation of Closing Date Indebtedness);

(g)All fees, costs and expenses incurred by Seller and/or its Affiliates in connection with this Agreement and/or the Transactions and/or related to the solicitation of any other potential buyers of the GES Business, the NewCo Entities and/or the Purchased Assets or the consideration of strategic alternatives with respect thereto (to the extent not included in the calculation of Transaction Expenses);
(h)Any and all Liabilities arising from or relating to any Proceeding involving Seller, any of its Affiliates or any of their respective directors or officers relating to or arising from this Agreement or the Transactions;
(i)Any and all Liabilities arising from or relating to the assets set forth in Section 2.7(i) of the Seller Disclosure Schedules;
(j)Any and all Liabilities for Seller Taxes; and
(k)All other Liabilities that are not the subject of clauses (a) through (j) of this Section 2.7 to the extent (i) related to, arising out of or resulting from the Retained Business or the Excluded Assets or (ii) not Primarily Related to the GES Business and/or the Purchased Assets, in each case, whether arising at or prior to the Closing.
Seller and Purchaser acknowledge and agree that neither Purchaser nor any of its Affiliates will be required to assume or accept any Retained Liabilities. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another clause.
Section 2.8    Pre-Closing Restructuring. Prior to the Closing, Seller shall, and shall cause its applicable Affiliates to, use reasonable best efforts to effect the Pre-Closing Restructuring in accordance with the Master Step Plan, as it may be amended in accordance herewith; provided that, the failure to complete any step set forth on Exhibit A prior to the Closing, the completion of which is not a Closing condition under Section 7.1(c), shall not constitute a failure to perform, or breach or violation of, this Section 2.8 to the extent that Seller has used reasonable best efforts to cause such step to have been completed prior to the Closing; provided, further, that Seller shall, and shall cause its applicable Affiliates, to continue to use reasonable best efforts following the Closing to complete any portion of the Pre-Closing Restructuring not completed by the Closing, including in order to effect any Deferred Transfers. Seller shall (a) provide Purchaser with a reasonable opportunity to review any and all drafts of all certificates, filings and documentation (and any amendments or supplements thereto) relating to the Pre-Closing Restructuring (the “Pre-Closing Restructuring Documents”), drafts of which shall be delivered to Purchaser at least seven (7) Business Days in advance of the effectiveness of the transactions contemplated therein or, if earlier, the execution thereof, (b) reasonably consult with Purchaser and consider Purchaser’s comments, if any, on such Pre-Closing Restructuring Documents in good faith and (c) in the event that Seller has not complied with clause (a) and clause (b), not execute any Pre-Closing Restructuring Document or consummate any transactions contemplated therein with respect to any sale, assignment, transfer, delivery or conveyance of any Purchased Assets or the assumption of any Assumed Liabilities, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). An executed version of each of the Pre-Closing Restructuring Documents shall promptly be provided to Purchaser upon its execution. The Parties hereby acknowledge that, in order to facilitate the proper transfer of the Purchased Assets, the Assumed Liabilities and certain of the Transferred Business Employees to Purchaser and/or proper retention of the Excluded Assets and the Retained Liabilities by Seller and its Affiliates (other than the NewCo Entities), Seller shall, and shall cause its applicable Affiliates to, contribute or otherwise transfer some or all of the Purchased Assets, the Assumed Liabilities and certain of the Transferred Business Employees to the NewCo Entities (other than U.K. NewCo) in accordance with the terms of the

Pre-Closing Restructuring. Notwithstanding anything to the contrary herein, each Purchased Asset, Assumed Liability and Transferred Business Employee so transferred to or assumed by one of the NewCo Entities (and, in the case of U.K. NewCo, each Purchased Asset, Assumed Liability and Transferred Business Employee already, prior to or as of the date of this Agreement, transferred to or assumed by U.K. NewCo) shall not be transferred to or assumed by Purchaser pursuant to Section 2.4 or Section 2.6, respectively, but instead shall be indirectly contributed or otherwise transferred to and assumed by Purchaser by virtue of the transfer of the NewCo Equity Interests. The Parties further hereby acknowledge that, immediately following completion of the Pre-Closing Restructuring, the India NewCo Equity Interests will be held entirely by U.S. NewCo and U.K. NewCo, and, notwithstanding anything to the contrary herein, the India NewCo Equity Interests shall not be transferred directly to Purchaser, but instead shall be indirectly purchased, acquired and accepted by Purchaser by virtue of the purchase, acquisition and acceptance of the NewCo Equity Interests pursuant to Section 2.3. Notwithstanding anything in this Agreement to the contrary, following the date of this Agreement and prior to the Closing, Seller may amend the Master Step Plan as may be reasonably necessary or desirable to implement the Pre-Closing Restructuring; provided that (A) any such amendment (x) shall not increase the Purchase Price or Purchaser Taxes, result in any unreimbursed cost, expense or Tax to Purchaser or any NewCo Entity (other than any cost, expense or Tax associated with Purchaser’s review of such amended Master Step Plan, including the fees and expenses of outside counsel and other professional advisors, which shall be the sole cost and expense of Purchaser), or any modification to the form of, or U.S. tax classification of any NewCo Entity, (y) that would reasonably be expected to have an adverse effect, other than a de minimis adverse effect, on the NewCo Entities (taken as a whole), Purchaser, Purchaser’s Affiliates, the GES Business (taken as a whole) or the Purchased Assets (taken as a whole), or otherwise reduce, other than in de minimis respects, the scope of the Purchased Assets or increase, other than in de minimis respects, the scope of Assumed Liabilities, may, in each case, be made only with the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed) and (B) Seller and its Affiliates shall bear any incremental costs, expenses and Taxes resulting from any changes to the Pre-Closing Restructuring in connection with any amendment to the Master Step Plan (other than any cost and expense associated with Purchaser’s review of such amended Master Step Plan, including the fees and expenses of outside counsel and other professional advisors, which shall be the sole cost and expense of Purchaser). Seller shall provide Purchaser with a reasonable opportunity to review drafts of any proposed amendments to the Master Step Plan no later than seven (7) Business Days in advance of the effectiveness of the applicable step in the Master Step Plan contemplated to be amended therein and Seller will reasonably consult with, and consider in good faith any comments of, Purchaser in connection with any amendment to the Master Step Plan and shall promptly provide Purchaser with a copy of any such Master Step Plans as amended.
Section 2.9    Closing Deliveries.
(a)At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or one or more Seller Entities designated by Seller):
(i)payment, by wire transfer(s) to a bank account designated in writing by Seller (such designation to be made by Seller at least three (3) Business Days prior to the Closing Date), a cash amount in immediately available funds equal to the Estimated Purchase Price;
(ii)the certificate to be delivered pursuant to Section 7.3(c);
(iii)a counterpart signature page, duly executed by Purchaser, to a cross-receipt evidencing receipt of the Estimated Purchase Price by Seller and/or the applicable Seller Entity and receipt of the Purchased Assets by Purchaser (the “Cross Receipt”);
(iv)a counterpart signature page, duly executed by Purchaser, to the Assignment and Assumption Agreement and Bill of Sale for the Purchased Assets and the Assumed Liabilities, by and between the Seller Entities and Purchaser, in a form to be mutually agreed between Purchaser and Seller (the “Assignment and Assumption Agreement and Bill of Sale”);
(v)a counterpart signature page, duly executed by Purchaser, to the Transition Services Agreement, in substantially the form attached as Exhibit B hereto (the “Transition Services Agreement”);
(vi)a counterpart signature page, duly executed by Purchaser, to the applicable Local Transfer Agreements (as defined below) relating to the NewCo Equity Interests, Purchased Assets or Assumed Liabilities being transferred or assumed at the Closing (and not subject to any Deferred Transfer);
(vii)a counterpart signature page, duly executed by Purchaser or one of its post-Closing Subsidiaries to an agreement pursuant to which Purchaser or one of its post-Closing Subsidiaries will provide the Goldfire product to Seller or one of its Affiliates on arm’s length terms (including price), with such terms and conditions and in a form to be mutually agreed between Purchaser and Seller (the “Goldfire Agreement”);
(viii)a counterpart signature page, duly executed by Purchaser, to the Subcontract Agreement; and
(ix)payment, by wire transfer(s) to such bank accounts designated in writing by Seller (such designation to be made by Seller at least three (3) Business Days prior to the Closing Date), of cash amounts in immediately available funds as is necessary to pay any Transaction Expenses required to be paid at the Closing.
(b)At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:
(i)the certificate to be delivered pursuant to Section 7.2(c);
(ii)a counterpart signature page, duly executed by each Seller Entity named as a party thereto, to the Cross Receipt;
(iii)a counterpart signature page, duly executed by each Seller Entity named as a party thereto, to the Assignment and Assumption Agreement and Bill of Sale;
(iv)a counterpart signature page, duly executed by Seller Parent, to the Transition Services Agreement;
(v)a duly executed IRS Form W-9 from each Seller Entity (or, if such Seller Entity is a “disregarded entity” for U.S. federal income Tax purposes, its regarded owner) and NewCo Equity Seller, as applicable, that is a U.S. Person, within the meaning of Section 7701(a)(30) of the Code, or a duly executed applicable IRS Form W-8 from each Seller Entity (or, if such Seller Entity is a “disregarded entity” for U.S. federal income Tax purposes, its regarded owner) and NewCo Equity Seller, as applicable, that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code; provided, that Purchaser’s sole recourse in the event of any failure of any Seller Entity or NewCo

Equity Seller to deliver a duly executed IRS Form W-9 or applicable IRS Form W-8 shall be to withhold against the Purchase Price in accordance with Section 2.16 to the extent required by applicable Law;
(vi)a counterpart signature page, duly executed by each applicable Seller Entity named as a party thereto, to the applicable Local Transfer Agreements relating to the NewCo Equity Interests, Purchased Assets or Assumed Liabilities being transferred or assumed at the Closing (and not subject to any Deferred Transfer);
(vii)a counterpart signature page, duly executed by Seller or its applicable Affiliates named as a party thereto, to the Goldfire Agreement;
(viii)instruments of transfer for transfer of the NewCo Equity Interests, duly executed by the applicable NewCo Equity Sellers for each applicable NewCo Entity being transferred at the Closing (and not subject to any Deferred Transfer); provided that the failure to deliver at the Closing an instrument of transfer with respect to the NewCo Equity Interests of any NewCo Entity that are not transferred to Purchaser at the Closing in accordance with Section 2.18 shall not constitute a failure to perform, or breach or violation of, this clause (viii) to the extent that Seller has used reasonable best efforts to cause such portion of the Pre-Closing Restructuring to have been completed prior to the Closing;
(ix)a counterpart signature page, duly executed by each Seller Entity, to the Subcontract Agreement; and
(x)subject to applicable Law, written resignations (or evidence of removal) of each of the directors and officers of each of the NewCo Entities as Purchaser may request at least five (5) Business Days prior to the Closing Date, with such resignations or removal effective as of the Closing.
Section 2.10    Adjustment to Base Purchase Price.
(a)Not less than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Purchaser a written statement (the “Estimated Closing Statement”) setting forth (i) Seller’s good faith estimate of Closing Date Net Working Capital (such estimate, the “Estimated Closing Date Net Working Capital”), Closing Date Indebtedness (such estimate, the “Estimated Closing Date Indebtedness”), and the Transaction Expenses (such estimate, the “Estimated Transaction Expenses”), (ii) Seller’s good faith calculation of the Estimated Closing Date Net Working Capital Adjustment Amount and (iii) on the basis of the foregoing, a calculation of the Estimated Purchase Price, together with reasonable supporting information, schedules and data as may be appropriate with respect to the calculation of all such amounts. The Estimated Closing Statement shall set forth the calculations of such amounts in a manner consistent with Section 2.10(h). Seller shall reasonably consider in good faith any revisions to the Estimated Closing Statement proposed by Purchaser prior to the Closing; provided that, the Estimated Closing Statement delivered by Seller, as revised in accordance with this sentence (if applicable), shall be binding on the Parties for purposes of the Estimated Purchase Price and such requirement to consider in good faith any proposed revisions shall not delay the Closing.
(b)As promptly as reasonably practicable, and in any event no later than ninety (90) days after the Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Purchaser a written statement (the “Post-Closing Statement”), setting forth (i) Seller’s good faith calculation of Closing Date Net Working Capital, Closing Date Indebtedness and Transaction Expenses, (ii) Seller’s good faith calculation of the Closing Date Net Working

Capital Adjustment Amount and (iii) on the basis of the foregoing, a calculation of the Purchase Price, together with all reasonable supporting information, schedules and data upon which such statement is based. In no event shall the Post-Closing Statement be permitted to be delivered on more than one occasion or amended subsequent to the initial submission. The Post-Closing Statement shall set forth the calculations of such amounts in a manner consistent with Section 2.10(h).
(c)From the Closing through the date that the Post-Closing Statement becomes final and binding on the Parties, Purchaser shall permit Seller and its Affiliates and their respective Representatives to have reasonable access (including the right to make copies) during normal business hours, upon reasonable prior notice to Purchaser, to Purchaser’s and its Affiliates’ (including the NewCo Entities’) books, records and computations relating to the Post-Closing Statement, Closing Date Net Working Capital, Closing Date Indebtedness, Transaction Expenses, the Closing Date Net Working Capital Adjustment Amount and the Purchase Price and to discuss the foregoing with Representatives of the GES Business and, in connection with Seller’s preparation of the Post-Closing Statement, Purchaser shall and shall cause its Affiliates and Representatives to provide reasonable assistance during normal business hours, upon reasonable prior notice to Purchaser, to Seller in connection therewith. In exercising its rights hereunder, Seller shall, and shall instruct its Affiliates and Representatives to, conduct itself or themselves, as applicable, so as not to unreasonably interfere in the conduct of the businesses of Purchaser and its Affiliates, including the GES Business, following the Closing.
(d)Until 11:59 p.m. Eastern Time on the date that is the sixtieth (60th) day following receipt by Purchaser of the Post-Closing Statement (such sixty (60) day period, the “Review Period”), Purchaser shall be entitled to deliver written notice to Seller of any dispute (a “Dispute”) Purchaser has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, however, that the Dispute Notice shall be permitted to include only objections and calculations based on (A) non-compliance with this Agreement or the Transaction Accounting Principles and (B) mathematical errors in the calculation of the amounts on the Post-Closing Statement; provided, further, that if Purchaser does not deliver any Dispute Notice to Seller prior to the expiration of the Review Period, the Post-Closing Statement will be final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail the basis for the Dispute, the amount(s) involved and Purchaser’s good faith determination of the (i) Closing Date Net Working Capital, Closing Date Indebtedness and Transaction Expenses, (ii) Closing Date Net Working Capital Adjustment Amount and (iii) on the basis of the foregoing, a calculation of the Purchase Price. Upon receipt by Seller of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any Dispute set forth therein. If Seller and Purchaser reach an agreement in writing as to any such Dispute that they may have with respect to the matters specified in the Dispute Notice within the Dispute Resolution Period (as defined below), the amounts so agreed shall be final and such agreement shall be deemed to be final, conclusive and binding for purposes of this Section 2.10(d). If Purchaser and Seller fail to resolve any Dispute within thirty (30) days (or a different number of days as may be mutually agreed in writing by the Parties) after delivery of the Dispute Notice (such thirty (30) day or other mutually agreed period, the “Dispute Resolution Period”), then either Purchaser or Seller may submit such Dispute to a nationally recognized accounting or other firm with an active practice area focused on purchase price dispute resolution in connection with mergers and acquisitions reasonably agreeable to each of Seller and Purchaser, solely for resolution of those items on the Dispute Notice that remain in Dispute (the “Items”); provided that, if Seller and Purchaser are unable to agree on the Independent Accounting Firm within ten (10) Business Days, then either Party may request the American Arbitration Association to appoint a partner in an independent accounting firm who is a certified public accountant, independent and impartial, with at least ten (10) years of dispute resolution experience related to purchase price adjustment disputes (the accounting firm that is ultimately engaged pursuant to this Section 2.10(d), the “Independent Accounting Firm”). The Parties shall jointly engage the Independent Accounting Firm (including through the execution and delivery of a customary engagement letter upon request), within ten (10) Business Days following the expiration of the Dispute Resolution Period or submission of the Items to the Independent Accounting Firm, whichever is later. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, each of Purchaser and Seller shall prepare and submit a written statement of proposed resolution of each Item, with supporting documentation, as applicable, to the Independent Accounting Firm and the other Party. Each of Seller and Purchaser shall have ten (10) days after receipt of the other Party’s written statement to deliver to the Independent Accounting Firm and the other Party written rebuttal thereto (if applicable). In resolving the Items, the Independent Accounting Firm shall act as an expert and not as an arbitrator, and shall have exclusive jurisdiction over, and resorting to the Independent Accounting Firm as provided in this Section 2.10(d) shall be the only recourse and remedy of the Parties with respect to, any Disputes arising out of, relating to or resulting from the calculation of, and any adjustments to, the Closing Date Net Working Capital, Closing Date Indebtedness, Transaction Expenses, Closing Date Net Working Capital Adjustment Amount and the Purchase Price. Each of Purchaser and Seller shall instruct the Independent Accounting Firm to fully and finally resolve the Items by written determination to be rendered as soon as practicable and in any event within twenty (20) days after the later of the submission of the opening written statement(s) or the rebuttal statement(s), as applicable; provided that any failure of the Independent Accounting Firm to deliver its written determination within such time period shall not constitute a defense or objection to the finality or enforcement of such determination. The Independent Accounting Firm shall make such written final determination regarding the appropriate amount of each of the Items based solely on the written statement(s) of Purchaser, on the one hand, and of Seller, on the other hand, supporting information submitted by Purchaser and Seller and the terms of this Agreement (i.e., not on the basis of an independent review). With respect to each Item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in the Post-Closing Statement or Dispute Notice, as applicable. Notwithstanding the foregoing, the scope of the Disputes to be resolved by the Independent Accounting Firm shall be limited to whether each Item was properly calculated in accordance with this Agreement, including the Transaction Accounting Principles (as applicable) and the definitions set forth herein. Neither Seller nor Purchaser shall authorize the Independent Accounting Firm to modify or amend any term or provision hereof or modify items previously agreed in writing between Seller and Purchaser. A copy of all materials submitted to the Independent Accounting Firm shall be provided by Seller or Purchaser, as applicable, to the other Party concurrently with the submission thereof to the Independent Accounting Firm. Neither Seller nor Purchaser may disclose to the Independent Accounting Firm, and the Independent Accounting Firm may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either Seller or Purchaser unless otherwise agreed by Seller and Purchaser. Neither Seller nor Purchaser shall communicate with the Independent Accounting Firm unless the other Party is present or party to such communication. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, shall be final, conclusive and binding on the Parties absent Fraud or manifest error. The Parties agree that any adjustment as determined pursuant to this Section 2.10(d) shall be treated as an adjustment to the Purchase Price, except as otherwise required by Law.
(e)All fees and expenses charged by the Independent Accounting Firm shall be borne by Seller and Purchaser in proportion to the allocation of the Dollar value of the amounts in dispute between Seller and Purchaser resolved by the Independent Accounting Firm, such that the Party prevailing on the greatest Dollar value of such Disputes pays the lesser proportion of the fees. For example, should the items in dispute total one thousand Dollars ($1,000) and the Independent Accounting Firm awards six hundred Dollars ($600) in favor of Seller’s position, then sixty percent (60%) of the fees and expenses of its review would be borne by Purchaser and forty percent (40%) of the fees and expenses of its review would be borne by Seller.
(f)For purposes of complying with the terms set forth in this Section 2.10, each of Seller and Purchaser shall reasonably cooperate with and provide to each other and their respective Representatives reasonable access (including the right to make copies) during normal business hours, upon reasonable prior notice to the other Party, to all information, books, records and data, in each case to the extent related to the calculation of the Estimated Purchase Price submitted by Seller, Purchase Price submitted by Seller, or the Dispute Notice submitted by Purchaser, and all personnel involved in preparing such calculation or the Dispute Notice, as applicable, and shall permit access to its respective facilities and personnel as may be reasonably required in connection with the preparation and analysis of, the Estimated Closing Statement, the Post-Closing Statement or the Dispute Notice, as applicable, and the resolution of any Disputes. In exercising their rights hereunder, each Party shall, and shall instruct its Affiliates and their respective Representatives to, conduct themselves so as not to unreasonably interfere in the conduct of the businesses of the other Party and its Affiliates following the Closing. In the event that any of Seller or Purchaser, as applicable, does not comply with the first sentence of this Section 2.10(f) in a manner which delays in any material respect the ability of (x) Seller to submit the Post-Closing Statement pursuant to Section 2.10(b) or (y) Purchaser to submit (or not submit) the Dispute Notice pursuant to Section 2.10(d), in each case, in the applicable time period set forth in such Sections, then, if such non-compliance is not cured within five (5) days of delivery of written notice from the other Party setting out in reasonable detail such non-compliance and the information to which it relates, the applicable time period shall be extended by one (1) day for each additional day required for the non-complying Party, its Affiliates and Representatives, as applicable, to reasonably comply with the request that is the subject of such written notice.
(g)If the Purchase Price as finally determined pursuant to this Section 2.10 exceeds the Estimated Purchase Price, Purchaser shall pay, or cause to be paid, to Seller an amount in cash equal to such excess by wire transfer of immediately available funds to an account designated in writing by Seller, and if the Purchase Price as finally determined pursuant to this Section 2.10 is less than the Estimated Purchase Price, then Seller shall pay, or cause to be paid, to Purchaser an amount in cash equal to such difference by wire transfer of immediately available funds to an account designated in writing by Purchaser. Any payment required to be made pursuant to this Section 2.10(g) shall be made within five (5) Business Days of the date on which the Purchase Price is finally determined pursuant to this Section 2.10.
(h)Each of the Estimated Closing Statement (including the Estimated Purchase Price and components thereof) and the Post-Closing Statement (including the Purchase Price and components thereof) shall be prepared and calculated (i) in accordance with the definitions of such terms contained in this Agreement and the Transaction Accounting Principles (as applicable) and (ii) on the basis that the GES Business is a going concern and shall exclude any fees or expenses incurred pursuant to responding to any requests initiated by Purchaser or any of its Affiliates. The Parties expressly agree and acknowledge that the purpose of preparing the calculations and purchase price adjustment under this Section 2.10 is to give effect only to the arithmetic difference between items in the Estimated Closing Statement and the Post-Closing Statement, and, in undertaking the processes pursuant to this Section 2.10, the Parties shall not introduce different accounting methods, policies, principles, practices, procedures, classifications, estimation methodologies or judgments (including with respect to management discretion and judgment) in contravention of the Transaction Accounting Principles. The Post-Closing Statement (including the Purchase Price and components thereof) shall be based solely on facts and circumstances as they exist as of the Adjustment Calculation Time (with respect to Closing Date Net Working Capital and Closing Date Indebtedness) and as of immediately prior to the Closing (with respect to Transaction Expenses), and no Effect, including any market or business development or change in GAAP or applicable Law, arising or occurring after such time, as applicable, shall be taken into consideration in the calculations to be made pursuant to this Section 2.10.
Section 2.11    Purchase Price Allocation. Seller and Purchaser shall, for U.S. federal income Tax purposes (and any applicable U.S. state or U.S. local Tax purposes), treat the purchase of the NewCo Equity Interests as a purchase of the assets of each of the NewCo Entities. The Purchase Price (as finally determined pursuant to Section 2.10) and any other items that are treated as additional consideration for Tax purposes as of the Closing Date shall be allocated amongst the assets of the NewCo Entities and the Purchased Assets in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. No later than sixty (60) days after the date on which the Purchase Price is finally determined pursuant to Section 2.10, Seller shall deliver to Purchaser a proposed allocation of the Purchase Price (as finally determined pursuant to Section 2.10) and any other items that are treated as additional consideration for Tax purposes as of the Closing Date (“Seller’s Allocation”). If Purchaser disagrees with Seller’s Allocation, Purchaser may, within thirty (30) days after delivery of Seller’s Allocation, deliver a written notice (“Purchaser’s Allocation Notice”) to Seller to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation. If Purchaser’s Allocation Notice is duly delivered, Seller and Purchaser shall, during the twenty (20) days following such delivery, attempt in good faith to resolve any disputed items or amounts in order to determine the allocation of the Purchase Price (as finally determined pursuant to Section 2.10) and any other items that are treated as additional consideration for Tax purposes. If Seller and Purchaser are unable to agree to an allocation of the Purchase Price, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Seller and Purchaser. The allocation, as finalized pursuant to this Section 2.11 (the “Allocation”), shall be final, conclusive and binding on the Parties. Seller and Purchaser shall not, and shall cause their respective Affiliates not to, take any position inconsistent with the Allocation on any relevant Tax Return or in any relevant Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law).
Section 2.12    Non-Assignment; Consents.
(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, deliver or convey any assets, Contracts or rights, including any Purchased Asset, if an attempted sale, assignment, transfer or conveyance thereof would, without receiving any Regulatory Approval or other approval, authorization or consent of, filing or registration with, notification to, or granting or issuance of any Permit, order or waiver by, any third party, including any Governmental Entity (collectively, “Approval” and such assets, Contracts and rights that, in each case, would otherwise be considered Purchased Assets, collectively, the “Non-Assignable Assets”), (i) be prohibited by applicable Law or Contract, (ii) constitute a breach or other contravention of any such Law or Contract, or result in an acceleration of the rights of termination of any counterparty (including in the case of any request for approval or consent, in which case no such request shall be made without the agreement of the Parties), (iii) be ineffective, void or voidable or (iv) subject Seller, any of its Subsidiaries, Purchaser, or any of their respective officers, directors, agents or Affiliates to any civil or criminal liability, unless and until such Regulatory Approval or other Approval (including in the case of any rights of termination) is obtained, it being understood that, subject to Seller’s and its Affiliates’ compliance with their obligations set forth in Section 5.1 and Section 5.27, the receipt of any Approval (other than the Approvals described in Section 7.1(a)) is not a condition to the Closing and that the Closing shall proceed in accordance with this Agreement, and Purchaser shall pay the full Estimated Purchase Price at the

Closing without the sale, assignment, conveyance, transfer or delivery of such Non-Assignable Assets.
(b)From the date of this Agreement and continuing until the earlier of one (1) year following the Closing Date and the valid termination of this Agreement pursuant to Article VIII, Seller and Purchaser shall use reasonable best efforts to obtain, or cause to be obtained, any Approval (other than (x) Regulatory Approvals, which is governed by Section 5.1, and (y) with respect to Shared Contracts, which is governed by Section 2.12(c)) required to sell, assign or transfer the Non-Assignable Assets and, subject to the consummation of such sale, assignment or transfer, to obtain the unconditional release of Seller and its Affiliates with respect to any Assumed Liabilities related to such Non-Assignable Assets so that Purchaser and its Affiliates shall be solely responsible for such Assumed Liabilities from and after the Closing. If any such Approval is not obtained prior to the Closing, until the earliest of (i) such time as any such Approval is obtained, (ii) one (1) year following the Closing Date (or, in connection with any FAR Approval, eighteen (18) months following the Closing Date), and (iii) with respect to a Non-Assignable Asset that is a Contract, (A) the expiration of the term of such Contract (including its current term and any renewal terms that are automatically renewed or may be renewed by Seller or one of its Subsidiaries without the consent of the counterparty thereto (to the extent actually renewed at the request of Purchaser)) or (B) the execution of a Replacement Contract following the Closing by Purchaser or its Affiliate (the “General Non-Assignable Asset Assistance Period”), then each of Seller and Purchaser shall reasonably cooperate with each other, to the extent permitted by such Contract and applicable Law, to establish an agency relationship or other similar arrangement reasonably acceptable to Purchaser and Seller under which (x) Purchaser would obtain, to the fullest extent practicable and not prohibited by any applicable Law or any Contract, the claims, rights and benefits of any such Non-Assignable Assets (and Seller would enforce such claims, rights and benefits at the direction of and for the benefit of Purchaser) and (y) Purchaser will assume and bear the costs and the corresponding Assumed Liabilities thereunder in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) and pay, satisfy, perform or discharge when due any Assumed Liability arising thereunder, in each case, from and after the Closing.
(c)Notwithstanding anything in this Section 2.12 to the contrary, the Parties hereby acknowledge and agree that in the case of any Shared Contracts, Seller and Purchaser shall use reasonable best efforts (including to obtain, or cause to be obtained, any Approval of the other party or parties to such Shared Contract in connection therewith) to (i) divide, separate, modify or replicate (in whole or in part) the respective portions of such Shared Contract that are Related to the GES Business (any such resulting Contract that is Related to the GES Business, a “Replacement Contract”) or (ii) novate the respective rights and obligations under and in respect of the Shared Contracts, such that, effective as of the Closing, (A) Purchaser or its Affiliate is the beneficiary of the post-Closing rights and benefits and is responsible for the post-Closing Liabilities and obligations under such Shared Contract, in each case, to the extent that they are Related to the GES Business (so that, from and after the Closing, Seller and its Affiliates shall have no post-Closing rights or benefits or post-Closing Liabilities and obligations under such Shared Contract to the extent that they are Related to the GES Business) and (B) Seller or its Affiliate is the beneficiary of the rights and benefits and is responsible for the Liabilities and obligations under such Shared Contract to the extent that they are not Related to the GES Business (so that, from and after the Closing, Purchaser and its Affiliates shall have no post-Closing rights or benefits or post-Closing Liabilities under such Shared Contract to the extent that they are not Related to the GES Business) (any such division, separation, modification, replication or novation, a “Contract Split”); provided that the foregoing obligations in this Section 2.12(c) shall not apply to any Shared Contract used by Seller or its Affiliates (other than the NewCo Entities) in connection with the provision of corporate level services of the type provided to the GES Business prior to the Closing.

(d)Notwithstanding anything herein to the contrary, none of Seller, any of its Affiliates nor Purchaser or any of its Affiliates shall have any obligation under this Agreement or otherwise to pay any consent, approval or waiver “fee,” discount, rebate or any money or other consideration beyond de-minimis costs to any Person, agree to any modification or amendment of or any concession to any counterparty to any Contract, or to initiate any Proceeding against any Person in order to obtain any Approvals (including with respect to any Shared Contract); provided that, Seller or any of its Subsidiaries, or Purchaser, may make any commercially reasonable accommodations regarding, or amendments to, any Contracts in order to obtain any Approvals; provided, further, that Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required with respect to any accommodations regarding, or any amendment to any material provision (including any price or other economic terms and any provisions relating to the term or termination of such Contract) of, any Contract with an SDO.
(e)If any Approval required to be obtained to give effect to Section 2.12(c) with respect to a Shared Contract has not been obtained as of the Closing, then until the earliest of (i) such time as such Approvals are obtained, (ii) eighteen (18) months following the Closing Date and (iii) (A) the expiration of the term of such Shared Contract (including its current term and any renewal terms that are automatically renewed or may be renewed by Seller or one of its Subsidiaries without the consent of the counterparty thereto (to the extent actually renewed at the request of Purchaser)) or (B) a Contract Split with respect to such Shared Contract (the “Shared Contract Assistance Period”), Seller and Purchaser shall cooperate to establish an agency relationship or other similar arrangement reasonably acceptable to Seller and Purchaser under which Seller and Purchaser would obtain, to the fullest extent practicable and not prohibited by any applicable Law or any Contract, the claims, rights and benefits, and assume the corresponding Liabilities, in each case as set forth in clauses (A) and (B) of Section 2.12(c) with respect to such Shared Contract (including by means of any subcontracting or sublicensing arrangement) or under which Seller would enforce at the direction of and for the benefit of Purchaser, with Purchaser assuming and agreeing to pay and discharge any corresponding Assumed Liabilities.
(f)With respect to the period after the Closing, for so long as the Seller Entities hold all or any portion of any Purchased Assets (including the applicable portion of any Shared Contracts) or, if earlier, the expiration of the General Non-Assignable Asset Assistance Period or the Shared Contract Assistance Period, as applicable, (i) Seller shall, and shall cause its Affiliates to, promptly pay, assign and remit to Purchaser when received all monies and other consideration relating to such Purchased Assets or any claim, right or benefit thereunder, in each case, received by it or an Affiliate following the Closing and not transferred to Purchaser or its designee pursuant to this Agreement; provided that in the case of any Shared Contract, only such monies and other consideration received by Seller or an Affiliate of Seller, or any claim, right or benefit arising thereunder, in each case, that is Related to the GES Business shall be paid, assigned and remitted to Purchaser, as applicable, and (ii) Purchaser shall, and shall cause its Affiliates to, promptly pay, perform or discharge when due any Assumed Liability arising thereunder not transferred pursuant to this Agreement.
(g)For so long as the Seller Entities hold any Purchased Assets and provide Purchaser any claims, rights or benefits of any such Purchased Asset pursuant to an arrangement described in, and without breach of, Section 2.12(a), Section 2.12(b) or Section 2.12(c) Purchaser shall indemnify and hold harmless Seller, the Seller Entities and their respective Affiliates from and against all Losses incurred or asserted as a result of Seller’s or any such Seller Entities’ or any such respective Affiliates’ post-Closing direct or indirect ownership, management, use or operation of any such Purchased Assets, other than Losses to the extent resulting from fraud or willful misconduct of any of the Seller Entities or their respective Affiliates. Notwithstanding anything contained herein to the contrary, any transfer or assignment to Purchaser of any

Purchased Asset that shall require an Approval as described above in this Section 2.12 shall be made subject to such Approval being obtained.
Section 2.13    Bulk Sales Waiver. Purchaser hereby acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any actions required to comply with any applicable “bulk transfer law” or “bulk sales law” (or any similar law) of any U.S. state or local jurisdiction. Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any “bulk transfer law” or “bulk sales law” (or any similar law) of any U.S. state or local jurisdiction in connection with the Transactions.
Section 2.14    Wrong Pocket Assets and Liabilities. Upon the terms and subject to the conditions, set forth herein and in the other Transaction Documents, if, following the Closing (but subject to Section 2.12), (i) any Purchased Asset or Assumed Liability remained with Seller, any Seller Entity or any Subsidiary of Seller, Seller, such Seller Entity or such Subsidiary (as the case may be) shall assign, transfer, deliver or convey, without effect on the Purchase Price, such Purchased Asset or Assumed Liability as soon as reasonably practicable to Purchaser (or Purchaser’s designees) and Purchaser (or Purchaser’s designees, as the case may be) shall acquire or accept any such Purchased Asset and assume any such Assumed Liability, and (ii) any asset that is not a Purchased Asset or Liability that is not an Assumed Liability has been assigned, transferred and conveyed to Purchaser (or an Affiliate of Purchaser) pursuant to this Agreement (including to the NewCo Entities in connection with the Pre-Closing Restructuring), Purchaser, such Affiliate or its designees, as applicable, shall assign, transfer, deliver and convey without effect on the Purchase Price, such asset or Liability as soon as reasonably practicable to Seller or the applicable Seller Entity as directed by Seller, and Seller or the applicable Seller Entity shall accept any such asset and assume any such Liability. Prior to any such transfer, the Person receiving or possessing such Purchased Asset or Assumed Liability, or other asset or Liability, as the case may be, shall hold such asset or Liability in trust for or on behalf of the Person to which it shall be transferred pursuant to this Section 2.14. To the extent that Seller or its Affiliates pay or discharge an Assumed Liability from and after the Closing Date, Purchaser shall promptly reimburse Seller or the applicable Affiliate for any amount so paid or discharged. To the extent that, from and after the Closing Date, Purchaser, the NewCo Entities or their Affiliates pay or discharge a Liability that is not an Assumed Liability but was assigned, transferred and conveyed to Purchaser (or an Affiliate of Purchaser) pursuant to this Agreement, Seller or one of its Affiliates shall promptly reimburse Purchaser, such NewCo Entity or such applicable Affiliate for any amount so paid or discharged.
Section 2.15    Local Transfer Agreements. The sale, assignment, transfer, delivery and conveyance of the NewCo Equity Interests and Purchased Assets, and/or the assumption of the Assumed Liabilities (as applicable), shall be effected pursuant to customary short-form transfer agreements, assumption agreements, forms, deeds (including notarial deeds), bills of sale and other instruments of sale (as applicable and as may be required in a jurisdiction in which applicable Law or custom requires observance of specified formalities or procedures (including any necessary notarizations, legalizations or other attestations and execution formalities required by applicable Law)) to effect the assignment, transfer, delivery and conveyance of the NewCo Equity Interests or Purchased Assets or the assumption of the Assumed Liabilities to comply with applicable Law on a country-by-country basis (each, a “Local Transfer Agreement”), unless otherwise mutually agreed in writing between Seller and Purchaser in good faith; provided, in each case, that the Local Transfer Agreements shall serve only to effect the legal transfer of the applicable NewCo Equity Interests and Purchased Assets, and/or the assumption of the Assumed Liabilities (as applicable), and shall not have any effect on the value being received by Purchaser or given by Seller, including the allocation of assets and Liabilities as between them, all of which shall be determined in accordance with this Agreement. No such Local Transfer Agreement or other agreement or document entered into or otherwise executed in order to implement any component of the Master Step Plan shall in any way modify, amend or constitute a waiver of any provision of this Agreement or include any additional representations or warranties, covenants or agreements except to the extent required by the Law of the applicable jurisdiction or to the extent required to effectuate the assignment, transfer or conveyance of the applicable NewCo Equity Interests and Purchased Assets, and/or the assumption of the Assumed Liabilities (as applicable), in such jurisdiction, and, in the event of any inconsistency between this Agreement and any Local Transfer Agreement or other agreement or document entered into or otherwise executed in order to implement any component of the Master Step Plan, this Agreement will control to the extent permissible under applicable Law. The Parties shall not, and shall cause their respective Affiliates not to, bring any Proceeding under any Local Transfer Agreement, except to the extent necessary to enforce any transfer of applicable NewCo Equity Interests or Purchased Assets or the assumption of Assumed Liabilities thereunder in a manner consistent with the terms of this Agreement.
Section 2.16    Withholding. Purchaser (and its Affiliates and agents) shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law. To the extent that amounts are so withheld, and timely paid to the proper Taxing Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. Before making any deduction or withholding pursuant to this paragraph (other than any deduction or withholding as a result of the applicable Person’s failure to deliver a properly completed and duly executed IRS Form W-9), Purchaser (or its Affiliate, as applicable) shall give Seller reasonable advance notice of any anticipated deduction or withholding (together with the legal basis therefor), provide Seller with sufficient opportunity to provide any forms or other documentation or take such other steps in order to reduce or eliminate such deduction or withholding, and reasonably cooperate with Seller in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted and withheld pursuant to this Section 2.16.
Section 2.17    Bank Accounts. To the extent reasonably requested in writing by Purchaser no later than ten (10) Business Days after the execution of this Agreement, Seller shall use commercially reasonable efforts to, prior to the Closing, cause the NewCo Entities to open and establish bank accounts in the jurisdictions in which the applicable NewCo Entity is expected to operate immediately following the Closing as referenced in the Master Step Plan. For any NewCo Entity the formation of which is not a Closing condition under Section 7.1(c), Seller shall instead, to the extent reasonably requested in writing by Purchaser no later than ten (10) Business Days after the date of this Agreement, use commercially reasonable efforts to, prior to the date of transfer of such NewCo Entity to Purchaser under this Agreement, cause such NewCo Entity to open and establish bank accounts in the jurisdictions in which such NewCo Entity is expected to operate. Notwithstanding anything to the contrary set forth herein, it shall not be a condition to the consummation of the Transactions for any such bank accounts to be opened or established.
Section 2.18    Deferred Closings.
(a)Notwithstanding anything in this Agreement to the contrary, if (i) the Conditions Satisfaction Date has occurred and (ii) with respect to a jurisdiction, (x) any applicable Ancillary Restructuring has not been completed, (y) any applicable NewCo Entity or Local Branch Jurisdiction (as such term is defined in the Master Steps Plan) formed or incorporated in such jurisdiction has not implemented payroll and benefit services (“Ancillary Payroll Services”) or (z) a Regulatory Approval set forth on Section 5.1(l) of the Seller Disclosure Schedules (each such Regulatory Approval, an “Ancillary Regulatory Approval”) shall not have been obtained, then (A) the Closing shall proceed in accordance with Section 2.1, as modified by this Section 2.18, without reduction to the Estimated Purchase Price payable at the Closing, and (B) the transfer of the NewCo Equity Interests, Purchased Assets and the Business Employees and the assumption of the Assumed Liabilities in the jurisdiction in which such Ancillary Restructuring, Ancillary Payroll Services or Ancillary Regulatory Approval has not been completed, implemented or obtained (each, a “Deferred Jurisdiction”) (such NewCo Equity Interest, Purchased Assets, Business Employees and Assumed Liabilities, collectively, a “Deferred Business”) will not occur on the Closing Date, but shall instead occur as set forth in this Section 2.18 and the Disapplied Provisions shall apply to the Deferred Business as of the applicable Deferred Closing Date and not as of the Closing Date; provided that if the conditions set forth in Sections 2.18(h)(i)(A) and (C) (and the condition set forth in Section 2.18(h)(i)(B) has not been satisfied) have been satisfied (or, to the extent permitted by applicable Law, waived), then, in lieu of implementing the terms of this Section 2.18, the Parties may determine that, at the Closing, (1) the applicable NewCo Equity Seller will sell, assign, transfer, deliver and convey to Purchaser (or one of its Affiliates), and Purchaser (or such Affiliate) shall purchase, acquire and accept from each such NewCo Equity Seller the applicable NewCo Equity Interests (free and clear of all Liens other than Liens created by Purchaser or any of the Transaction Documents at the Closing) held by such NewCo Equity Seller and (2) Seller (or an Affiliate of Seller) will provide transition services to the applicable NewCo Entity under which payroll and benefits services will be provided to such NewCo Entity. In respect of the Disapplied Provisions, (A) the term “GES Business” shall be deemed to exclude such Deferred Business, (B) the term “NewCo Equity Interests” shall be deemed to exclude the NewCo Equity Interests in such Deferred Jurisdiction (for the avoidance of doubt, this shall not include India NewCo, U.K. NewCo or U.S. NewCo), (C) the term “Purchased Assets” shall be deemed to exclude the Purchased Assets in such Deferred Jurisdiction, (D) the term “Assumed Liabilities” shall be deemed to exclude the Assumed Liabilities in such Deferred Jurisdiction and (E) the term “Business Employees” shall be deemed to exclude the Business Employees in such Deferred Jurisdiction, in each case, as of the Closing (and, for the avoidance of doubt, such terms shall be deemed to include the Deferred Business and the NewCo Equity Interests, Purchased Assets, Assumed Liabilities and Business Employees in such Deferred Jurisdictions on and following the applicable Deferred Closing Date). Notwithstanding anything in this Agreement to the contrary, in the event that the U.K. NewCo Equity Interests cannot be sold, assigned, transferred, delivered or conveyed to Purchaser (or one of its Affiliates) at the Closing in accordance with Section 2.3 as a result of any Ancillary Regulatory Approval, then the Parties shall, in good faith, use reasonable best efforts to implement a reasonable alternative arrangement pursuant to which such Ancillary Regulatory Approval shall not impede or restrict such sale, assignment, transfer, delivery or conveyance; provided that if no such reasonable alternative arrangement is available, such Ancillary Regulatory Approval shall, for all purposes of this Agreement be deemed to be a Required Regulatory Approval. Notwithstanding anything to the contrary set forth in this Agreement, the Continuation Period shall be the twelve (12) months following the Closing Date for all jurisdictions, irrespective of whether any jurisdiction is subject to a Deferred Transfer pursuant to Section 2.18.
(b)The closing of each transfer of a Deferred Business (a “Deferred Transfer”) will be effected on the first (1st) day of the month immediately following the date on which (i) the relevant Ancillary Restructuring has been completed, the relevant Ancillary Payroll Services have been implemented or the relevant Ancillary Regulatory Approval has been obtained (each such closing, a “Deferred Closing”) and (ii) the other conditions to the obligations of Purchaser and Seller under Section 2.18(h) to the extent relating to the applicable Deferred Jurisdiction have been satisfied or waived (other than those conditions which by their nature can only be satisfied at the Deferred Closing but subject to the satisfaction or waiver of those conditions at the Deferred Closing); provided that, if such day is not a Business Day in the applicable Deferred Jurisdiction, then such Deferred Transfer shall take place on the first (1st) Business Day thereafter. The Deferred Closing will be deemed to have become effective at 12:01 a.m. New York City time on the Deferred Closing Date. The Parties shall use reasonable best efforts to ensure that any Deferred Transfer occurs as soon as reasonably practicable after the Closing Date (the date on which the Deferred Transfer occurs, the “Deferred Closing Date”) in accordance with this Section 2.18, including the Parties completing any applicable Ancillary Restructuring in respect of India NewCo and/or any Deferred Business to be transferred to a Local Branch Jurisdiction. For the avoidance of doubt, the Closing Date shall not be delayed as a result of any Deferred Transfer and there shall be no change in the amount paid at the Closing pursuant to Section 2.9(a) as a result of any Deferred Transfer. Notwithstanding that legal title to the Deferred Businesses will not be transferred to Purchaser on the Closing Date, all provisions of this Agreement (including the calculation of the Closing Date Net Working Capital Adjustment, the Closing Date Indebtedness, and the Transaction Expenses) shall apply to the Parties as though such transfer occurred at the Closing, except to the extent otherwise expressly provided in this Section 2.18.
(c)At each Deferred Closing:
(i)Purchaser shall deliver, or cause to be delivered, to Seller (or one or more Seller Entities designated by Seller) a counterpart signature page, duly executed by Purchaser, to the applicable Local Transfer Agreements relating to the NewCo Equity Interests, Purchased Assets or Assumed Liabilities being transferred or assumed at such Deferred Closing;
(ii)Seller shall deliver, or cause to be delivered, to Purchaser, a counterpart signature page, duly executed by each applicable Seller Entity named as a party thereto, to the applicable Local Transfer Agreement relating to the NewCo Equity Interests, Purchased Assets or Assumed Liabilities being transferred or assumed at such Deferred Closing; and
(iii)Seller shall deliver, or cause to be delivered, to Purchaser, instruments of transfer for transfer of the NewCo Equity Interests relating to the NewCo Entity being transferred at such Deferred Closing, if any.
(d)During the period from the Closing Date through (and including) the applicable Deferred Closing Date (the “Interim Period”), each Deferred Business will be held for Purchaser’s (or its designated Affiliate’s) benefit and account and will be managed and operated by Seller or its Affiliates for Purchaser’s (or its designated Affiliate’s) benefit and account. In furtherance of the foregoing, each of Seller and Purchaser shall reasonably cooperate with each other, to the extent permitted by applicable Law, to provide transition services or establish an agency relationship, secondment arrangement or other similar arrangement reasonably acceptable to Purchaser and Seller under which (i) Purchaser would obtain, to the fullest extent practicable and not prohibited by any applicable Law, the claims, rights and benefits of any such Deferred Business (and Seller would enforce such claims, rights and benefits at the direction of and for the benefit of Purchaser) and (ii) Purchaser will assume and bear the costs and the corresponding Assumed Liabilities with respect to such Deferred Business, in each case, in accordance with this Agreement and pay, satisfy, perform or discharge when due any Assumed Liability arising thereunder, in each case, during the Interim Period.
(e)During the Interim Period, subject to and as permitted by applicable Law, Seller shall use commercially reasonable efforts to cause each Deferred Business to be operated in the ordinary course, but in all cases, subject to the terms and conditions of this Agreement (including Section 5.1) and the other Transaction Documents.
(f)In the event that, as of the Closing, the U.K. NewCo has been formed and incorporated but has not implemented payroll and benefit services, Seller or any Affiliate of Seller shall provide local payroll or benefit services to U.K. NewCo on the same terms and conditions as mutually agreed between the Parties, directly or indirectly, through a third-party provider, on a transitional services basis until such local payroll or benefits administration are established by the U.K. NewCo.
(g)The Parties hereby agree that they may amend or supplement the terms of this Section 2.18 by mutual written consent, including by e-mail.
(h)Conditions to Obligations of Purchaser and Seller to each Deferred Closing. The respective obligations of Purchaser and Seller to effect any Deferred Closing are subject to the satisfaction (or, to the extent permitted by Law, waiver by each Party) at or prior to the Closing of the following conditions:
(i)Ancillary Restructuring; Ancillary Payroll Services; Ancillary Regulatory Approval. To the extent applicable, (A) the Ancillary Restructuring in such Deferred Jurisdiction shall have been completed, (B) the Ancillary Payroll Services in such Deferred Jurisdiction shall have been implemented and (C) the Ancillary Regulatory Approval in respect of such Deferred Jurisdiction shall have been obtained.
(ii)No Injunctions or Restraints. There shall be no injunction or other Law issued by any court of competent jurisdiction or by any other Governmental Entity of competent jurisdiction enjoining or prohibiting the consummation of the Transactions with respect to such Deferred Jurisdiction.
ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Schedules (subject to Section 10.14), Seller hereby represents and warrants to Purchaser as follows:
Section 3.1    Organization, Standing and Power. Each of Seller and the Seller Entities is duly organized, validly existing and in good standing (where applicable) or similar applicable construct under the Laws of its applicable jurisdiction of organization. Each of Seller and the Seller Entities has all requisite organizational power and authority to own, lease and operate the Purchased Assets and carry on the GES Business as presently conducted, except (i) as would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole, and (ii) as would not reasonably be expected to materially impair or materially delay the ability of the Seller Entities to (a) perform their obligations under this Agreement or under the other Transaction Documents to which Seller and the other applicable Seller Entities are or, as of the Closing, will be a party, and to consummate the Transactions or (b) consummate the Transactions and the transactions contemplated by the other Transaction Documents (the foregoing clause (ii), a “Seller Material Adverse Effect”). The foregoing is not, and is not intended to be, a representation or warranty of any kind with respect to Permits, which representations and warranties are solely as set forth in Section 3.12.
Section 3.2    Authority; Execution and Delivery; Enforceability. Seller and the other applicable Seller Entities have all requisite power and authority to execute, deliver and perform their obligations under this Agreement and the other Transaction Documents (other than the Local Transfer Agreements) to which Seller and the other applicable Seller Entities are or, as of the Closing, will be a party and to consummate the Transactions and the transactions contemplated by the other Transaction Documents (other than the Local Transfer Agreements). The execution, delivery and performance by Seller of this Agreement and by Seller or any other applicable Seller Entities of the other Transaction Documents (other than the Local Transfer Agreements) to which Seller and such other applicable Seller Entities are or, as of the Closing, will be a party and the consummation by Seller and the Seller Entities of the Transactions and the transactions contemplated by the other Transaction Documents have been duly authorized by all necessary corporate or other action of Seller and the Seller Entities. Seller and the other applicable Seller Entities have duly executed and delivered this Agreement and the other Transaction Documents (other than the Local Transfer Agreements) to which Seller and the other applicable Seller Entities are party (or, in the case of any Transaction Document to which Seller and the other applicable Seller Entities will, as of the Closing, become a party, Seller will, as of the Closing have duly executed and delivered such other Transaction Documents (other than the Local Transfer Agreements)), and assuming due authorization, execution and delivery by Purchaser, this Agreement and the other Transaction Documents to which Seller is or will, as of the Closing, be a party constitutes or, in the case of any Transaction Document (other than the Local Transfer Agreements) to be executed at the Closing, will constitute a valid and binding obligation, enforceable against Seller and the other applicable Seller Entities in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).
Section 3.3    No Conflicts; Consents. (a) Assuming that the Regulatory Approvals described in clause (b) are obtained and made, the execution and delivery by Seller of this Agreement and by Seller or any other applicable Seller Entities of the other Transaction Documents (other than the Local Transfer Agreements) to which Seller and the other applicable Seller Entities are or, as of the Closing, will be a party does not, and the consummation of the Transactions and the transactions contemplated by the other Transaction Documents (other than the Local Transfer Agreements) and compliance by Seller and the other applicable Seller Entities with the terms of this Agreement and the other Transaction Documents (other than the Local Transfer Agreements) will not, conflict with, require filing under or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets under, any provision of (i) the Organizational Documents of any Seller Entity or NewCo Entity, (ii) any Judgment or Law applicable to any of the Seller Entities, the NewCo Entities, or the properties or assets of any of the Seller Entities or the NewCo Entities or (iii) any Material Contract, except, in the case of clauses (ii) or (iii), for any such items that would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole, or have a Seller Material Adverse Effect. (b) Assuming the accuracy of the representations and warranties of Purchaser set forth in Article IV, no Regulatory Approvals or other Approval is required to be obtained or made by or with respect to Seller or the Seller Entities in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Transactions or the transactions contemplated by the other Transaction Documents, other than (A) compliance with any applicable requirements of the HSR Act and with any other applicable Law or other legal restraint designed to govern competition, trade regulation, foreign investment or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, together with the HSR Act, the “Antitrust Laws”), (B) compliance with any applicable FDI Laws, (C) any Approval that is applicable as a result of matters specifically and exclusively related to Purchaser or any of its Affiliates, (D) any applicable FAR Approval and (E) those that, if not obtained, made or given, would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole, or have a Seller Material Adverse Effect.
Section 3.4    Proceedings; Judgments.
(a)Since January 1, 2020, there have not been any Proceedings (other than investigations) pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates with respect to or otherwise involving or affecting the GES Business, other than any Proceeding that, if adversely determined, would not reasonably be expected to, individually or in the aggregate, be material to the GES Business, taken as a whole, or have a Seller Material Adverse Effect. To the Knowledge of Seller, since January 1, 2020, there has not been any investigation pending or threatened against Seller or its Affiliates with respect to or otherwise involving or affecting the GES Business, other than any investigation that, if adversely determined, would not reasonably be expected to, individually or in the aggregate, be material to the GES Business, taken as a whole, or have a Seller Material Adverse Effect.
(b)Except as would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole, or have a Seller Material Adverse Effect, none of Seller nor any of its Affiliates is party to or subject to the provisions of any Judgment that applies to any of the Purchased Assets or would restrict the manner in which the GES Business is operated.
Section 3.5    Financial Statements; Liabilities.
(a)Set forth in Section 3.5(a) of the Seller Disclosure Schedules are the (i) unaudited pro forma statement setting forth a calculation of Net Working Capital of the GES Business as of October 31, 2022, (ii) the unaudited statements of profits and losses of the GES Business for the twelve (12)-month period ended December 31, 2021, and (iii) the unaudited statements of profits and losses of the GES Business for the nine (9)-month period ended September 30, 2022 (the “Business Income Statement” and the items referred to in the foregoing clauses (i) through (iii), together with the notes and schedules thereto, collectively, the “Business Financial Statements”).
(b)The Business Financial Statements were derived from the applicable books and records of Seller and the Seller Entities and prepared in accordance with GAAP and fairly present in all material respects the financial position of the GES Business as of the respective date thereof and the results of operations of the GES Business as a separate standalone business (including the costs necessary for the GES Business to operate as a separate standalone business) for the period then ended, in each case, in accordance with GAAP, subject to normal year-end adjustments (which are not expected to be, individually or in the aggregate, material in nature or amount) and the absence of notes thereto; provided that, the Business Financial Statements (absent any adjustment for stand-alone costs set forth in Section 3.5(b) of the Seller Disclosure Schedules) are qualified by the fact that the GES Business has not operated as a separate standalone entity and therefore such Business Financial Statements do not include all of the costs necessary for the GES Business to operate as a separate standalone entity, nor do they necessarily represent the financial, operating or other results of the GES Business had the GES Business been operated as a standalone entity.
(c)With respect to the GES Business, Seller and its Affiliates maintain internal controls over financial reporting that provide reasonable assurance that transactions of the GES Business are recorded as necessary to permit preparation of financial statements in accordance with GAAP. Since January 1, 2020, there has not been any (i) significant deficiency or material weakness in any system of internal accounting control used by the GES Business or (ii) fraud involving management or other employees of the GES Business who have a material role in financial statement preparation or the internal accounting controls used by the GES Business.
(d)There are no Liabilities of the GES Business other than Liabilities that (i) have been reserved against or reflected in the Business Financial Statements, (ii) were incurred since September 30, 2022 in the ordinary course of business (none of which results from or arises out of any breach of or default under any Contract, breach of warranty, tort, infringement or violation of applicable Law), (iii) are Retained Liabilities, (iv) have been incurred pursuant to this Agreement or the other Transaction Documents, or (v) would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole.
Section 3.6    Absence of Changes or Events.
(a)Except in connection with or in preparation for the Transactions or the transactions contemplated by the U.K. BTA, since September 30, 2022 through the date of this Agreement, (i) the GES Business has been conducted in all material respects in the ordinary course of business (other than in connection with any action taken, or omitted to be taken, pursuant to any Pandemic Measures or which was otherwise taken, or omitted to be taken, in response to any epidemic, pandemic (including COVID-19) or other health emergency) and (ii) there has not been any material damage, abandonment, failure to maintain, lapse, expiration, destruction or other casualty loss with respect to any material Purchased Asset, whether or not covered by insurance and (iii) none of Seller or any of its Subsidiaries has taken any action that, if taken during the period between the date of this Agreement and the Closing, without Purchaser’s consent, would constitute a breach of Section 5.2(b)(v) or Section 5.2(b)(ix)(A).
(b)Since September 30, 2022, there has not been a Business Material Adverse Effect.
Section 3.7    Title to Assets; Sufficiency of Assets.
(a)The Seller Entities have good, valid and marketable title to all of the owned Purchased Assets, and valid leasehold interests in or the valid legal right to use any leased or licensed Purchased Assets, in each case free and clear of all Liens (other than Permitted Liens), and at the Closing, assuming receipt of (i) all Approvals required for the transfer, conveyance and assignment of the Purchased Assets and (ii) payment of the amount payable by Purchaser under Section 2.1, Purchaser will acquire good, valid and marketable title to the owned Purchased Assets and valid leasehold interests in or the valid legal right to use any leased or licensed Purchased Assets, in each case free and clear of all Liens (other than Permitted Liens). The foregoing is not, and is not intended to be, a representation or warranty of any kind with respect to the Seller Entities’ title to the NewCo Equity Interests, which representations and warranties are solely as set forth in Section 3.8.
(b)The assets held by the NewCo Entities immediately prior to the Closing and the Purchased Assets, taking into account all of the assets, services, products, and real property to be provided to, acquired by, leased by or licensed to Purchaser and the NewCo Entities under the Transaction Documents, will constitute all of the assets, properties and rights (i) necessary for, used in or held for use in connection with the conduct of the GES Business on the date hereof, other than any assets disposed of by the Seller Entities prior to the Closing without violating Section 5.2(b)(iii) and (ii) necessary for Purchaser and any of its Subsidiaries to conduct the GES Business immediately after the Closing in substantially the same manner as conducted by Seller and its applicable Affiliates on the date hereof.
(c)All Business Tangible Personal Property and Business Information Technology is in good working condition and repair in all material respects, other than any ordinary course wear and tear, and suitable for the purposes for which it is used as of the date of this Agreement by the GES Business in all material respects.
(d)None of the assets used by Seller or its Affiliates (other than the NewCo Entities) in connection with the provision of corporate level services of the type provided to the GES Business prior to the Closing nor the assets used by Seller or its Affiliates to provide services pursuant to the Transition Services Agreement are Primarily Related to the GES Business.

Section 3.8    NewCo Entities; Title to NewCo Equity Interests.
(a)U.K. NewCo is a private limited company duly organized, validly existing and in good standing (to the extent such concept is applicable) or similar construct under the Laws of England and Wales, and has requisite authority to own, lease and operate its properties and assets and to carry on its business, except to the extent that the failure to be so qualified or in good standing or similar construct would not reasonably be expected to be, individually or in the aggregate, be material to the GES Business, taken as a whole. U.K. NewCo was formed solely for the purpose of engaging in the Transactions and the transactions contemplated by the other Transaction Documents.
(b)Immediately following completion of the Pre-Closing Restructuring and as of the Closing, each of the NewCo Entities will be a corporation or other organization duly incorporated or organized, validly existing and in good standing (where applicable) or similar construct under the Laws of its jurisdiction of incorporation or organization, and will have requisite authority to own, lease and operate its properties and assets and to carry on its business, except in jurisdictions where the failure to be so qualified or in good standing (where applicable) or similar construct would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole. The NewCo Entities will be formed solely for the purpose of engaging in the Transactions and the transactions contemplated by the other Transaction Documents. Except for obligations and liabilities incurred in connection with their formation and consummation of the Transactions, the NewCo Entities will not have (i) incurred, directly or indirectly, any obligations, (ii) engaged in any business activities of any type or kind whatsoever, directly or indirectly, (iii) entered into any agreements or arrangements with any Person, or (iv) acquired any assets or liabilities other than those incidental to its existence. Prior to the Closing, Seller will have made available to Purchaser complete and correct copies of the Organizational Documents of each of the NewCo Entities (to the extent such NewCo Entity has been formed at least two (2) Business Days prior to the Closing). References to the NewCo Entities in this Section 3.8(b) do not include U.K. NewCo, which is addressed in Section 3.8(a).
(c)Section 3.8(c) of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, the number of authorized, issued and outstanding equity interests that constitute the U.K. NewCo Equity Interests. The U.K. NewCo Equity Interests are duly authorized, validly issued and fully paid, and the U.K. NewCo Equity Interests have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. U.K. NewCo does not have any other equity interests authorized, issued or outstanding, and, other than this Agreement and the U.K. BTA, there are not any agreements, options, calls, warrants, conversion rights, stock appreciation rights, repurchase rights, redemption rights, preemptive rights, voting trusts or proxies or other rights or arrangements existing or outstanding that provide for the sale, issuance, redemption, purchase, acquisition or voting of any of the foregoing (or any securities convertible or exercisable for any of the foregoing) by U.K. NewCo.
(d)Immediately following completion of the Pre-Closing Restructuring and as of the Closing, all of the NewCo Equity Interests will be duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable), and none of the NewCo Equity Interests will be issued in violation of any preemptive rights, rights of first refusal or similar rights. None of the NewCo Entities will have any other equity interests authorized, issued or outstanding, and, other than this Agreement, there will not be any agreements, options, calls, warrants, conversion rights, stock appreciation rights, repurchase rights, redemption rights, preemptive rights, voting trusts or proxies or other rights or arrangements existing or outstanding that provide for the sale, issuance, redemption, purchase, acquisition or voting of any of the foregoing (or any securities convertible or exercisable for any of the foregoing) by any NewCo Entity. References to the NewCo Equity Interests and to the NewCo Entities in this

Section 3.8(d) do not include the U.K. NewCo Equity Interests or U.K. NewCo, respectively, which are addressed in Section 3.8(a) and Section 3.8(c), as applicable.
(e)Immediately prior to the Closing, other than with respect to a nominal share or other equity interest in a NewCo Entity required to be held by a Person other than Seller or an Affiliate of Seller under applicable Law, Seller or an Affiliate of Seller will be the record and beneficial owner of, and will have good and valid title to, all of the issued and outstanding equity interests in the NewCo Entities, free and clear of all Liens, and, at the Closing, the NewCo Equity Interests purchased, acquired and accepted by Purchaser or by another NewCo Entity will constitute all of the issued and outstanding equity interests of the NewCo Entities, and Purchaser or such other NewCo Entity will acquire good and valid title to the NewCo Equity Interests, free and clear of all Liens. Except for the India NewCo Equity Interests and the local branches contemplated under the Master Step Plan, no NewCo Entity (i) directly or indirectly owns, of record or beneficially, any shares of capital stock or other equity interests of any other Person other than another NewCo Entity or (ii) has any option, warrant, call or right to purchase or acquire any rights in any shares of capital stock or other equity interests of any other Person.
(f)Other than as set forth on Section 3.8(f) of the Seller Disclosure Schedules and any items of Indebtedness in clause (c)(ii) or clause (c)(iii) of the definition thereof, there is no Indebtedness outstanding of any NewCo Entity.
Section 3.9    Intellectual Property.
(a)Section 3.9(a) of the Seller Disclosure Schedules sets forth a true and complete list as of the date hereof of (i) Registered Intellectual Property included in the Business Intellectual Property (the “Registered Business Intellectual Property”), (ii) material unregistered Trademarks included in the Business Intellectual Property and (iii) material proprietary software included in the Business Intellectual Property. Seller or one of its Subsidiaries is the exclusive beneficial and, as applicable, record owner of each item of the Business Intellectual Property free and clear of all Liens (other than Permitted Liens).
(b)Except as would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole: (i) since January 1, 2020, Seller and its Affiliates have not received written notice that any of the Registered Business Intellectual Property is subject to any Judgment adversely affecting the use thereof by, or rights thereto of, Seller or any of its Affiliates (as applicable); (ii) since January 1, 2020, Seller and its Affiliates have not received written notice of any Proceeding pending against Seller or any of its Subsidiaries concerning the ownership, validity or enforceability of any Registered Business Intellectual Property (other than ordinary course proceedings related to the application for or registration of any item of the Registered Business Intellectual Property); (iii) as of the date hereof, each item of the Registered Business Intellectual Property is subsisting and, to the Knowledge of Seller, not invalid or unenforceable; (iv) as of the date hereof, there are no pending Proceedings brought by Seller or any of its Subsidiaries against any third party, and none of Seller nor any of its Subsidiaries has provided written notice to any third party, since January 1, 2020, alleging infringement, violation or misappropriation of any material Business Intellectual Property by such third party; (v) there are no and, since January 1, 2020, there have not been any pending Proceedings against Seller or any of its Subsidiaries brought by any third party, and none of Seller or any of its Affiliates has received written notice from any third party since January 1, 2020, alleging that the operation of the GES Business or the products and services of the GES Business infringe, violate or misappropriate any Intellectual Property of such third party; and (vi) the conduct of the GES Business does not infringe, violate or misappropriate any Intellectual Property right of any third party.

(c)Since January 1, 2020, Seller and each of its Subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Business Intellectual Property. Since January 1, 2020, except as would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole, there have been no unauthorized uses or disclosures of any Trade Secrets included in the Business Intellectual Property. Since January 1, 2020, no funding, facilities, personnel or resources of a Governmental Entity, university, college or other educational or research institution has been used in the development of any material Business Intellectual Property.
(d)Except as would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole, (i) no Software included in the Business Intellectual Property that is distributed or made available to third parties incorporates, uses or interacts with any open source or similar Software in a manner that would require Seller or one of its Subsidiaries to make source code included in the Business Intellectual Property available to the public and (ii) no Person (other than employees and contractors, for the purpose of performing services for Seller or one of its Subsidiaries) has possession of, or any current or contingent right to possess, any proprietary source code included in the Business Intellectual Property.
Section 3.10    Real Property. There is no owned or leased real property Primarily Related to the GES Business.
Section 3.11    Contracts.
(a)Section 3.11(a) of the Seller Disclosure Schedules sets forth as of the date of this Agreement a true and complete list of each of the following Business Contracts (other than order forms, statements of work, purchase orders and invoices) to which Seller or one of its Affiliates is a party (collectively, together with any order forms, statements of work or purchase orders related to such Contracts, the “Material Contracts”):
(i)any Contract with one of the top ten (10) current customers (excluding, for this purpose, customers that are Governmental Entities) of the GES Business (measured by gross annualized value of the most recently closed Contract of such customer since January 1, 2021);
(ii)any Contract with one of the top twenty (20) standards developing organizations (“SDO”) of the GES Business (measured by subscription sales from the GES Business during the twelve (12) months ended December 31, 2021);
(iii)any Contract with a channel partner for the GES Business that generated at least one million Dollars ($1,000,000) of commission paid by the GES Business during the thirteen (13) months ended October 31, 2022;
(iv)any Contract containing covenants that would restrict or limit or purports to restrict or limit in any material respect the ability of the GES Business after the Closing to compete in any business, service or product or with any Person or in any industry or geographic area;
(v)any Contract that contains a most favored nation or similar provision in favor of any customer or other counterparty of the GES Business;
(vi)any Contract with one of the top five (5) current Governmental Entity customers of the GES Business (measured by contract value);

(vii)any Contract that (A) grants exclusivity to any Person in respect of any product or service of the GES Business or (B) grants any right of first refusal, right of first offer or similar right to acquire exclusive rights or ownership with respect to any service or product of the GES Business or any Purchased Assets;
(viii)any Contract pursuant to which Seller or any of its Affiliates (x) grants to any Person a license to Business Intellectual Property or Business Data (y) or receives from any Person a license to use Intellectual Property or data, in each case, other than any (A) non-exclusive licenses granted to customers or distributors in the ordinary course of business, (B) Contracts for off-the-shelf, shrink-wrap or commercially available Software with annual aggregate or one-time fees of less than one hundred thousand Dollars ($100,000), and open source software licenses, and (C) Contracts with SDOs (including those required to be disclosed under Section 3.11(a)(ii)); provided that Seller shall not be required to disclose on Section 3.11(a) of the Seller Disclosure Schedules any Contracts described by Section 3.11(a)(viii)(y);
(ix)any Contract relating to any capital expenditure obligations relating to the GES Business in excess of two hundred fifty thousand Dollars ($250,000) required to be made after the date of this Agreement;
(x)any Collective Bargaining Agreement;
(xi)any Contract that governs a partnership or joint venture or similar arrangement involving an investment or any sharing of profits, losses, costs or liabilities by the GES Business with any other Person or that requires the GES Business to provide any funds or make any investment in any Person;
(xii)any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the GES Business has any continuing obligation with respect to an “earn out,” contingent or deferred purchase price, similar contingent payment obligation (including any purchase price adjustment payments) or other contractual obligation;
(xiii)any Contract relating to the acquisition or disposition of any assets, properties or rights that would otherwise constitute Purchased Assets with a fair market value in excess of one million Dollars ($1,000,000), other than acquisitions and dispositions of inventory in the ordinary course of business;
(xiv)any settlement or similar Contract pursuant to which the GES Business is obligated to make payments of at least one million Dollars ($1,000,000) (exclusive of attorneys’ fees) or pursuant to which the GES Business will have any material obligations or restrictions after the date of this Agreement;
(xv)any Contract with a Governmental Entity, other than a customer Contract;
(xvi)any Intercompany Contracts to the extent related to, used by or in connection with, or held for use in, the GES Business;
(xvii)any Contracts (other than Benefit Plans) with any director or officer of a NewCo Entity or any Business Employee or Individual Service Provider having an annual base salary, annualized base wages or other annual monetary payments in excess of two-hundred thousand Dollars ($200,000) other than Contracts for the payment of normal salaries, bonuses, benefits, services fees, and reimbursement of ordinary course expenses; and
(xviii)any other Contract (excluding any Contracts described in clauses (i) through (xvii) above and excluding any Contracts with SDOs) pursuant to which the GES Business has received payments or made payments of at least one million Dollars ($1,000,000) during the twelve (12) months ended December 31, 2022.
(b)Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole, (i) each Material Contract and Business Government Contract is in full force and effect and is valid, binding and enforceable against the applicable Seller Entity party thereto and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, in each case, (A) except, as of the Closing, for any Material Contract or Business Government Contract that, prior to the Closing, expires in accordance with its terms and (B) subject to the Enforceability Exceptions, (ii) neither Seller (or its applicable Subsidiary) nor, to the Knowledge of Seller, any other party to a Material Contract or Business Government Contract is in breach, including with respect to any required representations or certifications, or violation of, or material default under, any Material Contract or Business Government Contract, (iii) Seller and its Subsidiaries have not received from any counterparty any written notice of termination or written notice or written claim of default by Seller or its applicable Subsidiary under any Material Contract or Business Government Contract and (iv) to the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default under any Material Contract or Business Government Contract by Seller or any of its Subsidiaries. Seller has made available to Purchaser complete and correct copies of each of the Material Contracts (or to the extent such Material Contract is an oral arrangement, correct and materially complete description of any such arrangement), together with any material amendments, modifications or supplements thereto.
(c)Since January 1, 2018, (i) Seller (or its applicable Subsidiary) is and has been in compliance in all material respects with the terms and conditions of each Business Government Contract (including any terms and conditions incorporated by operation of law), (ii) all submissions, representations, certifications or disclosure statements made or submitted in writing or uploaded to any database by Seller and its Subsidiaries in connection with a material requirement of any Business Government Contract or Business Government Bid (including all material representations and certifications contained in the System for Award Management registration and all representations and certifications submitted to any prime contractor or higher-tier subcontractor) were true and accurate as of the date of submission in all material respects and, to the extent required, remain true and accurate in all material respects or have been updated as required, and (iii) all invoices and claims for payment submitted by or on behalf of Seller or its Subsidiaries in connection with any Business Government Contract were accurate and complete in all material respects, were properly chargeable or invoiced to such Business Government Contract, and were charged or invoiced in amounts consistent in all material respects with all Contract requirements and applicable Law.
Section 3.12    Compliance with Applicable Laws; Permits.
(a)Since January 1, 2020, the GES Business has not been conducted in violation of any applicable Law applicable to the conduct of the GES Business, except for violations that would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole. Since January 1, 2020, none of Seller or any of its Affiliates has received any written communication from any Governmental Entity asserting a failure of the GES Business to comply in any material respect with any such applicable Laws.

(b)The Seller Entities hold, and are in compliance with, all material Permits necessary for the conduct of the GES Business as conducted on the date of this Agreement (the “Business Permits”) and, except for breaches, violations, revocations, limitations, non-renewals, defaults and failures to be in full force and effect that would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole, (i) such Business Permits are in full force and effect, and no default has occurred thereunder (or any event which, with notice or lapse of time or both, would become a default), (ii) no violations are or have been recorded in respect of any such Business Permit and (iii) no Proceeding is pending to revoke or limit any such Business Permit.
Section 3.13    Taxes.
(a)All income and any other material Tax Returns required to be filed with respect to the NewCo Entities and their Subsidiaries and the Purchased Assets have been timely filed (taking into account extensions), and all such Tax Returns are correct and complete in all material respects.
(b)All income and any other material Taxes imposed with respect to any of the NewCo Entities and their Subsidiaries and the Purchased Assets that will have been required to have been paid on or prior to the Closing Date have been paid or will be timely paid by the due date thereof.
(c)There is no pending Tax Proceeding (other than investigations) by any Taxing Authority with respect to any material Tax with respect to the NewCo Entities and their Subsidiaries or the Purchased Assets. To the Knowledge of Seller, there are no pending investigations by any Taxing Authority with respect to any material Tax with respect to the NewCo Entities and their Subsidiaries or the Purchased Assets.
(d)There are no Liens for any material Taxes upon any of the NewCo Entities and their Subsidiaries or the Purchased Assets, other than Permitted Liens.
(e)Each of the NewCo Entities and their Subsidiaries has deducted, withheld and timely paid to the appropriate Taxing Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other Person.
(f)Each of the NewCo Entities and each of their Subsidiaries is classified, and has always been classified since the date of its formation, as a disregarded entity for U.S. federal income (and applicable state and local) tax purposes.
(g)Each of the NewCo Entities and their Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) occurring prior to the Closing Date, (ii) change in or incorrect method of accounting occurring prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or paid on or prior to the Closing Date, (v) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, or (vi) an election under Section 965(h) of the Code.
(h)Each of the NewCo Entities and their Subsidiaries (i) has never been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return, (ii) is not a party to and has no obligation under any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement (other than any customary commercial contract entered into in the ordinary course of business the principal subject of which is not Taxes) and (iii) does not have any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
(i)None of the NewCo Entities nor any of their Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any other Law of any other jurisdiction.
(j)None of the NewCo Entities nor any of their Subsidiaries has deferred any payroll Taxes or claimed any other Tax relief pursuant to COVID-19 Relief Laws.
(k)Neither the NewCo Entities nor any of their Subsidiaries (i) has, or has ever had, a permanent establishment (within the meaning of an applicable tax treaty) in any country other than the country in which it is organized and resident, (ii) is, or has ever been, subject to Tax or treated as a Tax resident in a jurisdiction outside the country in which it is organized, or (iii) has been registered for VAT in a jurisdiction outside of the country in which it is organized.
(l)Each of the NewCo Entities and their Subsidiaries has collected all sales and use Taxes, VAT, or similar Taxes required by applicable Law to be collected, and has remitted on a timely basis, such amounts to the appropriate Taxing Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations or VAT statues and regulations (as relevant).
(m)At all times from and including the transfer to U.K. NewCo of any of the Purchased Assets, Assumed Liabilities and Transferred Business Employees to be held by it immediately prior to the Closing pursuant to the Pre-Closing Restructuring up to and including the Closing, U.K. NewCo has been, and will be, carrying on a trade for U.K. tax purposes.
(n)No Degrouping Taxes are, or will be, payable by any NewCo Entity or Subsidiary of any NewCo Entity.
(o)All documents which are necessary or desirable to establish the title of any NewCo Entity to any asset or to enforce any rights of any NewCo Entity and in respect of which stamp duty, registration, transfer or similar Tax is payable (whether as a condition to the validity, registrability or otherwise) have been duly stamped or registered and the applicable Taxes in respect of such documents have been fully accounted for and paid within the applicable period.
Section 3.14    Labor Relations; Employees and Employee Benefit Plans.
(a)As of the date hereof, Seller has delivered to Purchaser a true and complete anonymized list of each Business Employee employed by Seller or any of its Affiliates as of the date hereof setting forth, to the extent permitted by applicable Data Protection Legislation, each such Business Employee’s (i) title/position, (ii) principal place of employment, (iii) status (active or on leave; full-time or part-time), (iv) hire date, (v) annual base salary or base wage rate, and (vi) target cash incentive compensation opportunity for 2022. No later than two (2) Business Days prior to the anticipated Closing Date, Seller shall deliver a revised version of such list which includes the name of each Business Employee employed by Seller or any of its Affiliates as of such date.

(b)Section 3.14(b) of the Seller Disclosure Schedules sets forth a list of each material Benefit Plan as of the date of this Agreement. With respect to each such material Benefit Plan, Seller has made available, or will make available as soon as reasonably practicable, to Purchaser (as applicable) the plan document embodying such material Benefit Plan and all amendments thereto (or, with respect to each material Benefit Plan that is not an Assumed Plan, a summary of the terms thereof). With respect to each Assumed Plan, Seller has made available to Purchaser (i) the most recent annual report and accompanying schedules, (ii) the most recent summary plan description and any summaries of material modifications relating to such Assumed Plan, (iii) the most recent determination or opinion letter received from the U.S. Internal Revenue Service (“IRS”) regarding the tax-qualified status of such Assumed Plan, (iv) the most recent written results of all required compliance testing and (v) copies of any material correspondence with the IRS, U.S. Department of Labor or other Governmental Entity.
(c)Each Assumed Plan has been established, operated and funded in material compliance with applicable Law and the terms of such Assumed Plan, in each case, as it relates to the Business Employees. As of the date of this Agreement, there are no material Proceedings pending or, to the Knowledge of Seller, threatened in writing involving any Assumed Plan to the extent they relate to any Business Employees (other than routine claims for benefits).
(d)With respect to each Assumed Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has at all times since its adoption been so qualified and has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS on which Seller and its Affiliates can rely that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.
(e)In respect of Benefit Plans subject to the Laws of the United States, no Assumed Plan is, and none of Seller or any of its Subsidiaries or any of their respective ERISA Affiliates have ever sponsored, established, maintained, contributed to, or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to, any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of Seller or any of its Subsidiaries has withdrawn at any time within the preceding six (6) years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such Liability to Seller or any of its Subsidiaries.
(f)No Assumed Plan provides for any post-employment or post-retirement health or welfare benefits to any Business Employee (or dependents or beneficiaries thereof), except as otherwise required by Section 4980B of the Code or any other applicable Law, or where the cost of such benefit is borne by the Business Employee.
(g)Except as required by applicable Law or as expressly contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the Transactions (whether alone or together with any other events) will (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any Business Employee or with respect to any Assumed Plan, (ii)  increase any benefits otherwise payable to any Business

Employee, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits due to, or the forgiveness of indebtedness of, any Business Employee or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Assumed Plan.
(h)Set forth in Section 3.14(h) of the Seller Disclosure Schedules is a true and complete list of each collective bargaining or other material written labor agreement with any labor union, works council or other collective employee representative group or body to which any Business Employee is subject (excluding any such agreements that apply at a national or industry-wide level) (each, a “Collective Bargaining Agreement”), which list is true and complete as of the date of this Agreement. Since January 1, 2020, (i) there have been no strikes, lockouts, concerted slowdowns, work stoppages, unfair labor practice charges, material labor arbitrations, or other material labor dispute, disruption or controversy in effect or, to the Knowledge of Seller, threatened, by or against Business Employees and (ii) to the Knowledge of Seller, no campaigns or proceedings have been conducted to authorize union, works council or other collective representative of any Business Employees. Except as set forth in Section 3.14(h) of the Seller Disclosure Schedules, the consent or consultation of, or the rendering of formal advice by, any labor union, works council, or other collective employee representative group or body is not required by applicable Law or any agreement for Seller or any of its Subsidiaries to enter into this Agreement or to consummate the Transactions.
(i)Since January 1, 2020, there has been no Proceeding by or on behalf of any Business Employee or any labor union, works council, or other collective employee representative group or body representing same, or otherwise arising from Seller’s or any of its Subsidiaries’ labor or employment policies or practices in respect of the Business Employees, pending or, to the Knowledge of Seller, threatened which, if adversely decided, would reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole. Neither Seller nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to Seller’s or its Subsidiaries’ employment practices in respect of the Business Employees.
(j)Since January 1, 2020, with respect to the Business Employees, Seller and its Affiliates have been in material compliance with all applicable Laws relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar Laws) or relating to the classification of employees as exempt or non-exempt from overtime pay requirements, labor relations and collective bargaining, employee information and consultation obligations, the provision of meal and rest breaks, pay for all working time, leaves of absence, immigration and work authorization, equal employment opportunities (including the prevention of discrimination, harassment, and retaliation), equal pay, occupational safety and health, the use of non-employee contractors, and the proper classification of individuals as non-employee contractors or consultants.
(k)Since January 1, 2020, with respect to the GES Business, neither Seller nor any of its Affiliates has closed any site of employment, effectuated any material group layoffs of employees or implemented any material early retirement, exit incentive, or other group separation program, sufficient to trigger application of the Worker Adjustment and Retraining Notification Act of 1988 (or similar Laws), nor has Seller or any of its Subsidiaries planned or announced any such action or program for the future relating to the Business Employees.
(l)Since January 1, 2020, no employee or former employee of the GES Business with a job title of Executive Director or Vice President or above has been the subject of a pending or, to the Knowledge of Seller, threatened, allegation of sexual harassment or sexual assault in connection with his or her employment with Seller or its Subsidiaries. Neither Seller nor any of its Subsidiaries has, since January 1, 2020, entered into any settlement agreement with a Business Employee involving allegations of sexual harassment or sexual misconduct.
Section 3.15    Intercompany Arrangements. Other than the Transaction Documents, Section 3.15 of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a complete and correct list of all Contracts solely between or among Seller Parent or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries, on the other hand, with respect to the conduct of the GES Business or by which the Purchased Assets are bound (collectively, the “Intercompany Contracts”), other than any Contracts that are neither material in amount in relation to the GES Business nor necessary for the conduct of the GES Business in any material respect as it is conducted as of the date hereof.
Section 3.16    Brokers. Other than fees payable to Goldman Sachs & Co. LLC (which shall be paid by Seller or considered a Transaction Expense), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or Seller Parent for which Purchaser or any of its Affiliates would have any Liability.
Section 3.17    Data Protection; Information Technology.
(a)In respect of the GES Business, since January 1, 2020, (i) each of Seller and its Affiliates has complied in all material respects with all applicable requirements of Data Protection Legislation and the Privacy Policies, and (ii) none of Seller or any of its Affiliates have suffered an unauthorized access to Personal Information that required notification to a Data Protection Authority.
(b)Since January 1, 2020, no Data Protection Authority has alleged in writing that, in respect of the GES Business, any of Seller or its Affiliates has failed to comply with Data Protection Legislation in any material respect or threatened in writing to conduct an investigation into or take enforcement action in respect of the GES Business against any of Seller or its Affiliates. Since January 1, 2020, in respect of the GES Business, none of Seller or its Affiliates has been involved in a material dispute with an individual in respect of any violation or alleged violation of the Data Protection Legislation or Privacy Policy.
(c)Seller and its Affiliates have established and maintained commercially reasonable measures to protect the operation and security of the Information Technology used by or on behalf of the GES Business (and all information, including Personal Information, contained therein or processed thereby) and the Software included in the Business Intellectual Property. The Business Information Technology and Software included in the Business Intellectual Property, (i) operate, and, since January 1, 2020, have operated, substantially in conformance with their specifications and documentation in all material respects and (ii) to the Knowledge of Seller, are free of material bugs, malware, Trojan horses, worms and viruses.
Section 3.18    Insurance. Section 3.18 of the Seller Disclosure Schedules sets forth a true and complete list of all currently in force material insurance policies that insure the GES Business or any Purchased Assets as of the date hereof (not including any insurance policies underlying any employee benefits plan or program) (the “Business Insurance Policies”). All such Business Insurance Policies are in full force and effect and all premiums due and payable on such Business Insurance Policies have been timely paid. To the Knowledge of Seller, neither Seller nor any of its Affiliates is in breach or default, and neither Seller nor any of its Affiliates has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any such Business Insurance Policies. No written notice of cancellation, termination or non-renewal has been received by Seller or any of its Affiliates with respect to any such Business Insurance Policies. There are no material claims relating to the GES Business or the Purchased Assets under any of the Business Insurance Policies for which the applicable insurer has denied, or has provided written notice to Seller of its intention to deny, coverage.
Section 3.19    Compliance with Anti-Bribery Laws and Sanctions.
(a)Since January 1, 2020, none of Seller, its Affiliates, nor, to Seller’s Knowledge, any director, officer, employee, agent, or other Person acting on behalf or for the benefit of Seller, (i) with respect to the conduct of the GES Business, has offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage, nor has otherwise violated any applicable Anti-Bribery Law nor (ii) is a Sanctioned Party nor, with respect to the GES Business, has engaged in any dealings or transactions with or for the benefit of any Sanctioned Party in violation of applicable Sanctions, nor has otherwise violated Sanctions.
(b)Except as set forth in Section 3.19 of the Seller Disclosure Schedules, since January 1, 2020, the Seller Entities have obtained export licenses and permissions as required by, and otherwise have operated in compliance with the Export Control Laws applicable to the GES Business.
(c)None of the Seller Entities is party to any actual or, to Seller’s Knowledge, threatened legal proceedings or outstanding enforcement action, relating to any breach or suspected breach of Anti-Bribery Laws, Sanctions, or Export Control Laws applicable to the GES Business.
(d)Seller has caused the GES Business to adhere to policies and procedures reasonably designed to prevent the GES Business and the officers, employees, contractors, sub-contractors, service providers, agents and intermediaries of Seller from undertaking any activity, practice or conduct relating to the GES Business that would constitute an offense under the applicable Anti-Bribery Laws, Sanctions, and Export Control Laws.
Section 3.20    Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the GES Business, taken as a whole: (a) the GES Business is and has been conducted in compliance with all Environmental Laws, (b) none of Seller nor any of its Affiliates has received any written notice, report or other information regarding any actual or alleged violation of or Liability under Environmental Laws with respect to the GES Business and (c) there has been no release or disposal of, contamination by, or exposure of any Person to any substance, material or waste so as to give rise to any Liability under Environmental Laws for any Seller Entity with respect to the GES Business.
Section 3.21    Financial Assistance. None of Seller and its Subsidiaries has received, with respect to the GES Business, any loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, cash, grant, stimulus payment, subsidy payments, or received any financial assistance or relief (howsoever defined), in each case under any program or facility that is established in connection with COVID-19 under applicable Law, including COVID-19 Relief Laws.
Section 3.22    Stand-Alone Costs. The stand-alone costs attached as Section 3.22 of the Seller Disclosure Schedules were prepared in good faith reflecting the Seller’s reasonable estimates of such costs.

Section 3.23    No Other Representations or Warranties. Notwithstanding anything contained in this Article III or any other provision of this Agreement to the contrary, except for the representations and warranties expressly set forth in this Article III, the other Transaction Documents and any certificates delivered pursuant hereto or thereto, none of Seller, the Seller Entities or any of their respective Affiliates or Representatives has made or makes any representation or warranty whatsoever, whether express or implied, to Purchaser, or any of its Affiliates or Representatives. Further to the foregoing, none of Seller, the Seller Entities or any of their respective Affiliates or Representatives makes, has made or has authorized any Person to make any representations or warranties whatsoever, express or implied, to Purchaser, any of its Affiliates or its Representatives as to (and none of Seller, the Seller Entities or any of their respective Affiliates or Representatives shall be subject to any Liability for any inaccuracy, misstatement or omission with respect to) the NewCo Equity Interests, the Purchased Assets, the Assumed Liabilities, the GES Business, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the NewCo Equity Interests, the Purchased Assets, the Assumed Liabilities, or the GES Business furnished or made available to Purchaser and its Affiliates and Representatives (including in any data room, confidential information memorandum or presentation by Seller, the Seller Entities or management of the GES Business or Representatives or Affiliates of Seller or the Seller Entities), or as to any other matters, and in each case, except as expressly set forth in this Article III, the other Transaction Documents or any certificates delivered pursuant hereto or thereto. Notwithstanding anything to the contrary in this Agreement, except as expressly set forth in this Article III or any certificates delivered pursuant hereto, none of Seller, the Seller Entities or any of their respective Affiliates or Representatives has made or makes any representation or warrant, whether express or implied, with respect to any Excluded Assets or Retained Liabilities. Seller further specifically disclaims any statement, representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to assets of the GES Business, any part thereof, the workmanship thereof and the absence of any defects therein, whether latent or patent, it being understood that such assets are being acquired “as is, where is” on the Closing Date, and in their present condition, except as expressly set forth otherwise in this Agreement.
ARTICLE IVREPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as follows:
Section 4.1    Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction in which it is organized, has all requisite organizational power and authority to carry on its business as presently conducted, except as would not, or would not reasonably be expected to, materially impair or materially delay the ability of Purchaser to (a) perform its obligations under this Agreement or under the other Transaction Documents or (b) consummate the Transactions and the transactions contemplated by the other Transaction Documents (each of the foregoing clause (a) and clause (b), a “Purchaser Material Adverse Effect”).
Section 4.2    Authority; Execution and Delivery; Enforceability. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents (other than the Local Transfer Agreements) and to consummate the Transactions and the transactions contemplated by the other Transaction Documents (other than the Local Transfer Agreements). The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents (other than the Local Transfer Agreements) and the consummation by Purchaser of the Transactions and the transactions contemplated by the other Transaction Documents (other than the Local Transfer

Agreements) have been duly authorized by all necessary corporate or other action of Purchaser. Purchaser has duly executed and delivered this Agreement and the other Transaction Documents (other than the Local Transfer Agreements) to which Purchaser is a party (or, in the case of any Transaction Document to which Purchaser will, as of the Closing, become a party, Purchaser will, as of the Closing have duly executed and delivered such other Transaction Documents (other than the Local Transfer Agreements)), and assuming due authorization, execution and delivery by Seller and by the other applicable Seller Entities, this Agreement and the other Transaction Documents (other than the Local Transfer Agreements) to which Purchaser is or will, as of the Closing, be a party constitutes or, in the case of any Transaction Document to be executed at Closing, will constitute a valid and binding obligation, enforceable against Purchaser in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
Section 4.3    No Conflicts; Consents. Assuming that the Regulatory Approvals described in Section 3.3(b) are obtained and made, the execution and delivery by Purchaser of this Agreement and the other Transaction Documents (other than the Local Transfer Agreements) to which Purchaser is or, as of the Closing, will be a party do not, and the consummation by Purchaser of the Transactions and the transactions contemplated by such other Transaction Documents and compliance by Purchaser with the terms of this Agreement and such other Transaction Documents (other than the Local Transfer Agreements) will not, conflict with, require filing under or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of its Subsidiaries under, or any payment being required or penalty under, any provision of (a) the Organizational Documents of Purchaser, (b) any Law applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries or (c) any Contract pursuant to which Purchaser or any of its Subsidiaries is a party, except, in the case of clauses (b) or (c), for any such items that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Assuming the accuracy of the representations and warranties of Seller set forth in Article III, no Regulatory Approval or other Approval is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with any applicable requirements of the HSR Act and with any other Antitrust Law, (ii) compliance with any applicable FDI Laws, (iii) any Approval that is applicable as a result of matters specifically related to Seller or any of its Affiliates, (iv) any applicable FAR Approval, and (v) those that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.4    Sufficiency of Funds.
(a)Purchaser has delivered to Seller a complete, correct and fully executed copy of an equity commitment letter (the “Equity Commitment Letter”) from KKR North America Fund XIII SCSP (the “Guarantor”) pursuant to which Guarantor has committed to provide cash equity to Purchaser in the aggregate amount, and subject to the terms and conditions, set forth therein (the “Equity Financing”). The Equity Commitment Letter is in full force and effect, has not been withdrawn, rescinded, or terminated, or otherwise amended or modified in any respect (other than an amendment or modification made in compliance with Section 5.15(b)) and is a valid and binding obligation of Purchaser and each of the other parties thereto, in each case, subject to the Enforceability Exceptions. The Equity Commitment Letter provides that Seller is an express third-party beneficiary of the rights granted to Purchaser under the Equity Commitment Letter only for the purpose of seeking specific performance of Purchaser’s right to cause the Equity Financing to be funded thereunder (solely to the extent that Purchaser is permitted to enforce the Equity Financing pursuant to the terms thereof). Assuming the accuracy of the representations and warranties set forth in Article III, the performance by the Seller of its obligations contained in this Agreement and that the conditions set forth in Article VII are satisfied at the Closing, (i) as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a failure of any condition to the funding of the Equity Financing or result in any portion of the Equity Financing being unavailable at the Closing, (ii) as of the date hereof, Purchaser has no reason to believe that it will be unable to satisfy at the Closing any term or condition to the funding of the Equity Financing at the Closing required to be satisfied by it and contained in the Equity Commitment Letter and (iii) the aggregate proceeds of the Equity Financing as of the Closing, will be sufficient to enable Purchaser to pay the amounts required to be paid by Purchaser at the Closing pursuant to Section 2.9(a)(i) and all fees, costs and expenses payable by Purchaser at the Closing in connection with the Transactions. There are no side letters or other agreements, Contracts, arrangements or understandings related to the Equity Financing that would adversely affect the availability or enforceability of the Equity Financing. There are no conditions precedent to the funding of the full amount of the Equity Financing except as expressly set forth in the Equity Commitment Letter.
(b)The Guarantor has duly executed and delivered to Seller a limited guaranty (the “Limited Guaranty”). The Limited Guaranty is in full force and effect and is the valid, binding obligation of the Guarantor, enforceable in accordance with its terms subject to the Enforceability Exceptions, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor.
(c)Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt by, or availability to, Purchaser or any of its Affiliates of any funds or financing or any other financing transaction be a condition to any of the obligations of Purchaser to effect the Closing.
Section 4.5    Proceedings. There are no Proceedings (other than investigations) pending or, to the knowledge of Purchaser, threatened in writing addressed and delivered to Purchaser, against Purchaser or any of its Affiliates, other than any Proceeding that, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. To the knowledge of Purchaser, there are no investigations pending or threatened in writing addressed and delivered to Purchaser, against Purchaser or any of its Affiliates, other than any investigation that, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.6    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates for which Seller or any of its Affiliates (other than, following the Closing, the NewCo Entities) would have any Liability.
Section 4.7    Investigation. Purchaser hereby acknowledges and agrees that Seller has made available to Purchaser and its Affiliates and their respective Representatives the opportunity to ask questions of the officers and management of Seller and the GES Business and been provided with access to the documents, information and records of or with respect to the NewCo Equity Interests, the Purchased Assets, the Assumed Liabilities, and the GES Business, in each case, satisfactory to Purchaser, and Purchaser confirms that it has (i) made an independent investigation, analysis and evaluation of the NewCo Equity Interests, the Purchased Assets, the Assumed Liabilities and the GES Business and (ii) such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Purchaser’s purchase of the NewCo Equity Interests and the Purchased Assets and its assumption of the Assumed Liabilities.
Section 4.8    Solvency. Assuming (i) the accuracy of the representations and warranties set forth in Article III, (ii) any estimates, projections or forecasts of the GES Business provided to Purchaser prior to the date hereof have been prepared in good faith based on assumptions that were and continue to be reasonable, (iii) the NewCo Entities that have been formed as of immediately before the consummation of the Transactions, taken as a whole, are not insolvent immediately before the consummation of the Transactions and (iv) the conditions set forth in Article VII have been satisfied, immediately following the Closing, Purchaser and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.8, “Solvent” means, with respect to Purchaser and its Subsidiaries, taken as a whole, that:
(a)the fair saleable value (determined on a going concern basis) of the assets of Purchaser and its Subsidiaries, taken as a whole, shall be greater than the total amount of the liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of Purchaser and its Subsidiaries, taken as a whole;
(b)Purchaser and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and
(c)Purchaser and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.
Section 4.9    Limitation of Warranties. By entering into this Agreement, Purchaser has relied solely upon (i) the representations and warranties expressly contained in Article III, the other Transaction Documents and any certificates delivered pursuant hereto, and no other representations or warranties whatsoever of Seller, the Seller Entities, any of their respective Affiliates or Representatives, or any other Person, whether express or implied, and (ii) its own independent review and analysis of the NewCo Equity Interests, the Purchased Assets, the Assumed Liabilities and the GES Business. Without limiting the generality of the foregoing, Purchaser, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, hereby acknowledges, represents, warrants and agrees that, other than those representations and warranties expressly set forth in Article III, the other Transaction Documents or any certificates delivered pursuant hereto or thereto, none of Seller, the Seller Entities nor any of their respective Affiliates, nor any of their respective Representatives or any other Person makes, has made or has authorized any Person to make (and Purchaser expressly disclaims reliance upon) any representation or warranty whatsoever, either express or implied, in connection with or related to this Agreement, the Transactions, the Transaction Documents or the transactions contemplated thereby, the NewCo Equity Interests, the Purchased Assets, the Assumed Liabilities and the GES Business. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make estimates, projections, budgets, pipeline reports and other forecasts and plans, that it is familiar with such uncertainties and it takes full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Purchaser, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, further hereby acknowledges and agrees that none of Seller, the Seller Entities or any of their respective Affiliates or Representatives shall be subject to any Liability for any inaccuracy, misstatement or omission with respect to any (a) forecasts, predictions, projections or estimates for the GES Business or the operation of the business of Purchaser and its Affiliates following the Closing or business plan information of the

GES Business or (b) materials, documents or information relating to the GES Business, the Purchased Assets, the NewCo Equity Interests, the Assumed Liabilities, this Agreement, the Transactions, the transactions contemplated by the other Transaction Documents or any other matters, whether written or oral, discussion or otherwise, made available by Seller, the Seller Entities or management of the GES Business or Representatives or Affiliates of Seller or the Seller Entities to Purchaser, Purchaser’s Affiliates or Purchaser’s Representatives, including in any data room, confidential information memorandum or presentation, in each case, except as expressly set forth in Article III, any other Transaction Documents or any certificates delivered pursuant hereto or thereto. Except for the representations and warranties expressly set forth in this Article IV, none of Purchaser or any of its respective Affiliates or Representatives has made or makes any representation or warranty whatsoever, whether express or implied, to Seller or any of its Affiliates or Representatives.
ARTICLE VCOVENANTS
Section 5.1    Efforts.
(a)Upon the terms, and subject to the conditions, set forth herein, the Parties shall cooperate and use their respective reasonable best efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and the transactions contemplated by the other Transaction Documents and to cause the conditions to each respective Party’s obligation to close the Transactions as set forth in Article VII to be satisfied as promptly as reasonably practicable, including all actions and all things necessary for such Party to (i) comply promptly with all legal requirements which may be imposed on it with respect to this Agreement, the other Transaction Documents and the Transactions and the transactions contemplated by the other Transaction Documents (which actions shall include furnishing all information required by applicable Law in connection with Regulatory Approvals or filings with any Governmental Entity) and (ii) obtain any Regulatory Approval and any FAR Approval in connection with the Transactions and the transactions contemplated by the other Transaction Documents; provided that in connection with any consents required under FDI Laws, in no event will Purchaser or its Affiliates be obligated to propose or agree to accept any undertaking or condition, or enter into any consent decree, to accept any operational restriction, or to take any other action that, in each case, in the reasonable judgment of Purchaser, would reasonably be expected to have a Business Material Adverse Effect. The Parties shall jointly develop, consult and cooperate with one another regarding, the strategy for obtaining any necessary approval of, or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses) any Governmental Entity in connection with this Agreement and the Transactions; provided that, in the event of any conflict or disagreement between the Parties, Purchaser shall have the right to direct the matter that is the subject of any such conflict or disagreement, acting reasonably and following consultation with Seller and after considering in good faith all comments and advice of Seller (and its counsel).
(b)In furtherance and not in limitation of the foregoing, the Parties shall use their respective reasonable best efforts to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date hereof and in any event no later than 5:00 p.m. Eastern time on January 30, 2023; and (ii) any statements, filings, notices or applications (or drafts thereof where applicable) with any applicable Governmental Entity to obtain any Regulatory Approval set forth in Section 5.1(b) of the Seller Disclosure Schedules as promptly reasonably as practicable following the date hereof. The Parties shall cooperate and use their respective reasonable best efforts to obtain any Regulatory Approvals, to respond to any requests for information from a Governmental Entity, and to contest and resist any Proceeding and to have vacated, lifted, reversed or overturned any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions, including defending on the merits any claim asserted in any court with respect to the Transactions by any Governmental Entity. To the extent permitted by applicable Law, the Parties shall provide each other copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. The Parties shall notify and keep each other advised as to any (i) substantive communication from any Governmental Entity regarding the Transactions and (ii) Proceeding pending and known to such Party or, to its knowledge, threatened, which challenges the Transactions. Neither Party shall participate in material or substantive meetings with any Governmental Entity in respect of any Regulatory Approvals, filings, investigation or other inquiry unless it consults with the other Party in advance, and to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate at such meetings.
(c)Without limiting the generality of Section 5.1(b), unless otherwise agreed in writing by the Parties, Purchaser shall file as promptly as reasonably practicable, all necessary statements, filings, notices or applications (or drafts thereof where applicable) and shall use its reasonable best efforts to obtain as promptly as reasonably practicable all Regulatory Approvals necessary to be obtained under any Antitrust Laws or FDI Laws in order to consummate the Transactions.
(d)As promptly as reasonably practicable following the date of this Agreement, Seller shall use its reasonable best efforts to submit for, and the Parties hereby agree to use their respective reasonable best efforts to obtain, FAR Approval for each Business Contract to which a U.S. federal Governmental Entity is a party (each, a “Prime U.S. Government Contract”), which Contracts, as of the date of this Agreement, are listed in Section 5.1(d) of the Seller Disclosure Schedules, and enter into a novation agreement for each such Prime U.S. Government Contract pursuant to which all of the applicable Seller Entity’s right, title, and interest in and to such Prime U.S. Government Contract shall be validly conveyed, transferred, assigned and novated to U.S. NewCo, which reasonable best efforts shall include cooperating and coordinating with the other Party in the making of any requests as may be necessary for the novation of any Prime U.S. Government Contract, providing all necessary information required or reasonably requested by any applicable Governmental Entity or by the other Party, and using reasonable best efforts to obtain any applicable required registrations (including, if applicable, System for Award Management) for U.S. NewCo necessary to obtain FAR Approval; provided that in no event shall a failure to obtain FAR Approval or any such registrations before the Closing constitute a failure of any condition to Purchaser’s or Seller’s obligations to effect the Closing. Following the submission of a filing for FAR Approval, Purchaser shall lead, in coordination with Seller, all communications with any U.S. federal Governmental Entities regarding any Prime U.S. Government Contract. Any correspondence, invoices or other written submissions, including requests for equitable adjustments, claims, contract modifications and requests for final decisions shall be jointly coordinated between Purchaser and Seller, and Seller, if approved (such approval not to be unreasonably withheld, conditioned or delayed), shall sign and submit such written submissions to the Governmental Entity. To the extent that there is an outstanding quotation, bid, offer or proposal submitted to a U.S. federal Governmental Entity that would result in a Prime U.S. Government Contract and that is accepted after the Closing, the resulting Contract shall be treated as a Prime U.S. Government Contract for purposes of this Section 5.1(d).
(e)Purchaser will not take, and will cause its Subsidiaries and the Guarantor not to take, any actions and will not do, and will cause its Subsidiaries and the Guarantor not to do, anything that would be reasonably likely to materially delay the obtaining of any Regulatory Approvals or to cause any Governmental Entity to object to the Transactions or the transactions contemplated by any other Transaction Document, including acquiring or agreeing to acquire any assets or businesses engaged in whole or in part in a line of business similar or related to the GES Business.
(f)Subject to applicable Law, each of Purchaser and Seller shall, upon request by the other, furnish the other Party, as applicable, with all information concerning itself, its business and operations, its Affiliates, directors, officers, equityholders or ultimate beneficial owners and the directors, officers, managers, or partners of any such ultimate beneficial owners, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statements, filings, notices or applications made (or to be made) (and drafts thereof where applicable) as contemplated by this Section 5.1 to (i) any Governmental Entity in connection with the Transactions or the transactions contemplated by any other Transaction Document or (ii) any other Person in connection with the Pre-Closing Restructuring or to open and establish bank accounts in accordance with Section 2.17. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, each of Seller and Purchaser may, as each may determine is reasonably necessary, designate competitively sensitive material or confidential information concerning that Party’s Affiliates, directors, officers, equityholders or ultimate beneficial owners and the directors, officers, managers, or partners of such ultimate beneficial owners, provided to the other pursuant to this Section 5.1(f) as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Purchaser, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.1(f), materials provided to the other Party or its counsel may be redacted to (i) remove references concerning the valuation of the GES Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(g)Without limiting the generality of the foregoing, Purchaser shall use its reasonable best efforts to take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all Regulatory Approvals necessary to be obtained under any Antitrust Laws in order to consummate the Transactions, as promptly as reasonably practicable, including (i) offering to sell or otherwise dispose of, or hold separate and agreeing to sell or otherwise dispose of specific assets or categories of assets or businesses of the GES Business; (ii) offering to terminate (and actually terminating) any existing relationships and contractual rights and obligations of the GES Business; (iii) offering to amend or terminate (and actually amending or terminating) such existing licenses or other intellectual property agreements and enter into such new licenses or other intellectual property agreements in each case with respect to the GES Business; (iv) agreeing to take and taking any and all actions and make any and all behavioral commitments, whether or not they limit or modify Purchaser’s rights of ownership in, or ability to conduct, from and after the Closing, the GES Business, any of the Purchased Assets or the NewCo Equity Interests; and (v) entering into agreements, including with the relevant Governmental Entity, giving effect to the foregoing clauses (i) through (iv) prior to the Outside Date, after it is determined that such action is necessary to obtain any such Regulatory Approval. In furtherance of the foregoing, Purchaser shall, and shall cause its Subsidiaries to, keep Seller fully informed of all matters, discussions and activities relating to any of the matters described in or contemplated by clauses (i) through (v) of this Section 5.1(g).
(h)Notwithstanding anything to the contrary in this Agreement (except Section 5.1(e)), nothing in this Section 5.1 (other than Section 5.1(e)) or any other provision of this Agreement shall require Purchaser or any of its Affiliates to take or agree to take, or to refrain from taking, any action, including any action contemplated by this Section 5.1, with respect to Purchaser or its Affiliates (including KKR & Co. Inc. and Kohlberg Kravis Roberts & Co. L.P. (each, “KKR”)), any investment funds or investment vehicles affiliated with, or managed or advised by, KKR or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or of any such investment fund or investment vehicle, or interest therein, other than with respect to the GES Business.
(i)Any provision in this Agreement notwithstanding, none of Seller, the other Seller Entities or any of their respective Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Regulatory Approval, including the actions set forth in this Section 5.1.
(j)Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall require the Parties or any of their Affiliates to take or agree to take any action pursuant to Section 5.1(g) with respect to their respective business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.
(k)Whether or not the Transactions are consummated, Purchaser shall be responsible for all filing fees payable to any Governmental Entity in order to obtain any Regulatory Approval or other Approval pursuant to this Section 5.1 or Section 2.12.
(l)Section 5.1(l) of the Seller Disclosure Schedules sets forth the certain jurisdictions in which Purchaser shall determine subject to good faith consultation with Seller if a filing under any applicable FDI Law is required or advisable (provided that Seller has the opportunity to consider the basis of any filing determination and has an opportunity to seek independent opinion and confirmation of applicable filing requirement which Purchaser shall consider in good faith), and if Purchaser determines that such filing is required or advisable, then Purchaser shall make any such filing under the applicable FDI Law. With respect to those jurisdictions identified in Section 5.1(l) of the Seller Disclosure Schedules, Seller shall provide the information reasonably necessary to permit Purchaser to complete its filing analysis with respect thereto within five (5) Business Days following (i) the date of this Agreement for those FDI Laws currently in effect or (ii) the date upon which the respective FDI Law becomes effective pursuant to final and binding regulations if such FDI Law becomes effective following the date of this Agreement but prior to the Closing.
Section 5.2    Covenants Relating to Conduct of Business.
(a)Except (i) as set forth in Section 5.2 of the Seller Disclosure Schedules, (ii) for any commercially reasonable action taken, or commercially reasonable omission to take action pursuant to any Pandemic Measures that relate to, or arise out of, any epidemic, COVID-19 or any other pandemic or disease outbreak or health emergency or any change in such Pandemic Measure following the date hereof, or any commercially reasonable action taken, or commercially reasonable omission to take action, in response to any epidemic, COVID-19 and any other pandemic, disease outbreak or other health emergency (including any Law or public health response or guideline or directive in relation thereto) (provided that prior to taking or omitting to take such an action, to the extent reasonably practicable, Seller shall notify Purchaser), (iii) as required or prohibited by applicable Law or any Contract to which Seller or any of its Affiliates is a party (excluding any Contract entered into by Seller or any of its Affiliates for the purpose of circumventing or avoiding Seller or any of its Affiliates’ obligations to comply with this Section 5.2 but for the entry into such Contract), (iv) as otherwise expressly contemplated by the terms of this Agreement (including the Pre-Closing Restructuring) or necessary to complete the Transactions or the transactions contemplated by any of the other Transaction Documents (including as may be necessary or advisable to transfer any Excluded Assets or Retained Liabilities) or (v) as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, Seller shall (and shall cause its Subsidiaries, including the NewCo Entities, to) (A) operate the GES Business in all material respects in the ordinary course and (B) maintain intact the current business, relationships and goodwill with employees, customers, lenders, suppliers and others having material business relationships involving the GES Business.
(b)Except (i) as set forth in the corresponding subsection of Section 5.2 of the Seller Disclosure Schedules, (ii) for any commercially reasonable action taken, or commercially reasonable omission to take action pursuant to any Pandemic Measures that relate to, or arise out of, any epidemic, COVID-19 or any other pandemic or disease outbreak or health emergency or any change in such Pandemic Measure following the date hereof, or any commercially reasonable action taken, or commercially reasonable omission to take action, in response to any epidemic, COVID-19 and any other pandemic, disease outbreak or other health emergency (including any Law or public health response or guideline or directive in relation thereto) (provided that prior to taking or omitting to take such an action, to the extent reasonably practicable, Seller shall notify Purchaser), (iii) as required or prohibited by applicable Law or any Contract to which Seller or any of its Affiliates is a party (excluding any Contract entered into by Seller or any of its Affiliates for the purpose of circumventing or avoiding Seller’s or any of its Affiliates’ obligations to comply with this Section 5.2 but for the entry into such Contract), (iv) otherwise expressly contemplated by the terms of this Agreement (including the Pre-Closing Restructuring) or (v) consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), and solely with respect to the GES Business, Seller shall not, and shall cause each of its Subsidiaries (including the NewCo Entities) not to:
(i)except (x) as may be required under any Benefit Plan in existence on the date hereof or adopted in accordance with this Section 5.2(b)(i), (y) with respect to any action for which Seller is responsible for the cost or (z) in connection with any action that applies uniformly all similarly situated employees of Seller or its Affiliates, (A) grant to any Business Employee having an annual base salary or annualized base wages in excess of two-hundred thousand Dollars ($200,000) any new, make any change in, or accelerate the vesting or payment of any, compensation or benefits, (B) adopt, enter into, amend, terminate or institute any material increase in any benefit provided under any Assumed Plan (or any plan or agreement that would be an Assumed Plan if in effect on the date hereof) or (C) enter into any material severance, retention, change in control, transaction bonus or similar agreement or arrangement with any Business Employee;
(ii)(A) except in the ordinary course of business, (1) terminate the employment of any Business Employee having an annual base salary or annualized base wages in excess of two-hundred thousand Dollars ($200,000), other than a termination of employment for cause in accordance with applicable Law, or (2)  hire any employee who would become a Business Employee and would have an annual salary or annualized base wages in excess of two-hundred thousand Dollars ($200,000), except for hiring any employee to replace any Business Employee with substantially the same compensation as the Business Employee who is being replaced, or (B) hire any employee who would become a Business Employee with duties or responsibilities with respect to Ultraviolet;
(iii)Other than in connection with any items of Indebtedness in clause (c)(ii) or clause (c)(iii) of the definition thereof, (A) incur or assume any Indebtedness for borrowed money allocated to the GES Business, (B) incur or assume any other Indebtedness allocated to the GES Business other than in the ordinary course of business or for amounts not exceeding one million Dollars ($1,000,000) in the aggregate, (C) make any acquisition of any assets or businesses in excess of one million Dollars ($1,000,000), other than acquisitions of inventory in the ordinary course of business,

(D) sell, pledge, license, transfer, license, mortgage, pledge, surrender, divest, cancel, fail to maintain, abandon, allow to lapse or expire or otherwise dispose of or encumber any Purchased Assets (except for (x) sales of Business Inventory in the ordinary course of business, (y) expirations of Registered Business Intellectual Property in accordance with statutory terms, or (z) non-exclusive licenses of Business Intellectual Property in the ordinary course of business), (E) issue, sell, pledge, transfer, dispose of or encumber any NewCo Equity Interests (or any direct or indirect rights in respect of such interests) or (F) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the outstanding equity interests of any NewCo Entity;
(iv)settle any Proceeding Primarily Related to the GES Business (other than a Tax Proceeding, which shall be governed solely by Section 5.2(b)(xv)) (A) for monetary damages in excess of one million Dollars ($1,000,000) or (B) that would bind, impose relief (other than monetary damages) on, or require ongoing compliance by the GES Business, Purchaser, the NewCo Entities or the Purchased Assets, as applicable;
(v)make any material changes to the lines of business of the GES Business;
(vi)make any advances, loans, capital contributions or investments in or to any Person other than the NewCo Entities;
(vii)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Seller Entities or NewCo Entities;
(viii)(A) modify or waive any Material Contract, other than a modification or waiver that is not adverse (other than in de minimis respects) to the GES Business or, except with respect to any Material Contract with an SDO, in the ordinary course of business, (B) terminate any Material Contract, (C) enter into any new Contract that if entered into prior to the date hereof would constitute a Material Contract (other than, in the case of this clause (C), any Contract with respect to any actions that are otherwise expressly permitted by any clause of this Section 5.2(b) (other than any Contract that if entered into prior to the date hereof would constitute a Material Contract pursuant to clauses (iv), (v) or (vii) of Section 3.11(a)), or (D) enter into any new Contract relating to Ultraviolet;
(ix)(A) other than as required by changes in GAAP after the date hereof, change the accounting principles, methods or practices utilized by the GES Business or (B) accelerate, delay, change or modify any credit collection and payment policies, procedures or practices (including any acceleration in the collection of receivables or delay in the payment of payables);
(x)fail to maintain any Business Permits in any material respect;
(xi)amend, restate, supplement or otherwise modify any Organizational Documents of any NewCo Entities in any respect adverse to Purchaser;
(xii)recognize any labor union, works council, or other collective employee representative group or body as the representative of any Business Employees, or establish, adopt, enter into, amend or modify any Collective Bargaining Agreement in connection with the GES Business, except, in each case, where required pursuant to applicable Law;

(xiii)with respect to each of the NewCo Entities and their Subsidiaries, (A) make, change or revoke any Tax election, (B) change any accounting period or method with respect to Taxes, (C) file any amended Tax Return, (D) enter into any closing agreement, (E) settle or compromise any Tax Proceeding with respect to any material Taxes, (F) surrender any right to claim a refund of material Taxes, (G) request any ruling with respect to Taxes from, or enter into any voluntary disclosure or similar agreement or otherwise voluntarily disclose information with respect to Taxes to, a Taxing Authority, or (H) consent to any extension or waiver of the limitation period applicable to any Taxes of the NewCo Entities or their Subsidiaries; or
(xiv)enter into any Contract or resolve to take any of the foregoing actions that are prohibited by this Section 5.2(b).
(c)Other than the right to consent or withhold consent with respect to the foregoing matters of this Section 5.2, nothing in this Agreement shall give Purchaser, directly or indirectly, any right to control or direct the operations of the GES Business prior to the Closing.
(d)Notwithstanding anything to the contrary in this Agreement, between the Adjustment Calculation Time and the Closing, none of Seller or any of its Affiliates shall take any action, or omit to take any action, with the purpose of modifying the Closing Date Net Working Capital or the Closing Date Indebtedness in order to increase the Purchase Price.
Section 5.3    Confidentiality.
(a)Purchaser hereby acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of that certain confidentiality agreement between Kohlberg Kravis Roberts & Co. L.P. and Seller Parent, dated as of October 31, 2022 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and, except as provided herein, shall survive the Closing. In the event of a conflict or inconsistency between the terms expressly set forth in this Agreement (rather than incorporated by reference herein) and the Confidentiality Agreement, the terms of this Agreement will govern. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the GES Business, and Purchaser hereby acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of the Seller Entities or any of their respective Affiliates or Representatives, concerning the Seller Entities or any of their respective Affiliates (other than with respect to the GES Business) or the Retained Business pursuant to the Confidentiality Agreement shall continue to remain subject to the terms and conditions of the Confidentiality Agreement for the term thereof. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 8.2(a) in accordance with its terms. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, each of Purchaser, KKR and their respective Affiliates may disclose the existence and terms of this Agreement, the Transaction Documents and the Transactions to its Affiliates and their respective actual and prospective limited partners, investors and financing sources in connection with their fundraising and reporting activities (so long as such Persons agree to, are bound by Contract or are otherwise subject to confidentiality obligations to keep the terms of this Agreement confidential on terms that are not materially less stringent than those set forth in the Confidentiality Agreement).
(b)From and after the Closing, the Seller Confidential Information shall be treated as “Confidential Information” under the Confidentiality Agreement and subject to the provisions thereof, mutatis mutandis.
Section 5.4    Access to Information.

(a)Prior to the Closing, subject to applicable Law, Seller shall afford to Purchaser, its Affiliates, its and their Representatives and the Debt Financing Sources and their Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the reasonable procedures established by Seller, to the properties, books, records, Contracts and personnel of Seller and its Subsidiaries to the extent Primarily Related to the GES Business or otherwise related to Purchased Assets, Assumed Liabilities or Business Employees, in each case, solely for the limited purpose of, notwithstanding anything to the contrary set forth in the Confidentiality Agreement or this Agreement, facilitating the consummation of the Transactions; provided that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates would be subject in discharging their obligations pursuant to this Section 5.4 (provided that, to the extent permitted by applicable Law, Seller shall promptly notify Purchaser thereof and use commercially reasonable efforts to seek alternative means to disclose as much of such information possible without violating or otherwise adversely affecting such confidentiality obligations) and (ii) such access may be limited to the extent Seller or its applicable Subsidiary reasonably determines, in light of any epidemic, pandemic (including COVID-19) or other health emergency or any Pandemic Measure, that such access would jeopardize the health and safety of any Representative of Seller or such Subsidiary (clauses (i) and (ii), the “Access Exceptions”).
(b)Notwithstanding anything to the contrary set forth herein, Purchaser agrees that any investigation undertaken pursuant to the access granted under, and any request for access pursuant to, Section 5.4(a) shall be conducted in such a manner so as not to unreasonably interfere with the operation of the GES Business, and none of Seller nor any Affiliate of Seller shall have any obligation under Section 5.4(a) with respect to any matter that would unreasonably interfere with the operation of the GES Business. Except as otherwise expressly required under this Agreement, none of Purchaser nor any of its Affiliates or Representatives shall communicate with any of the employees of the GES Business without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Purchaser and its Affiliates and Representatives may communicate with, whether written or oral, (i) with managerial personnel involved in and for the purpose of (x) the separation, transition and migration of the GES Business from the Retained Business and (y) preparations for the GES Business to receive Transition Services (as defined in the Transition Services Agreement) pursuant to the Transition Services Agreement, (ii) with managerial, finance or accounting personnel in connection with the Debt Financing or (iii) that are consistent with, and do not contain additional information not contained in, prior communications made to employees for which Seller provided its written consent, in each case of clauses (i) – (iii), to the extent such communications are not unreasonably disruptive to employees of Seller or its Affiliates (clauses (i)-(iii), collectively, the “Permitted Employee Communications”). Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its Affiliates shall be required to provide access to or disclose any (i) information, if doing so (A) would, in the reasonable and good faith judgment of external counsel to Seller, violate any Law, Contract to which any of Seller, the other Seller Entities or their respective Affiliates are bound or fiduciary obligation, (B) would result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) in the reasonable and good faith opinion of external counsel to Seller or any of its Affiliates, as applicable, or (C) could result in the disclosure of any competitively sensitive information unrelated to the GES Business, provided, in the event that Seller does not disclose any documents (or portion thereof) or information in reliance on the foregoing clauses (A), (B) or (C), Seller shall, to the extent permitted by applicable Law, provide reasonably prompt notice to Purchaser that it is withholding such information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate such obligations, waive privilege or disclose such competitively sensitive information, (ii) information relating to any auction, sale or divestiture process conducted by any of Seller, the other Seller Entities or their respective Affiliates for any of Seller’s or the other Seller Entities’ or any of their respective

Affiliates’ (or Representatives’) evaluation of the GES Business in connection therewith, including projections, financial or other information relating thereto, including the actions of the board of directors (or similar governing body) of any of Seller, the other Seller Entities or their respective Affiliates (or any committee thereof) with respect to the foregoing and (iii) Tax Return that includes any of Seller, the other Seller Entities or any of their respective Affiliates or any Tax-related work papers.
Section 5.5    Post-Closing Access.
(a)Purchaser agrees to preserve and keep all (x) Transferred Books and Records and (y) such similar books, records and materials that were indirectly transferred to Purchaser by virtue of the transfer and delivery of the NewCo Equity Interests, in each case, that, except as otherwise provided in the Transaction Documents, are related to the period prior to the Closing (clauses (x) and (y), the “Purchaser Retained Records”), and not to destroy or dispose of any such Purchaser Retained Records until the date that is the later of (i) the date on which Purchaser’s or its Affiliates’, as applicable, generally applicable record retention policies and procedures permit Purchaser or its Affiliates, as applicable, to destroy or dispose such Purchaser Retained Records and (ii) such later date as may be required by Law, subject to Section 5.5(b).
(b)Purchaser shall provide Seller with written notice sixty (60) days prior to destroying or disposing of the last copy of any Purchaser Retained Records (except in accordance with its record retention policies consistent with past practice) that may be reasonably required to be retained by Seller in connection with the matters set forth in clauses (i) through (iv) of Section 5.5(c), as applicable, and Seller shall have the right, at its expense, to reproduce or take any such materials no later than twenty (20) days after having received notice that such materials are to be destroyed or disposed of.
(c)For a period of seven (7) years following the Closing or for such shorter period as the applicable Purchaser Retained Records are required to be retained by Purchaser in accordance with Section 5.5(a), Purchaser and any applicable Affiliates shall permit Seller, the other Seller Entities and their respective Affiliates and Representatives to have commercially reasonable access (including the right to make copies) during normal business hours, upon reasonable prior notice to Purchaser or such Affiliates, to the Purchaser Retained Records to the extent that such access may be reasonably required in connection with (i) preparation of any accounting records or with any audits or similar proceedings, (ii) any Proceeding (other than a Proceeding between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand) relating to the operation of the GES Business prior to the Closing (except as otherwise provided in the Transaction Documents) or (iii) any regulatory matter. For a period of seven (7) years following the Closing Date, each of Seller and Purchaser shall use, and shall cause their Affiliates to use, commercially reasonable efforts to allow the other Party and their respective Affiliates and authorized Representatives to have commercially reasonable access to such Party’s Books and Records, employees and auditors, upon reasonable prior notice and during normal business hours, if reasonably required in connection with (A) preparation of any accounting records or with any audits or similar proceedings, (B) any Proceeding relating to the operation of the GES Business prior to the Closing (except as otherwise provided in the Transaction Documents) or (C) any regulatory matter. Notwithstanding the foregoing, such access provided by a Party pursuant to this Section 5.5(c) may be limited on the basis of the Access Exceptions, applied mutatis mutandis.
Section 5.6    Publicity. Each of Seller and Purchaser shall have the right to issue an initial press release with respect to the Transactions upon the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. No Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or other public announcement in respect of this Agreement, the Transactions or the transactions contemplated by the other Transaction Documents, in each case, that is inconsistent with, or contains additional information not contained in, the initial press release, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or the rules and regulations of any stock exchange, in which case the Party or an Affiliate making such release or announcement shall use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement (and will consider any such comments in good faith) in advance of such issuance; provided that nothing in this Agreement shall restrict the disclosure of information about the Transactions that is consistent with prior public disclosures on Purchaser’s Affiliates’ websites in the ordinary course of business.
Section 5.7    Purchaser R&W Insurance Policy. Seller acknowledges that Purchaser may seek to obtain an insurance policy that provides coverage for the benefit of Purchaser or its designee as the named insured for any potential breaches of any of the representations and warranties of Seller set forth in Article III (the “Purchaser R&W Insurance Policy”) and, upon Purchaser’s request, agrees to reasonably cooperate with and assist Purchaser in obtaining the Purchaser R&W Insurance Policy, including, to the extent permitted by applicable Law, by providing additional diligence information as may be reasonably requested in connection with the underwriting of the Purchaser R&W Insurance Policy or as may be reasonably required to address and remove any conditional exclusions under the Purchaser R&W Insurance Policy. Purchaser agrees that the Purchaser R&W Insurance Policy, if obtained, shall provide that the insurer shall waive and not pursue any subrogation, claims in contribution or other rights of recovery against Seller or any of its Affiliates, other than to the extent of any Fraud by Seller or such Affiliate. Purchaser shall provide such proposed Purchaser R&W Insurance Policy to Seller a reasonable amount of time in advance of the execution thereof in order to allow Seller to confirm compliance with this Section 5.7. Purchaser shall provide Seller the reasonable opportunity to review and comment on the proposed Purchaser R&W Insurance Policy and shall consider in good faith any comments provided by Seller. The Purchaser R&W Insurance Policy, including the subrogation provisions therein, may not be amended or waived by Purchaser in any manner adverse to Seller or any of its Affiliates without Seller’s prior written consent. Seller and its Affiliates shall be express third-party beneficiaries of such amendment and waiver provisions set forth in the Purchaser R&W Insurance Policy solely for purposes of enforcing its rights pursuant to this Section 5.7. Purchaser shall bear one hundred percent (100%) of the costs associated with obtaining the Purchaser R&W Insurance Policy, including the premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees.
Section 5.8    Employee Matters.
(a)Communications by Purchaser. From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with Article VIII, Purchaser shall consult with Seller and obtain Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) before making any written or oral communications to any Business Employees or Individual Service Providers, whether relating to offers of employment, employee benefits, including Benefit Plans and post-Closing terms of employment or otherwise; provided that Purchaser and its Affiliates and Representatives may make the Permitted Employee Communications.
(b)Employee Transfers.
(i)Continuation of Employment. Immediately following the Closing, Purchaser shall, or shall cause its Affiliates to, continue the employment of each Business Employee employed by a NewCo Entity on the terms set forth in this Section 5.8;

provided, however, that nothing in this Section 5.8 shall constitute a guarantee of employment for any specific period of time following the Closing.
(ii)ARD Employees. With respect to each Business Employee who is employed by Seller or one of its Affiliates in a jurisdiction in which the ARD is applicable and who is not employed by a NewCo Entity immediately prior to the Closing (an “ARD Employee”), Seller and Purchaser accept and agree that the Transactions constitute a relevant transfer for purposes of the ARD and to apply the ARD in all of its provisions, and accept and agree that the terms and conditions of employment of each such ARD Employee who is employed on the Closing Date and does not object to his or her transfer (to the extent such ARD Employee has the right to object) will transfer effective as of the Closing as if such terms and conditions were originally made or agreed between Purchaser or its relevant Affiliate and the applicable ARD Employee. Seller and Purchaser shall, or shall cause their relevant Affiliates to, inform and consult with any labor union, works council, or other collective employee representative group or body to the extent required by the ARD or other applicable Law or Collective Bargaining Agreement and, subject to applicable Data Protection Legislation. Seller and Purchaser shall provide such information and assistance in a timely manner as either party may reasonably require to enable it or any relevant Subsidiary to comply with its obligations under ARD. Notwithstanding the foregoing, if any ARD Employee does not transfer automatically to the relevant Affiliate of Purchaser pursuant to the ARD, Seller and Purchaser shall cooperate to timely identify any such ARD Employee and Purchaser shall (or shall cause its relevant Affiliate to) make a written offer of employment to such ARD Employee, on the terms and conditions consistent with this Section 5.8, applicable Law and the terms and conditions which would have applied had such ARD Employee’s employment transferred pursuant to the ARD. Effective as of the Closing, Seller and its Affiliates shall cease to employ any such ARD Employee who accepts such offer.
(iii)Offers of Employment. No later than thirty (30) days prior to the Closing Date (or such earlier time as is required by applicable Law), Purchaser shall, or shall cause one of its Affiliates to, make a written offer of employment, on the terms and conditions consistent with this Section 5.8 and applicable Law, to each Business Employee (other than any ARD Employee or Employee on Leave) who is expected to be employed by Seller or any of its Affiliates (other than a NewCo Entity) immediately prior to the Closing, with each such offer effective as of, contingent upon the Closing, and providing for employment commencing as of the Closing. With respect to each Business Employee who is, as of the Closing Date, an Employee on Leave and not employed by a NewCo Entity or an ARD Employee, Purchaser shall offer employment per the terms required in this Section 5.8, to be effective upon such Employee on Leave’s return to active employment within the later of (A) the date that is six (6) months following the Closing Date and (B) for any Employee on Leave outside the United States who is subject to Law which provides protections with regard to return to work, such longer period as may be required by applicable Law. Purchaser shall provide the template for each applicable offer letter to Seller at least five (5) Business Days in advance of delivering offers of employment to any Business Employees and each such template shall be subject to Seller’s review and approval. Effective as of the Closing, Seller and its Affiliates shall cease to employ any Business Employee. Notwithstanding the foregoing, if so requested by Seller, Purchaser shall enter into a tripartite agreement with a Business Employee in lieu of Purchaser making an offer pursuant to this Section 5.8(b)(iii), with terms and conditions consistent with this Section 5.8.
(iv)Each Business Employee (A) who is employed by a NewCo Entity as of the Closing, (B) whose employment transfers to Purchaser or any of its Affiliates pursuant to Section 5.8(b)(ii) or (C) whose employment transfers to Purchaser or any of its Affiliates pursuant to Section 5.8(b)(iii), shall be referred to herein as a “Transferred Business Employee”.
(c)Terms and Conditions of Employment. In addition to any requirements to maintain terms and conditions of employment imposed by applicable Law, with respect to each Transferred Business Employee, Purchaser shall, or shall cause its Affiliates (including the NewCo Entities) to, provide, for a period of at least twelve (12) months following the Closing Date, or such longer period as required by applicable Law (the “Continuation Period”): (i) at least the same wage rate or base salary level in effect for such Transferred Business Employee immediately prior to the Closing; (ii) target annual cash incentive compensation opportunities for such Transferred Business Employee that are, in each case, no less favorable than those in effect immediately prior to the Closing; and (iii) employee benefits that are substantially comparable in the aggregate to those in effect for such Transferred Business Employee immediately prior to the Closing (or those that would have been in effect had the harmonization process set forth on Section 5.2(b)(i)(5) of Seller’s Disclosure Schedules been completed prior to the Closing Date), in each case, or such greater amounts as are required by applicable Law. In addition, (A) with respect to Transferred Business Employees located outside of the U.S., the Parties agree to effectuate the transfer of such Business Employees to avoid the triggering of severance payments to the extent permissible under applicable Law and (B) the terms and conditions of employment of any Business Employee subject to a Collective Bargaining Agreement shall be in accordance with the applicable Collective Bargaining Agreement as in effect from time to time. If Purchaser fails to provide offers which avoid the triggering of severance payments where permissible under applicable Law, Purchaser will be solely responsible for (or, if applicable, reimburse Seller in full for) the cost of any severance, redundancy, long-service, notice or garden leave pay, or similar payments, contributions or benefits that may become payable to any Business Employee as a result thereof.
(d)Service Credit. From and after the Closing, Purchaser shall provide to each Transferred Business Employee full credit for all purposes (including eligibility, vesting and entitlement to benefits, including the determination of the level of vacation and severance pay benefits) under each employee benefit plan, policy or arrangement sponsored by Purchaser or any of its Affiliates for such Transferred Business Employee’s service prior to the Closing with Seller or any of its Affiliates (or any of their predecessors), to the same extent such service was recognized by Seller and its Affiliates immediately prior to the Closing and, where applicable, in accordance with the ARD; provided that such service shall not be credited to the extent such credit would result in any duplication of compensation or benefits.
(e)Health Coverages. Purchaser shall cause each Transferred Business Employee and his or her eligible dependents to be covered from and after the Closing by the group health plan or plans maintained by Purchaser or any of its Affiliates that (i) comply with the provisions of Section 5.8(c) or Section 5.8(j), as applicable, and (ii) do not limit or exclude coverage on the basis of any preexisting condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan. Purchaser shall use commercially reasonable efforts to provide each Transferred Business Employee full credit under Purchaser’s or such Affiliate’s group health plans, for the year in which the Closing occurs, for any deductible or co-payment already incurred by the Transferred Business Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or Purchaser’s or such Affiliate’s group health plans.
(f)Severance. If (i) Purchaser fails to (A) make any Business Employee an offer of employment or enter into a tripartite agreement that, in either case, complies with the terms of Section 5.8 or (B) accept the employment of a Business Employee or continue the employment of a Business Employee; or (ii) any ARD Employee objects to the transfer of his or her employment to Purchaser or relevant Affiliate and, in each case, Seller or its Affiliate terminates the employment of such Business Employee within ninety (90) days following the Closing or any ARD Employee’s employment automatically terminates, then Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify, defend and hold harmless Seller and its Affiliates for any Liabilities incurred in connection with such individual’s employment from the Closing until such termination and on or in connection with the termination of such individual’s employment including notice pay and severance benefits that Seller or any of its Affiliates pays or provides to any such Business Employee under applicable Law, Collective Bargaining Agreement, any individual employment agreement and under Seller’s applicable severance plans and policies. Purchaser shall, or shall cause its Affiliates to, reimburse Seller and any relevant Affiliate of Seller for any amounts payable under this Section 5.8(f) as soon as practicable but in any event within thirty (30) days of receipt from Seller of appropriate verification, for all payments, costs and expenses actually paid by Seller or its Affiliates. Seller will be responsible (or, if applicable, reimburse Purchaser in full) for the cost of any severance obligation with respect to any Business Employee who objects to the transfer of his or her employment to Purchaser or relevant Affiliate where Purchaser or the relevant Affiliate has complied with the ARD or rejects Purchaser’s offer of employment on terms and conditions consistent with this Section 5.8. In the event a Transferred Business Employee’s employment is terminated during the Continuation Period by Purchaser or one of its Affiliates, Purchaser shall, or shall cause its applicable Affiliate to, provide such Transferred Business Employee with severance payments and benefits equal to the greater of the (x) severance payments and benefits as set forth in Section 5.8(f) of the Seller Disclosure Schedules and (y) severance payments and benefits required by applicable Law (if any).
(g)401(k) Plan.
(i)Effective as of the Closing, Purchaser shall, or shall cause one of its Affiliates to, have in effect a defined contribution retirement plan that is tax-qualified under Section 401(a) of the Code and includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”). Each Transferred Business Employee who is a participant immediately prior to the Closing in a defined contribution retirement plan of Seller that is tax-qualified under Section 401(a) of the Code (each, a “Seller 401(k) Plan”) shall be enrolled in the Purchaser 401(k) Plan as soon as practicable following the Closing Date. Each Transferred Business Employee who is not a participant in the Seller 401(k) Plan immediately prior to the Closing shall be permitted to enroll in the Purchaser 401(k) Plan after the Closing Date in accordance with the terms of the Purchaser 401(k) Plan.
(ii)Purchaser shall cause the Purchaser 401(k) Plan to provide each Transferred Business Employee with full credit for such Transferred Business Employee’s service with Seller or any of Seller’s Affiliates or predecessors prior to the Closing for purposes of eligibility and vesting under the Purchaser 401(k) Plan.
(iii)On or as soon as practicable after the Closing Date, Seller shall take all commercially reasonable measures needed to cause the transfer to the Purchaser 401(k) Plan of all of the assets and liabilities of the Seller 401(k) Plan that are attributable to the Transferred Business Employees, including all promissory notes and receivables in respect of plan loans to the Transferred Business Employees under the Seller 401(k) Plan that remain outstanding as of the Closing and accrued liabilities arising out of any applicable qualified domestic relations order. Purchaser shall direct the trustee of the Purchaser 401(k) Plan to accept such transfer of assets and liabilities from the Seller

401(k) Plan. Such transfer of assets and liabilities shall be made in accordance with the applicable requirements of Section 411(d)(6) and 414(l) of the Code.
(iv)Purchaser and Seller shall cooperate to take any and all commercially reasonable measures needed to effect the transition to the Purchaser 401(k) Plan of all outstanding loans under the Seller 401(k) Plan with respect to the Transferred Business Employees so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans. Such actions may include, for example, amending the Seller 401(k) Plan to permit a Transferred Business Employee to continue to make scheduled loan payments to the Seller 401(k) Plan after the Closing, but before the Seller 401(k) Plan assets and liabilities are transferred to the Purchaser 401(k) Plan, and adopting administrative procedures to facilitate such loan payments.
(h)Flexible Spending Accounts. Seller and Purchaser, or their respective Affiliates, shall take all actions necessary or appropriate, consistent with “Situation 2” of Revenue Ruling 2002-32, including adopting the amendments described in such Revenue Ruling to the health and dependent care flexible spending account plans of Seller (the “Seller FSAs”) and Purchaser (the “Purchaser FSAs”), so that, effective as of the Closing, (i) the account balances (whether positive or negative) of the Transferred Business Employees who are participants in the Seller FSAs (the “FSA Participants”) shall be transferred to the Purchaser FSAs; (ii) the elections, contribution levels and coverage levels of the FSA Participants shall apply under Purchaser FSAs in the same manner as under the Seller FSAs; provided that Seller has provided to Purchaser all data necessary to reflect such application; and (iii) the FSA Participants shall be reimbursed from the Purchaser FSAs for claims (A) incurred at any time during the plan year of the Seller FSAs during which the Closing occurs (or during any grace period or extended grace period applicable to the Seller FSAs) and (B) submitted to the Purchaser FSAs from and after the Closing Date, substantially on the same basis, terms and conditions as under the Seller FSAs.  As soon as reasonably practicable following the Closing, if the aggregate (x) benefits paid by the Seller FSA to the Transferred Business Employees prior to the Closing exceed the aggregate payroll deductions for the Seller FSAs made in respect of the Transferred Business Employees at or prior to the Closing, then Purchaser shall reimburse Seller for the amount of such excess or (y) payroll deductions for the Seller FSAs made in respect of the Transferred Business Employees at or prior to the Closing exceed the aggregate benefits paid by the Seller FSAs to the Transferred Business Employees prior to the Closing, then Seller shall reimburse Purchaser for the amount of such excess. The Parties hereby agree to make reasonable, good faith efforts to implement the provisions of this Section 5.8(h), taking into account the complexity of transferring flexible spending accounts.
(i)Cash Incentive Compensation.
(i)Prior to the Closing, Seller shall cause to be paid, to each Transferred Business Employee who is eligible to participate in any Benefit Plan providing annual cash incentive compensation payments in respect of calendar year 2022 (any such Benefit Plan, a “2022 Annual Cash Bonus Plan”, and any such payment, a “2022 Annual Cash Bonus”), subject to each such Transferred Business Employee’s continued employment with Seller or its Affiliates through the date the 2022 Annual Cash Bonuses are paid, based on the level of performance determined by Seller in its sole discretion.
(ii)Prior to the Closing, Seller shall cause to be paid to each Transferred Business Employee [***] any bonus due to him or her under any Benefit Plan providing annual cash incentive compensation payments in respect of calendar year 2023 (any such Benefit Plan, a “2023 Annual Cash Bonus Plan”), subject to each such

Transferred Business Employee’s continued employment with Seller or its Affiliates through the Closing, based on the level of performance determined by Seller in its sole discretion, and prorated for the portion of the performance period elapsed under the applicable 2023 Annual Cash Bonus Plan from the beginning of such performance period through the Closing.
(j)Collective Bargaining Agreements. Purchaser and Seller shall, and shall cause their Subsidiaries to, cooperate to take all steps, on a timely basis, as are required under the ARD or other applicable Law or any Collective Bargaining Agreement to notify, inform, consult with, or negotiate the effect, impact, terms or timing of the Transactions with each union, labor board, works council or employee representative group or body, or Governmental Entity where so required under applicable Law. Purchaser agrees that as of and following the Closing Date, Purchaser shall, or shall cause an Affiliate to, (i) recognize the unions that are signatories to the Collective Bargaining Agreements immediately prior to the Closing Date as the representatives of the Transferred Business Employees of the bargaining units described therein and (ii) assume each Collective Bargaining Agreement and to comply with the obligations thereunder.
(k)Immigration Permissions. Purchaser and its Affiliates, as applicable, shall take all actions reasonably necessary to procure, transfer or maintain the visa, foreign worker status or other permissions that Business Employees require in connection with their employment by Purchaser.
(l)No Third-Party Beneficiaries. Without limiting the generality of Section 10.4 and subject to Section 10.4, the provisions of this Section 5.8 are solely for the benefit of the Parties and no current or former employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan or other employee benefit plan for any purpose.
(m)Cooperation. Seller and Purchaser and their respective Affiliates (including the NewCo Entities) shall use reasonable efforts to cooperate with each other to effectuate the provisions set forth in this Section 5.8 relating to the transfer of the Business Employees who become Transferred Business Employees and the transfer of applicable employment-related assets and Liabilities, including by using reasonable efforts to cooperate to (i) exchange information related to Business Employees and their dependents and beneficiaries, including employment records and benefits information including Books and Records (subject to Seller’s reasonable, good faith determination that the exchange of such information is in compliance with all applicable Laws regarding the collection, use, storage, disclosure or other processing of Personal Information and the provisions of Section 2.4(f) and except to the extent disclosure thereof would constitute a breach or other contravention of any Contract or result in any waiver of any attorney-client or other applicable legal privilege or protection) and (ii) transfer the participation of Transferred Business Employees from Seller Plans to any benefit plan sponsored or maintained by Purchaser or any of its Affiliates in which such Transferred Business Employees are eligible to participate on or following the Closing Date where applicable, providing benefits in accordance with Section 5.8(c). Each Transferred Business Employee shall cease all active participation in, and accrual of benefits under, any Seller Plan effective as of the Closing Date. Seller and Purchaser and their respective Affiliates (including the NewCo Entities) shall mutually agree, in good faith, to reasonable processes, procedures and/or documentation relating to any material employee notices, agreements and communications following the date of this Agreement in relation to the Transactions and the transactions contemplated by the other Transaction Documents, including matters addressed in this Section 5.8.
Section 5.9    Intellectual Property Matters.

(a)Except as otherwise set forth in this Section 5.9(a), neither Purchaser nor any of its Affiliates shall use, or have the right to use, the Seller Marks following the Closing Date. As soon as reasonably practicable, but in no event more than one hundred eighty (180) days after the Closing Date (the “Mark Transition Period”), Purchaser shall and shall cause its Affiliates (including the NewCo Entities) to (i) cease using the Seller Marks and (ii) complete all necessary actions to replace any publicly facing materials, including signage, stationary and promotional materials that bear the Seller Marks. Nothing shall restrict Purchaser or its Affiliates (as of the Closing Date), including the NewCo Entities, from using or referencing the Seller Marks at any time after the Closing Date in (A) a non-trademark manner to describe or provide information regarding the history of the GES Business, (B) historical legal and business documents and non-public facing historical office materials, (C) a manner that would constitute “fair use” under applicable Law or (D) as required by applicable Law. From and after the Closing, neither Purchaser nor any of its Affiliates shall challenge or assist any third party to challenge the validity, enforceability or ownership of any of the Seller Marks.
(b)At Purchaser’s request, for a period of one hundred and eighty (180) days after the Closing Date, Seller shall, and shall cause its Affiliates to, maintain a statement and a link on Seller’s and its Affiliates’ primary website for the GES Business (spglobal.com/engineering), in form and substance reasonably agreeable to each of Seller and Purchaser, directing customers to the primary post-Closing website for the GES Business.
(c)
(i)Seller, on behalf of itself and its Affiliates, hereby grants to the NewCo Entities, effective as of the Closing, a nonexclusive, fully paid-up, irrevocable, worldwide, perpetual, sub-licensable (as set forth in this Section 5.9(c)) and transferable (as set forth in this Section 5.9(c)) license to use, reproduce, store, distribute, copy, modify, display, transmit and create derivative works of the SAM Software, for use in the GES Business following the Closing.
(ii)Prior to the Closing, Seller shall use reasonable best efforts to deliver to a NewCo Entity in a commercially reasonable format a copy of all (A) source code for the SAM Software and (B) related written documentation, in the case of each of clause (A) and clause (B), to the extent then-existing. Notwithstanding anything to the contrary set forth herein, delivery of the foregoing shall not be a condition to the consummation of the Transactions.
(iii)None of the Newco Entities shall have any rights to any enhancements, improvements or other modifications (“Improvements”) to any SAM Software created or developed by or on behalf of Seller or its Affiliates after the Closing, and Seller and its Affiliates shall own all Improvements to the SAM Software created or developed by or on behalf of Seller or its Affiliates following the Closing. Neither Seller nor its Affiliates shall have any rights to any Improvements to the SAM Software created or developed by or on behalf of any of the Newco Entities after the Closing, and the Newco Entities shall own all Improvements to the SAM Software created or developed by or on behalf of the Newco Entities following the Closing.
(iv)All use of the SAM Software by or under authority of the Newco Entities and their respective Affiliates (or their permitted successors and assigns) from and after the Closing shall be on an “AS IS, WHERE IS” basis, with all faults and all express and implied representations and warranties disclaimed, and at their sole risk. Following the Closing, Seller and its Affiliates shall have no obligation to, and shall not, provide any support, maintenance or other services with respect to the SAM Software, except as may be expressly provided for in the Transition Services Agreement.

(v)The license to the SAM Software granted under this Section 5.9(c) shall be freely sublicensable, assignable and transferable without the prior written consent of Seller or any of its Affiliates; provided, that Purchaser shall ensure that the Newco Entities cause any sublicensee, assignee or transferee to agree that it is, and its sublicensees, transferees and assignees will be, bound by and subject to the restrictions contained in this Section 5.9(c) and by confidentiality restrictions at least as protective of the SAM Software as those contained in Section 5.3. The SAM Software shall not include any Trademarks. Nothing in this Section 5.9(c) shall limit Section 3.9.
Section 5.10    Insurance.
(a)Following the date of this Agreement and prior to the Closing, Seller shall, and shall cause its Affiliates to, at Purchaser’s sole cost and expense (including by reimbursing Seller and its Affiliates for any reasonable and documented out-of-pocket fees, costs and expenses incurred by Seller or any Affiliates in connection with their obligations under this Section 5.10(a) (any such fees, costs or expenses (including attorneys’ fees) that are not so reimbursed as of immediately prior to the Closing, the “Outstanding Insurance Expenses”)), use reasonable best efforts to reasonably cooperate with Purchaser (i) to identify any insurance policies (and related claims and compliance processes) in place for the benefit of the GES Business as of the date of this Agreement, including the Business Insurance Policies and (ii) in Purchaser’s efforts to facilitate the NewCo Entities putting in place insurance policies (and related claims and compliance processes) in respect of the GES Business effective as of the Closing, including by, subject to the Access Exceptions, providing Purchaser and its Representatives with reasonable access, during normal business hours, to the properties, books, records, Contracts, personnel, documents and other information of Seller and its Affiliates necessary or advisable in connection with putting in place such insurance policies (and related claims and compliance processes), including insurance-related data and records relating to underwriting, risk exposure, claims and coverage information relating to insurance policies (and related claims and compliance processes) in place for the benefit of the GES Business as of the date of this Agreement. Notwithstanding anything to the contrary set forth herein, it shall not be a condition to the consummation of the Transactions for any such insurance policies to be put in place or otherwise be in effect.
(b)Seller shall reasonably cooperate with Purchaser with respect to any claim for coverage by or on behalf of Purchaser, NewCo Entities or their Subsidiaries with respect to the NewCo Entities, the Purchased Assets or the GES Business under the occurrence-based Business Insurance Policies issued by third party insurers (and not any captive or fronted insurance policies) with respect to claims arising from facts, events or circumstances that occurred or were alleged to have occurred prior to the Closing Date (such facts, events or circumstances, the “Pre-Closing Occurrences,” and such claims, the “Occurrence Policy Claims”); provided that, to the extent coverage for any such Occurrence Policy Claim is also available under any insurance policies of Purchaser, NewCo Entities or their Subsidiaries, Purchaser shall also submit the Occurrence Policy Claim under such policies. Seller shall not, and shall cause its Affiliates not to, take any action to exclude or remove the NewCo Entities, the Purchased Assets or the GES Business from coverage under any such occurrence-based Business Insurance Policies with respect to Pre-Closing Occurrences. Seller shall reasonably cooperate with Purchaser in, and use commercially reasonable efforts to pursue, the collection of all insurance proceeds in respect of any Occurrence Policy Claim; provided, however, that Purchaser shall be solely responsible for any: (i) deductible or retention to the extent directly applicable to any such Occurrence Policy Claim; (ii) increases in premium or collateral requirements under any Business Insurance Policy to the extent reasonably attributable to any Occurrence Policy Claim; and (iii) reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of Seller or any of its Affiliates in connection with pursuing coverage for an Occurrence Policy Claim. Notwithstanding anything in this Agreement to the contrary,

(x) Seller shall retain all rights to control its insurance policies, including the occurrence-based Business Insurance Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any such policies; and (y) Seller shall retain all right, title and interest in its insurance policies, including the occurrence-based Business Insurance Policies. Solely to the extent any Losses with respect to any Pre-Closing Occurrence are recoverable under the Purchaser R&W Insurance Policy, Purchaser shall use commercially reasonable efforts to attempt to recover such Losses under the Purchaser R&W Insurance Policy before making any Occurrence Policy Claim with respect to such Pre-Closing Occurrence. None of Purchaser or its Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any liability arising from the operation of the GES Business following the Closing. Seller and its Affiliates may, effective at or after the Closing, amend any insurance policies in the manner they deem appropriate so long as the ability of Purchaser, the NewCo Entities and their Subsidiaries to pursue claims with respect to Pre-Closing Occurrences under such insurance policies in accordance with this Section 5.10(b) is preserved. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the GES Business.
Section 5.11    Litigation Support. In the event that and for so long as a Party or any of its Affiliates is prosecuting, contesting, defending or otherwise involved in any Proceeding by a third party in connection with (i) the Transactions or any of the transactions contemplated under the other Transaction Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the GES Business, the NewCo Equity Interests, the Purchased Assets or the Assumed Liabilities, the other Party shall, and shall cause its Affiliates (and its officers and employees) to, cooperate with such Party and its counsel in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that, notwithstanding the foregoing, none of the other Party or any of its Affiliates shall be required to provide cooperation with respect to the foregoing, including access to or disclosure of any information, if doing so would, in the reasonable and good faith opinion of counsel to such other Party or any of its Affiliates, (A) violate any Law, Contract to which any of such other Party or its Affiliates are bound or fiduciary obligation or (B) result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges).
Section 5.12    Director and Officer Indemnification.
(a)For a period of six (6) years after the Closing, Purchaser shall, and shall cause each of the NewCo Entities to, indemnify, defend and hold harmless all Covered Persons for acts, omissions or any other matters occurring or allegedly occurring at or prior to the Closing pertaining to the fact that he or she is or was a director, officer or manager (as a member of the board of managers) of any NewCo Entity or part of a group of persons or role that is indemnified under the Organizational Documents of any NewCo Entity where required by applicable Law to the fullest extent provided under the applicable Organizational Documents of the NewCo Entities, in each case, as in effect immediately prior to the Closing; provided that, with respect to any NewCo Entity that is not formed as of the date of this Agreement, Seller shall provide to Purchaser drafts of the Organizational Documents of such NewCo Entities prior to the formation thereof in connection with the Pre-Closing Restructuring and reasonably consider in good faith any reasonable comments of Purchaser thereto. Any such indemnification under this Section 5.12 shall include advancement of expenses to the fullest extent permitted by Law and provided under the applicable Organizational Documents of the NewCo Entities, in each case, as in effect immediately prior to the Closing; provided, that such Covered Person to whom expenses are advanced provides an undertaking (which shall not require security) to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit any of the NewCo Entities to, amend, modify or repeal in any way adverse to any Covered Person the exculpation, indemnification, contribution and expense advancement or reimbursement provisions set forth in the applicable Organizational Documents of the NewCo Entities with respect to acts, omissions or any other matters occurring or allegedly occurring at or prior to the Closing. From and after the Closing, Purchaser shall not, and shall cause each of the NewCo Entities not to, settle, compromise or consent to the entry of any Judgment in any Proceeding (in which indemnification could be sought by a Covered Person), unless such settlement, compromise or consent includes an unconditional release of such Covered Person from all Liability arising out of or relating to such Proceeding or such Covered Person otherwise consents in writing.
(b)The rights to indemnification of each Covered Person under this Section 5.12 shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such Covered Person may have under applicable Law or otherwise.
(c)This Section 5.12 is intended to benefit each Covered Person and his, her or its heirs or successors, and shall be enforceable by each Covered Person, his, her or its heirs and successors and their respective Representatives and shall be binding on all successors and assigns of Purchaser and each of the NewCo Entities. In the event Purchaser or any of the NewCo Entities or any of their respective successors (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) has all of its equity securities purchased by or transferred or conveyed to any Person or (iii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made to the extent not otherwise effected by operation of Law so that the applicable successor of Purchaser, such NewCo Entity or such successor, as the case may be, assumes the obligations of Purchaser, such NewCo Entity or such successor, as the case may be, set forth in this Section 5.12.
(d)Nothing in this Agreement is intended, or will be construed, to release, waive or impair any rights to any claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Covered Persons, it being understood and agreed that the indemnification provided for and referred to in this Section 5.12 is not prior to, or in substitution for, any such claims pursuant to such policies or agreements.
Section 5.13    Payments.
(a)Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the GES Business to the extent that they are Related to the GES Business, in respect of a Purchased Asset or Assumed Liability or are addressed to any NewCo Entity. Such payment or delivery shall be made without duplication of any transfer or delivery pursuant to Section 2.14.
(b)Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser (including the GES Business and the NewCo Entities) after the Closing Date by customers, suppliers or other contracting parties of the Retained Business to the extent that they are not Related to the GES Business or are in respect of an Excluded Asset or Retained Liability. Such payment or delivery shall be made without duplication of any transfer or delivery pursuant to Section 2.14.

Section 5.14    Non-Solicitation; Non-Competition.
(a)For a period of three (3) years from the Closing Date, without the prior written consent of (i) Purchaser, Seller agrees that neither it nor any of its Subsidiaries shall hire, employ, engage or offer employment to, or solicit for employment any Transferred Business Employee with the title of Associate Director or higher or seek to induce or influence such Transferred Business Employee to leave employment with Purchaser or any of its Subsidiaries and (ii) the other Party, each Party agrees that neither it nor any of its Subsidiaries shall hire, employ, engage or offer employment to, or solicit for employment any employee of the other Party or seek to induce or influence such employee to leave employment with the other Party or any of its Subsidiaries with whom the Party had material contact by virtue of the Transactions or the transactions contemplated by the other Transaction Documents; provided that, each Party and its Subsidiaries shall not be precluded from soliciting, or taking any other of the foregoing actions with respect to any such individual (A) whose employment has been terminated for a period of six (6) months prior to commencement of solicitation by such Party or its Subsidiaries or employment discussions between such Party or its Subsidiaries and such individual, (B) who responds to a general solicitation not specifically targeted by such Party at employees of the other Party or any of its Subsidiaries (including by a search firm or recruiting agency), (C) who initiates discussions regarding such employment without any solicitation by such Party or its Subsidiaries in violation of this Agreement or (D) who is specified on Section 5.14(a) of the Seller Disclosure Schedules (provided that such individual’s employment must have been terminated after the expiration and completion of his or her applicable transition service under the Transition Services Agreement); provided, further, that each Party and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any employee of the other Party or any Affiliate of the other Party.
(b)For a period of three (3) years from the Closing Date, (i) without the prior written consent of Purchaser, Seller agrees that neither it nor any of its Subsidiaries shall:
(i)engage or be involved in a business in any jurisdiction in which the GES Business operates as of immediately prior to the Closing, to the extent such business competes with the GES Business, as conducted as of the Closing Date (each, a “Competitive Activity”);
(ii)acquire beneficial ownership or voting control of the outstanding equity interests (including any debt securities exercisable or exchangeable for, or convertible into, equity interests) of or provide any loan or other financial assistance (other than to its customers, channel partners or vendors in the ordinary course of business) to, any Person that is engaged in a Competitive Activity;
(iii)solicit or attempt to solicit any Person that was a customer of the GES Business as of the Closing Date or, in either case, during the twelve (12)-month period prior to the Closing Date, for purposes of providing any product or service that is competitive with those provided by the GES Business as of the Closing Date; or
(iv)knowingly and intentionally induce or attempt to induce any customer described in clause (iii) above or any Person that was an SDO, channel partner, supplier, vendor, licensor, licensee, lessor or lessee, or other business relation of the GES Business as of the Closing Date or during the twelve (12)-month period prior to the Closing Date, to cease doing business with, or adversely modify its business relationship with, the GES Business;
provided that the foregoing clauses (i) through (iv) shall not prohibit Seller or any of its Subsidiaries from (A) collectively, owning up to an aggregate of five percent (5%) of the outstanding shares of any class of capital stock of any Person engaging in any Competitive Activity so long as no Seller Entity has any participation in the management of such Person, (B) performing any service or action under the Transition Services Agreement, (C) engaging in any manner in any business activity that would otherwise violate this Section 5.14, that is (x) acquired from any Person (an “Acquired Business”) or (y) carried on by any Person that is acquired by or combined with Seller or an Affiliate of Seller, in each case after the Closing Date (an “Acquired Company”) (provided, that that revenue generated by the portion of the Acquired Business or Acquired Company that is engaged in the activity in violation of this Section 5.14 shall be no greater than twenty percent (20%) of such Acquired Business’s or Acquired Company’s, as applicable, overall revenue in the last twelve (12) months immediately prior to the date of entry into definitive agreements with respect to such acquisition) so long as, in the case of this clause (C), Seller or its Subsidiaries, as applicable, divests or otherwise terminates or disposes of the business activity, product lines or assets of such Acquired Business or Acquired Company that would otherwise violate this Section 5.14 within twelve (12) months of the consummation of the acquisition of such Acquired Business or Acquired Company (the “Divestiture Period”); provided that if such divestiture, termination or disposition has not been consummated due to (x) any applicable waiting period (including extension thereof) applicable to such divestiture, termination or disposition under the HSR Act or under any other applicable Law not having expired or been terminated or (y) the failure to procure or obtain any required governmental or regulatory consents, approvals, Permits or authorizations of any Governmental Entity applicable to such divestiture, termination or disposition, then the Divestiture Period will automatically be extended so that it expires one (1) week following the later of the expiration or termination of such waiting period or the procurement or obtainment of such consents, approvals, Permits and authorizations; provided, further, that in no event shall the Divestiture Period extend beyond eighteen (18) months of the consummation of the acquisition of such Acquired Business or Acquired Company or (D) engaging in any existing business currently owned or operated by the Seller or any of its Affiliates (other than the GES Business) and any reasonably foreseeable extensions thereof.
(c)The Parties agree that the restrictions and limitations set forth in this Section 5.14 are reasonable, valid in geographical and temporal scope and in all other respects, enforceable, and essential to protect the value of the GES Business and the Purchased Assets. If a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 5.14 is invalid or unenforceable, the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided that any such reduction, deletion or replacement shall only be to the extent necessary to render such term or provision valid and enforceable.
Section 5.15    Purchaser Financing.
(a)Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain funds sufficient to pay the payments required to be made by Purchaser at the Closing pursuant to this Agreement (including the Estimated Purchase Price), including to arrange and obtain the Equity Financing on the terms and subject only to the conditions expressly stated in the Equity Commitment Letter.
(b)Without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not permit any amendment, replacement, supplement or other modification to be made to, or any waiver of any provision under, the Equity Commitment Letter if such amendment, replacement, supplement or other modification (i) would reduce the aggregate amount of the net proceeds of the Equity Financing to be funded at the Closing below the amount necessary to fund any payments required to be made by Purchaser at the Closing pursuant to this Agreement (including the Estimated Purchase Price), (ii) would add any new, or would amend, supplement or otherwise modify any of the conditions to the funding of the Equity Financing as compared to the Equity Commitment Letter as in effect on the date of this Agreement, or (iii) would amend or modify Seller’s rights as a third-party beneficiary of the rights granted to Purchaser under the Equity Commitment Letter for the purpose of seeking specific performance of Purchaser’s right to cause the Equity Financing to be funded thereunder, or otherwise adversely impact the ability of Purchaser to enforce its rights against the other Persons party to the Equity Commitment Letter.
(c)Prior to the Closing, in the event that Purchaser determines in its sole discretion to obtain bank debt or similar financing at the Closing for the purpose of financing the transactions contemplated hereby (“Debt Financing”), Seller shall use reasonable best efforts, and shall cause its applicable Subsidiaries to use reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Subsidiaries engaged in the GES Business and each of their respective Representatives, to provide to Purchaser reasonable and customary cooperation that is reasonably requested by Purchaser in connection with arranging and obtaining the Debt Financing, including the following:
(i)assisting in the preparation of definitive documentation with respect to such Debt Financing, including guarantee and collateral documents and customary certificates and other customary documents (including schedules to any of the foregoing) as Purchaser may reasonably request, and otherwise facilitating the obtaining of guarantees and pledging of collateral in connection with the Debt Financing as Purchaser may reasonably request in writing;
(ii)furnishing Purchaser at least three (3) Business Days prior to the Closing Date with all documentation and other information required by any Governmental Entity with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, in each case, that is reasonably requested by Purchaser at least ten (10) Business Days prior to the Closing Date;
(iii)furnishing to Purchaser such financial and other pertinent information regarding the GES Business as may be reasonably requested by Purchaser to the extent required by the definitive documentation with respect to such Debt Financing and otherwise reasonably available and customary for such Debt Financing;
(iv)participating in a reasonable number of meetings and presentations at mutually agreed upon locations (which shall be limited to teleconference or virtual meeting platforms) and during normal business hours and at mutually agreed upon times with prospective lenders and investors, due diligence sessions and sessions with the ratings agencies, in each case in connection with the Debt Financing; and
(v)to the extent required by the definitive documentation with respect to such Debt Financing, reasonably assisting Purchaser in the preparation of (A) customary bank information memoranda (including the delivery of customary authorization and representation letters) and related lender presentations, which in each case shall exculpate Seller and its Subsidiaries and Affiliates with respect to any liability related to the unauthorized use or misuse of the contents of such materials by the recipients thereof, (B) customary materials for rating agency presentations and (C) pro forma financial information and pro forma financial statements (it being understood that Purchaser, and not Seller or any of its Subsidiaries, Affiliates or Representatives, is

responsible for the preparation of such pro forma financial information and pro forma financial statements).
(d)Notwithstanding anything in Section 5.15(c) or this Agreement to the contrary, the cooperation requested by Purchaser pursuant to Section 5.15(c) shall not (i) unreasonably interfere with the ongoing operations of Seller, any of its Subsidiaries or any of their respective Affiliates or Representatives, or (ii) require Seller, any of its Subsidiaries, any of their respective Affiliates or any of their respective Representatives to (A) pay any commitment or other similar fee or incur any other cost or expense unless subject to reimbursement by Purchaser in accordance with Section 5.15(e), (B) (1) execute, deliver or enter into, or perform any agreement, document or instrument (other than the customary authorization and representation letters contemplated above), including any definitive financing agreement, with respect to the Debt Financing, (2) have or incur any liability or obligation in connection with the Debt Financing, including under any agreement, document or instrument related to the Debt Financing or (3) take or commit to taking any action (including entering into any agreement and any corporate or comparable action), in each case, other than upon the Closing but solely with respect to NewCo Entities that will become obligors in respect of the Debt Financing, (C) provide any legal opinion or other opinion of counsel or accountants’ comfort letters or any reliance letter, (D) make any representation to Purchaser, any of its Affiliates, any Debt Financing Related Party, or any other Person as a result of any such cooperation, as to the solvency of Seller, any of its Subsidiaries, any of their respective Affiliates or any of their respective Representatives, or to deliver or require to be delivered any solvency or similar certificate; provided that, if requested by Purchaser, a continuing employee of the GES Business that is an officer of an obligor in respect of the Debt Financing at the Closing (if any) shall deliver such a certificate in customary form with respect to the GES Business upon the Closing, (E) take any action that would reasonably be expected to subject any director, manager, officer, employee or other Representative of Seller, any of its Subsidiaries, any of their respective Affiliates or any of their respective Representatives to any actual or potential personal liability, (F) take any action that Seller reasonably determines in good faith could (1) jeopardize any attorney client privilege of (provided that Seller shall, and shall cause its controlled Affiliates to, use commercially reasonable efforts to provide the applicable information in a manner that will not jeopardize such privilege), (2) violate any certificate of incorporation or bylaws (or comparable documents) of, (3) violate any Law applicable to, (4) constitute a default or give rise to any right of termination, cancellation or acceleration of any right or obligation under any provision of any Contract or other instrument binding on, or (5) conflict with any confidentiality requirements applicable to (provided that Seller shall, and shall cause its controlled Affiliates to, use commercially reasonable efforts to provide the applicable information in a manner that will not conflict with such confidentiality requirements), Seller, any of its Subsidiaries, any of their respective Affiliates or any of their respective Representatives, (G) reimburse any expenses or provide any indemnities, (H) make any representation, warranty or certification that, in the good faith determination of Seller, is not true, (I) cause any condition to Closing to fail to be satisfied or otherwise result in a breach of this Agreement by Seller, (J) prepare or provide any audited financial statements related to the GES Business or (K) provide or prepare any financial or other information that is not readily available and customarily required for the arrangement of debt financings similar to such Debt Financing (and none of such financial or other information shall be required to be prepared in compliance with Regulation S-X).
(e)Notwithstanding anything in Section 5.15(c) or this Agreement to the contrary, (i) Purchaser shall promptly reimburse Seller or any of its Affiliates for all fees, costs and expenses (including attorneys’ fees) incurred by Seller, any of its Subsidiaries or any of their respective Affiliates in connection with any Debt Financing (including the cooperation contemplated by Section 5.15(c) (any such fees, costs or expenses (including attorneys’ fees) that are not so reimbursed as of immediately prior to the Closing, the “Outstanding Financing Expenses”)), and (ii) Purchaser shall indemnify and hold harmless Seller, each of its

Subsidiaries, each of their respective Affiliates and each of their respective Representatives from and against any and all Losses suffered or incurred by them in connection with the Debt Financing, the arrangement thereof and/or any information utilized in connection therewith (including any Losses arising from or relating to the actions and/or cooperation contemplated by Section 5.15(c)).
(f)Subject to Seller’s prior written consent in each instance, the logos used by Seller in connection with the GES Business may be used in connection with the Debt Financing; provided that such logos may only be used solely in a manner that is not intended to, nor reasonably likely to, harm, disparage or otherwise place in a negative light or context Seller, any of its Subsidiaries or any of their respective Affiliates or Representatives.
(g)Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt by, or availability to, Purchaser or any of its Affiliates of any funds or financing or any other financing transaction (including the Equity Financing or any Debt Financing) be a condition to Purchaser’s obligations to effect the Closing.
Section 5.16    Residuals. Notwithstanding the transfer of Business Intellectual Property to Purchaser, the Parties hereby acknowledge that Seller or its Subsidiaries may have retained copies of de minimis parts of Business Intellectual Property as components or elements of other Intellectual Property retained by Seller or its Subsidiaries and in use prior to the Closing and that the continued use of such Business Intellectual Property is permitted and shall not be a breach of this Agreement.
Section 5.17    Further Assurances. After the Closing, each of Seller and Purchaser shall use its commercially reasonable efforts from time to time to execute and deliver, or cause to be executed and delivered by its respective applicable Affiliates, at the reasonable request of the other Party such additional documents and instruments, including any assignment or assumption agreements, bills of sale, instruments of assignment, consents and other similar instruments in addition to those required by this Agreement and the other Transaction Documents, as may be reasonably required to give effect to this Agreement, the Transaction and the other Transaction Documents and the transactions contemplated thereby, and to provide any documents or other evidence of ownership as may be reasonably requested by Purchaser to confirm Purchaser’s ownership of the NewCo Equity Interests and the Purchased Assets and the assumption of the Assumed Liabilities.
Section 5.18    Segregation of Email Accounts. Notwithstanding anything to the contrary in Section 2.4, Purchaser hereby acknowledges and agrees that prior to the Closing Date, Seller shall be entitled to undertake a review of the email accounts of Business Employees to identify any emails (and other content, including attachments and contacts) that are not Primarily Related to the GES Business (collectively, the “Excluded Emails”), and to delete from such email accounts any Excluded Emails, such that Excluded Emails are not included in such email accounts as of the Closing Date; provided, that to the extent that any emails that are Primarily Related to the GES Business contain any information or other content (including attachments and contacts) that is not related exclusively to the GES Business, Seller shall be entitled to redact such information from such email.
Section 5.19    Performance by Seller and Purchaser. Seller and Purchaser shall cause each of their respective Affiliates to (a) comply with the terms and conditions of this Agreement and the other Transaction Documents that apply to such Affiliates, including with respect to Seller prior to the Closing, the NewCo Entities, and (b) perform the obligations to be performed by such Affiliates prior to the Closing under this Agreement and the other Transaction Documents, in each case, subject to the terms, conditions and limitations set forth herein and therein.

Section 5.20    Use of Proceeds. Seller shall not knowingly use the proceeds transferred pursuant to this Agreement in any manner that would cause Purchaser to be in violation of applicable Anti-Bribery Laws, Anti-Money Laundering Laws or Sanctions.
Section 5.21    FAR Approval. The Parties shall negotiate in good faith and, at the Closing, enter into, a subcontract agreement to ensure continued performance under any applicable Contracts pending FAR Approval and to provide Purchaser with the economic benefits of the Prime U.S. Government Contracts, in each case, that is reasonably agreeable to each of the Parties (the “Subcontract Agreement”).
Section 5.22    Release of Liens. Seller shall, and shall cause its Affiliates to, cause all Liens on any of the NewCo Equity Interests and the Purchased Assets, in each case, with respect to any Indebtedness for borrowed money of Seller and its Affiliates to be released or terminated effective at or prior to the Closing.
Section 5.23    Non-Solicitation of Acquisition Proposals. From and after the date hereof, Seller shall not, and shall cause its Affiliates and direct its and their Representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or facilitate the making or submission of any Acquisition Proposal, (b) participate in any discussions or negotiations with any Person regarding an Acquisition Proposal (it being understood that informing a Person of the existence of this Agreement after any such Person contacts Seller regarding an Acquisition Proposal and the restrictions set forth in this Section 5.23 shall not be a breach of this Section 5.23) or (c) furnish any information to any other Person with respect to, or agree to or otherwise enter into, any Acquisition Proposal. Seller hereby confirms that from and after the date hereof, it and its Affiliates have discontinued, and has previously directed its and their Representatives to discontinue, any solicitation efforts or negotiations with respect to or in furtherance of any Acquisition Proposal.
Section 5.24    Permits. Following the date of this Agreement and prior to the Closing, Seller shall, and shall cause its Affiliates to, at Purchaser’s sole cost and expense (including by reimbursing Seller and its Affiliates for any reasonable and documented out-of-pocket fees, costs and expenses incurred by Seller or any Affiliates in connection with their obligations under this Section 5.24 (any such fees, costs or expenses (including attorneys’ fees) that are not so reimbursed as of immediately prior to the Closing, the “Outstanding Permit Expenses”)), use reasonable best efforts to reasonably cooperate with Purchaser (a) to identify any Permits necessary for the conduct of the GES Business as conducted immediately prior to the Closing and (b) in Purchaser’s efforts to facilitate the NewCo Entities obtaining any such necessary Permits at or prior to the Closing, including by, subject to the Access Exceptions, providing Purchaser and its Representatives with reasonable access, during normal business hours, to the properties, books, records, Contracts, personnel, documents and other information of Seller and its Affiliates necessary or advisable in connection with the NewCo Entities obtaining such Permits. Notwithstanding anything to the contrary set forth herein, it shall not be a condition to the consummation of the Transactions for any such Permits to be put in place or otherwise in effect.
Section 5.25    Transition Planning.
(a)Following the date of this Agreement and prior to the Closing, the Parties shall, and shall cause their respective Affiliates and Representatives to, use reasonable best efforts to take reasonable actions necessary or advisable to permit the NewCo Entities to operate the GES Business as of the Closing, including by using reasonable best efforts to cause any applicable third party service providers to be ready to provide Transition Services to the GES Business pursuant to the Transition Services Agreement as of the Closing.

(b)Prior to the Closing, the Parties shall cause each of the parties to the Transition Services Agreement to reasonably cooperate to plan and conduct pre-Closing readiness workshops to confirm that each party (i) providing Transition Services (as defined in the Transition Services Agreement) is ready to provide such Transition Services as of the Closing and (ii) receiving Transition Services is ready to receive such Transition Services as of the Closing.
Section 5.26    Intercompany Arrangements.
(a)Prior to the Closing, Seller shall cause any amounts owed to or by Seller or any of its Affiliates (other than the NewCo Entities), on the one hand, from or to any of the NewCo Entities, on the other hand (other than pursuant to, or in accordance with, this Agreement or any other Transaction Documents), to be canceled, settled or otherwise discharged in a manner which is reasonably acceptable to Purchaser, without any further or continuing Liability on the part of any NewCo Entity.
(b)Except as otherwise contemplated by this Agreement or any other Transaction Document, each of the Parties agrees that all Intercompany Contracts shall be terminated and be of no further force or effect and all obligations thereunder shall be fully satisfied and extinguished as of Closing, notwithstanding any terms thereof to the contrary; provided that the foregoing shall not apply to: (i) this Agreement or any of the other Transaction Documents, (ii) any arrangements with respect to Non-Assignable Assets or Shared Contracts pursuant to Section 2.12 and (iii) the Contracts set forth on Section 5.26(b) of the Seller Disclosure Schedules.
Section 5.27    Third Party Approvals. The Parties shall use reasonable best efforts and reasonably cooperate in good faith to obtain the third-party Approvals set forth on Section 3.3 of the Seller Disclosure Schedules (and, for such SDO consents and approvals, mutually agree to any reasonable accommodations to the applicable Contracts as the applicable counterparty may request), and any other third-party Approvals that are required in connection with the Transaction and identified by either Purchaser or Seller prior to the Closing; provided, that in no event shall obtaining any consents or approvals be a condition to Closing. Notwithstanding anything herein to the contrary, Purchaser shall not, and shall cause its Affiliates not to, without Seller’s prior written consent, contact, or have any discussions or communications with, any SDO. The failure to obtain any Approval with respect to any Contract shall not (a) constitute failure to satisfy any condition set forth in Article VII or (b) relieve Purchaser from its obligation to consummate the Transactions or the transactions contemplated by any of the other Transaction Documents.
Section 5.28    [***]
ARTICLE VICERTAIN TAX MATTERS
Section 6.1    Tax Returns.
(a)Seller shall prepare or cause to be prepared all Tax Returns relating to the GES Business, the NewCo Entities or their Subsidiaries, the Purchased Assets or the Assumed Liabilities for all tax periods ending on or prior to the Closing Date. All such Tax Returns shall be prepared on a basis consistent with Seller’s past practice unless otherwise required by applicable Law. Seller shall provide a draft of any such Tax Return to Purchaser at least thirty (30) days prior to the due date thereof (taking into account any applicable extensions), for the filing of such Tax Return for Purchaser’s review and approval, and Seller shall reflect on such Tax Return any reasonable comments submitted by Purchaser within ten (10) days prior to the due date of such Tax Return. Seller shall pay to Purchaser the amount of any Seller Taxes shown as due and payable on any such Tax Return within five (5) days prior to the due date of such Tax Return. Purchaser shall timely file or cause to be filed such Tax Return and pay or cause to be paid to the relevant Taxing Authority all Taxes shown as due and payable on such Tax Return. Purchaser shall promptly after filing provide or cause to be provided to Seller a copy of each such Tax Return filed.
(b)Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns relating to the GES Business, the NewCo Entities or their Subsidiaries, the Purchased Assets or the Assumed Liabilities (including any Tax Returns in respect of a Straddle Period). To the extent any such Tax Returns relate to a Pre-Closing Tax Period, Purchaser shall prepare such Tax Return in a manner consistent with past practice unless otherwise required by applicable Law, and shall deliver a draft of such Tax Return to Seller for its review and approval, at least thirty (30) days prior to the due date thereof (taking into account any applicable extensions) for the filing of such Tax Return, and Purchaser shall reflect on such Tax Return any reasonable comments submitted by Seller that pertain to any items on such Tax Return that would be reasonably expected to affect the amount of Seller Taxes shown as due on such Tax Return within ten (10) days prior to the due date for such Tax Return. Seller shall, no later than five (5) Business Days prior to the due date of any such Tax Return, pay to Purchaser the amount of any Seller Taxes shown as due and payable on any such Tax Return (calculated in accordance with Section 6.4 of this Agreement).
(c)Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser or any of its Affiliates be entitled to receive or view, or have any rights with respect to any Tax Proceeding relating to, any Tax Return of (i) Seller or any of its Affiliates (other than any such Tax Return that relates solely to the NewCo Entities) or (ii) any consolidated, affiliated, fiscal, loss sharing, combined or similar group of which Seller or any of its Affiliates is a member, in each case, unless such Tax Proceeding could result in any liability to Purchaser, the NewCo Entities or their Subsidiaries, or any of their respective Affiliates that is not fully indemnified by Seller or any of its Affiliates pursuant to this Agreement.
(d)Except to the extent required by applicable Law, neither Purchaser nor any of its Affiliates shall amend any Tax Return or make any Tax election relating to the GES Business, the NewCo Entities or their Subsidiaries, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, in each case, to the extent that the amending of any such Tax Return or the making of any such Tax election would reasonably be expected to increase the amount of Taxes for which Seller would be responsible under this Agreement.
(e)If Purchaser or any of its Affiliates receives any refund of Tax or utilizes any credit or offset against Taxes in lieu of such refund, in each case to the extent that such refund or utilized credit or offset relates to Seller Taxes, Purchaser shall transfer, or cause to be transferred, to Seller, within thirty (30) days of (i) in the case of a refund, the receipt of such refund and (ii) in the case of a credit or offset, the date upon which the applicable Tax Return in respect of which such credit or offset is utilized to reduce cash Taxes (but not below zero) of the Purchaser or any of its Affiliates shown on such Tax Return (determined on a “with and without” basis) is filed, the amount of the refund or the amount of such cash Tax reduction (including, in each case, interest) net of any Tax and other costs or expenses imposed on or payable by Purchaser or any of its Affiliates with respect thereto (including with respect to any interest on such refund), received by Purchaser or any of its Affiliates; provided, that Purchaser and its Affiliates shall be entitled to apply such amounts to offset against any Taxes for which Seller is otherwise responsible pursuant to this Agreement (including any Seller Taxes in respect of which Seller is required to indemnify the Purchaser and its Affiliates pursuant to this Agreement). Purchaser shall use commercially reasonable efforts to notify Seller within thirty (30) days after the receipt of any such refund or such utilization of any such credit or offset (as the case may be), and to furnish to Seller all reasonably requested information, records and assistance necessary to verify the amount of such refund or such cash Tax reduction (as the case may be).
Section 6.2    Cooperation and Exchange of Information. Each of Purchaser and Seller shall, and shall cause its Affiliates to, provide to the other Party (at the expense of the requesting party with respect to any out-of-pocket expenses or costs that are incurred) such cooperation, documentation and information as either of them may reasonably request in (i) preparing or filing any Tax Return relating to the GES Business, the NewCo Entities or their Subsidiaries, the Purchased Assets or the Assumed Liabilities, or (ii) the conduct of any audit or examination by any Taxing Authority relating to any liability for Taxes relating to the GES Business, the NewCo Entities or their Subsidiaries, the Purchased Assets or the Assumed Liabilities. Each of Purchaser and Seller shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.
Section 6.3    Tax Proceedings. Each Party shall promptly notify the other upon receipt of any notice of any Tax Proceeding with respect to any Seller Taxes. Any failure to notify the other Party of any Tax Proceeding shall not relieve the other Party of any liability with respect to such Tax Proceedings except to the extent such Party was actually prejudiced as a result thereof. Seller shall have the right to control all such Tax Proceedings to the extent they primarily relate to a Pre-Closing Tax Period or Seller Taxes, including any settlement or compromise thereof; provided, that (a) Purchaser shall have the right to participate in any such Tax Proceeding at its own cost and along with counsel of its choice, (b) Seller shall keep Purchaser reasonably informed and consult with Purchaser with respect to any developments relating to such Tax Proceeding, (c) Seller shall provide Purchaser copies of all correspondence, notices and other written material received from any Taxing Authority with respect to such Tax Proceeding, (d) Seller shall provide Purchaser with a copy of, and an opportunity to review and comment on, all material submissions made to a Taxing Authority in connection with such Tax Proceeding and (e) Seller shall not agree to a settlement or compromise of such Tax Proceeding, to the extent such settlement or compromise would reasonably be expected to adversely affect Purchaser or any of its Affiliates, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser shall have the right to represent the interests of the NewCo Entities or any of their Subsidiaries in any Tax Proceeding with respect to which Seller does not elect or does not have the right to control, and any Tax Proceeding that does not relate primarily to a Pre-Closing Tax Period or Seller Taxes; provided, that (i) Seller shall have the right to participate in such Tax Proceeding at its own cost along with counsel of its choice if such Tax Proceeding relates to a Pre-Closing Tax Period or Seller Taxes, (ii) Purchaser shall not agree to a settlement or compromise thereof, to the extent such settlement or compromise would reasonably be expected to increase the amount of Seller Taxes for which Seller would be responsible under this Agreement, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) Purchaser shall keep Seller reasonably informed and consult with Seller with respect to any developments relating to such Tax Proceeding, (iv) Purchaser shall provide Seller copies of all correspondence, notices and other written material received by Purchaser from any Taxing Authority with respect to such Tax Proceeding, and (v) Purchaser shall provide Seller with a copy of, and an opportunity to review and comment on, all material submissions made to a Taxing Authority in connection with such Tax Proceeding, in each case clauses (iii), (iv) and (v) to the extent related to Seller Taxes.
Section 6.4    Straddle Periods. In the case of any Straddle Period, the amount of any Taxes for a Pre-Closing Tax Period shall be determined as follows:
(a)in the case of any Tax based on or measured by income, receipts or payroll, be determined based upon an interim closing of the books and hypothetical closing of the taxable year as of the end of the Closing Date; and

(b)in the case of any other Tax, including Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes attributable to a Pre-Closing Tax Period shall be equal to the amount of Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.
Section 6.5    Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Seller, Purchaser, and their respective Subsidiaries and Affiliates shall treat any and all payments under this Agreement (including any indemnification payments made pursuant to Article IX) as a payment of, or an adjustment to, the Purchase Price for U.S. federal income Tax purposes and any applicable U.S. state or local or non-U.S. Tax purposes.
Section 6.6    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Seller shall pay, when due, and be responsible for, all sales, use, transfer, real property transfer, registration, documentary, conveyancing, recording, stamp or similar Taxes (excluding VAT, which is governed by Section 6.7 and Section 6.8), and including any such Taxes that are assessed or otherwise asserted by a relevant Taxing Authority, and any related interest, penalties, fines, additions, fees and costs (“Transfer Taxes”) imposed on or payable in connection with the Pre-Closing Restructuring. Purchaser shall pay, when due, and be responsible for, any Transfer Taxes imposed on the transfer of the NewCo Equity Interests and the Purchased Assets contemplated by this Agreement. The Party responsible under applicable Law for filing the Tax Returns with respect to any Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Notwithstanding the foregoing, any direct or indirect capital gains Tax (including Degrouping Taxes), if any, imposed by any jurisdiction in connection with the Transactions shall not constitute Transfer Taxes, and shall in each case be borne one hundred percent (100%) by Seller.
Section 6.7    VAT. The Parties hereby agree that any amounts payable under this Agreement and under any of the other Transaction Documents (and any adjustments thereon), are exclusive of any applicable VAT. To the extent that any VAT is applicable on any supply and to the extent that Seller is liable to account and remit such VAT to any Taxing Authority according to applicable Law and practice, Seller will charge such VAT amount to Purchaser, and Purchaser shall pay such VAT amount to Seller in such form and within such timing as may be required by applicable Law or practice (subject to the receipt by Purchaser of a valid VAT invoice). In the event of a conflict between the VAT provisions of a Pre-Closing Restructuring Document and this Section 6.7, the terms of such Transaction Document shall control; provided, that, notwithstanding any other provision in this Agreement or any other Transaction Document (including any Pre-Closing Restructuring Document), 100% of any VAT incurred or imposed in connection with the Pre-Closing Restructuring shall be economically borne by Seller and the Seller Entities and shall not in any way be economically borne by any NewCo Entity, any Subsidiary of any such NewCo Entity, Purchaser or any of Purchaser’s Affiliates.
Section 6.8    VAT on Costs and Expenses. Where under the terms of this Agreement one Party is liable to pay, indemnify or reimburse another Party in respect of costs, charges or expenses (or any similar expression), the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other Party or the representative member of any VAT group of which such other Party forms part, subject to such other Party using or procuring the use of all reasonable endeavors to recover such amount of VAT as may be practicable.

ARTICLE VII CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing are subject to the satisfaction (or, to the extent permitted by Law, waiver) at or prior to the Closing of the following conditions:
(a)Regulatory Approvals. Any waiting period under the Antitrust Laws applicable to the Transactions shall have expired or been terminated, and the other Required Regulatory Approvals shall have been obtained.
(b)No Injunctions or Restraints. There shall be no injunction or other Law issued by any court of competent jurisdiction or by any other Governmental Entity of competent jurisdiction enjoining or prohibiting the consummation of the Transactions.
(c)Pre-Closing Restructuring. The portions of the Pre-Closing Restructuring identified in Section 7.1(c) of the Seller Disclosure Schedules shall have been completed.
Section 7.2    Conditions to Obligations of Purchaser to Close. The obligations of Purchaser to effect the Closing are subject to the satisfaction (or, to the extent permitted by Law, waiver by Purchaser) at or prior to the Closing of the following conditions:
(a)Representations and Warranties. The representations and warranties of Seller contained in Section 3.1 (Organization, Standing and Power), Section 3.2 (Authority; Execution and Delivery; Enforceability), Section 3.7(a) (Title to Assets; Sufficiency of Assets) and Section 3.8(c)-(d) (NewCo Entities; Title to NewCo Equity Interests) (collectively, the “Seller Fundamental Representations”) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which such representations and warranties shall be true and correct only on and as of such date). The representations and warranties of Seller contained in Article III (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 3.6(b) (Absence of Changes or Events) and Section 3.8(e) (NewCo Entities; Title to NewCo Equity Interests)) (disregarding any Business Material Adverse Effect and materiality qualifications set forth therein) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which such representations and warranties shall be true and correct only on and as of such date), except, in each case, where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Business Material Adverse Effect. The representations and warranties of Seller contained in Section 3.6(b) (Absence of Changes or Events) and Section 3.8(e) (NewCo Entities; Title to NewCo Equity Interests) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which such representations and warranties shall be true and correct only on and as of such date).
(b)Performance of Obligations of Seller. The covenants and agreements that are required to be performed by the Seller Entities under this Agreement at or before the Closing shall have been performed by the Seller Entities in all material respects.
(c)Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d)Closing Deliverables. Purchaser shall have received each of the deliverables required to be delivered by Seller pursuant to Section 2.9(b)(iii), (iv), (vii) and (ix).

Section 7.3    Conditions to Obligations of Seller to Close. The obligations of Seller to effect the Closing are subject to the satisfaction (or, to the extent permitted by Law, waiver by Seller) at or prior to the Closing of the following conditions:
(a)Representations and Warranties. The representations and warranties of Purchaser contained in Article IV (disregarding any materiality qualifications set forth therein) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which such representations and warranties shall be true and correct only on and as of such date), except, in each case, where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.
(b)Performance of Obligations of Purchaser. The covenants and agreements that are required to be performed by Purchaser under this Agreement at or before the Closing shall have been performed by Purchaser in all material respects.
(c)Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.
(d)Closing Deliverables. Seller shall have received the deliverables required to be delivered by Purchaser pursuant to Section 2.9(a)(iv), (v), (vii) and (viii).
ARTICLE VIIITERMINATION; EFFECT OF TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written consent of Seller and Purchaser;
(b)by Seller, if (i) Purchaser shall have breached or failed to perform any of its covenants and agreements contained in this Agreement, and such failure or breach would give rise to the failure of the condition set forth in Section 7.3(b) or (ii) any representation or warranty of Purchaser contained in this Agreement is not true and correct and such failure to be true and correct would give rise to the failure of the condition set forth in Section 7.3(a) and, in the case of the foregoing clauses (i) or (ii), such breach, failure to perform or failure to be true and correct is not curable or has not been cured by the earlier of the (x) date that is thirty (30) days after the date that Purchaser is notified by Seller of such failure or breach and (y) Outside Date; provided that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);
(c)by Purchaser, if (i) Seller shall have breached or failed to perform any of its covenants and agreements contained in this Agreement, and such failure or breach would give rise to the failure of the condition set forth in Section 7.2(b) or (ii) any representation or warranty of Seller contained in this Agreement is not true and correct and such failure to be true and correct would give rise to the failure of the condition set forth in Section 7.2(a) and, in the case of the foregoing clauses (i) or (ii), such breach, failure to perform or failure to be true and correct is not curable or has not been cured by the earlier of the (x) date that is thirty (30) days after the date that Seller is notified by Purchaser of such failure or breach and (y) Outside Date; provided that Purchaser is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(d)by Seller or by Purchaser, if the Closing shall not have occurred on or prior to July 14, 2023 (such date, the “Outside Date”); provided that if the condition to the Closing set forth in Section 7.1(a) (solely relating to any of the Regulatory Approvals set forth in item 1 of Section 7.1(a) of the Seller Disclosure Schedules) has not been satisfied or waived on such date but all other conditions to Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied), the Outside Date may be extended by either Party to September 14, 2023 by providing written notice thereof to the other Party on such date, and such date, as so extended, shall be the Outside Date for all purposes of this Agreement; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to either Party (i) whose failure to perform any material covenant or obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before the Outside Date or (ii) if the Condition Satisfaction Date has occurred;
(e)by Seller or by Purchaser, if a Judgment issued by a Governmental Entity of competent jurisdiction preventing, restraining, enjoining or otherwise prohibiting the consummation of the Closing, shall have become final and non-appealable (provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to either Party whose failure to perform any material covenant or obligation under this Agreement has been the primary cause of such Judgment) or a Law has been enacted, promulgated, issued, enacted, promulgated, adopted, implemented or otherwise put into effect by a Governmental Entity that makes consummation of the Closing illegal or otherwise prohibited; or
(f)by Seller, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or validly waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Seller has irrevocably confirmed to Purchaser in writing that Seller is ready, willing and able to consummate the Transactions and that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or validly waived and (iii) Purchaser has failed to consummate the Transactions within three (3) Business Days following the later of (x) the date on which the Closing is required to occur pursuant to Section 2.2 and (y) the delivery of such notice.
Section 8.2    Effect of Termination.
(a)If this Agreement is terminated as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.3, this Section 8.2 and Article X. Further, the Confidentiality Agreement shall survive the termination of this Agreement. Nothing in this Section 8.2 shall be deemed to release any Party from any Liability for Fraud or willful and material breach by such Party of the terms and provisions of this Agreement and nothing herein shall relieve Purchaser of any obligation to reimburse Seller for any Outstanding Insurance Expenses, Outstanding Financing Expenses or Outstanding Permit Expenses. For purposes hereof, a “willful and material breach” means a willful act or failure to act that is in material breach of this Agreement or, with the actual knowledge that the taking of, or the failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement.
(b)Notwithstanding anything to the contrary in this Agreement, upon the termination of this Agreement in accordance with the terms hereof, in no event shall Seller or any of its former, current, or future stockholders, managers, members, directors, officers, Affiliates, employees, agents, attorneys or other representatives, and their respective successors, beneficiaries, heirs and assigns or any former, current, or future general or limited partner, stockholder, manager, member, director, officer, Affiliate, employee, agent, attorney, other representative, successor, beneficiary, heir or assign of any of the foregoing (collectively, the “Seller Related Parties”) be entitled to money damages, individually or in the aggregate, in excess of an amount equal to the amount set forth on Section 8.2(b) of the Seller Disclosure Schedules, for all losses, damages, liabilities, obligations, costs or expenses of any nature whatsoever suffered in respect of this Agreement, the Equity Commitment Letter or the Limited Guaranty or the Transactions (or the abandonment or termination thereof) (or the failure of such Transactions to occur for any reason or for no reason) or any breach (whether willful and material, intentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement, the Equity Commitment Letter or the Limited Guaranty or any oral representation made or alleged to be made in connection herewith or therewith; provided, that, in no event will any Seller Related Parties be entitled to payment of money damages hereunder prior to the termination of this Agreement. Furthermore, in no event shall the Seller Related Parties seek, in connection with this Agreement or the Limited Guaranty, money damages from any of Purchaser’s former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, agents, attorneys or other representatives, and their respective successors, beneficiaries, heirs and assigns, or any former, current, or future general or limited partner, stockholder, manager, member, director, officer, Affiliate, employee, agent, attorney, other representative, successor, beneficiary, heir or assign of any of the foregoing (collectively, the “Purchaser Related Parties”) other than any Retained Claims (as defined in the Equity Commitment Letter).
(c)Notwithstanding anything to the contrary set forth in this Agreement, if either Party fails to effect the Closing when required by Section 2.2 or otherwise breaches this Agreement prior to the Closing in any way (in any case, whether willfully, intentionally, unintentionally or otherwise) or fails to perform any obligation hereunder that is required to be performed prior to the Closing (in any case, whether willfully, intentionally, unintentionally or otherwise), then, the sole and exclusive remedy available to (i) Seller, on the one hand, against Purchaser and the Purchaser Related Parties and (ii) Purchaser, on the other hand, against Seller and the Seller Related Parties, with respect to such breach or failure to perform shall be to (A) terminate this Agreement as and only to the extent expressly permitted by, and subject to, Section 8.1 and pursue damages for claims of Fraud or willful and material breach subject to Section 8.2(b) and this Section 8.2(c) or, in the case of Seller, reimbursement of Outstanding Insurance Expenses, Outstanding Financing Expenses or Outstanding Permit Expenses or (B) seek an order of specific performance, an injunction and/or other equitable relief as and only to the extent expressly permitted by, and subject to, Section 10.6. Seller, on the one hand, or Purchaser, on the other hand, may pursue both damages for claims of Fraud or willful and material breach subject to Section 8.2(b) and this Section 8.2(c) and a grant of specific performance, an injunction and/or other equitable relief in accordance with Section 10.6, it being understood that under no circumstances shall either Party be permitted or entitled to receive both a grant of (x) monetary damages in connection with the termination of this Agreement and (y) specific performance, injunctive or other equitable relief.
(d)Notwithstanding anything to the contrary in this Agreement, this Section 8.2 shall not limit in any way the rights and remedies of the parties under the Confidentiality Agreement.
Section 8.3    Notice of Termination. In order to terminate this Agreement pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement.
ARTICLE IX SURVIVAL; INDEMNIFICATION
Section 9.1    Survival. The representations and warranties in this Agreement and any certificate delivered pursuant hereto or in connection herewith shall not survive the Closing and shall terminate at the Closing, and there shall be no Liability in respect thereof, whether such Liability has accrued prior to, at or after the Closing, on the part of any Party, its Affiliates, and their respective directors, officers, employees, stockholders, partners, members or Representatives. The covenants and other agreements contained in this Agreement that are to be performed prior to the Closing, and any Liability for breach of such covenants or agreements, shall survive the Closing and shall terminate on the six (6) month anniversary of the Closing (without prejudice to, or the extinguishment of, any claim brought by an Indemnified Party pursuant to this Article IX prior to such termination date) (the “Pre-Closing Covenants”). The covenants and agreements contained in this Agreement that are to be performed at or after the Closing shall survive the Closing in accordance with their respective terms. Notwithstanding anything to the contrary set forth in this Agreement, this Article IX, Article X and any Liability for Fraud shall survive the Closing indefinitely.
Section 9.2    Indemnification by Seller. Subject to the limitations set forth in this Agreement, following the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (including the NewCo Entities) and their respective Representatives (each, a “Purchaser Indemnified Party”) from and against any and all Losses incurred by a Purchaser Indemnified Party, directly or indirectly, arising out of, relating to or resulting from or in connection with (a) any breach or failure of the Seller Entities or any of their Affiliates (other than the NewCo Entities following the Closing) to perform any of their covenants or other agreements contained in this Agreement, (b) any Excluded Assets, Retained Liabilities and the conduct and operations of the Retained Business or (c) the Pre-Closing Restructuring.
Section 9.3    Indemnification by Purchaser. Subject to the limitations set forth in this Agreement, following the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective Representatives (each, a “Seller Indemnified Party”) from and against any and all Losses incurred by a Seller Indemnified Party, directly or indirectly, arising out of, relating to or resulting from or in connection with (a) any breach or failure of Purchaser or any of its Affiliates to perform any of its covenants or other agreements contained in this Agreement or (b) any Purchased Assets, Assumed Liabilities and the conduct and operations of the GES Business following the Closing.
Section 9.4    Limitations on Indemnification. The Party making a claim for indemnification under this Article IX is referred to herein as the “Indemnified Party” and the Party against whom such claims for indemnification are asserted under this Article IX is referred to herein as the “Indemnifying Party”. Notwithstanding anything to the contrary set forth in this Agreement, the indemnification obligations of the Indemnifying Party pursuant to this Agreement shall be subject to the following limitations:
(a)Payments by the Indemnifying Party pursuant to this Article IX in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Parties from any third parties (other than the Indemnifying Party) in respect of any such claim. Without limiting the generality of the obligations under Section 9.6, the Indemnified Parties shall use commercially reasonable efforts to recover under insurance policies for any Losses to the extent such Losses are covered under such insurance policies. Payments by the Indemnifying Party pursuant to this Article IX in respect of any Loss shall be reduced by an amount equal to any Tax saving or benefit realized by the Indemnified Party as a result of, or arising from the recognition of, such Loss (determined on a with and without basis and, in each case, solely to the extent such saving or benefit is realized in the year the Loss is incurred or the indemnity payment is made or the immediately following year). In the event that an insurance, indemnification, contribution or other recovery is made or such Tax saving or benefit is realized by the Indemnified Parties with respect to any Loss for which it has been indemnified pursuant to this Article IX, then a refund equal to the aggregate amount of the recovery or benefit (less (i) any reasonable costs associated with such recovery or benefit and (ii) any Taxes attributable to such recovery or benefit) shall be paid promptly in immediately available funds to the Indemnifying Party that provided such indemnification to the Indemnified Parties.
(b)Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement. The Indemnified Parties shall not be entitled to recover more than once for the same Loss.
(c)Without limiting any of Purchaser’s rights with respect to Seller Taxes, no indemnity may be sought hereunder in respect of any Losses to the extent such Loss (i) has been (or will be) taken into account in determining the Purchase Price or (ii) is or may be recovered under the Purchaser R&W Insurance Policy (disregarding any retention or limitation of liability set forth therein).
Section 9.5    Indemnification Procedures. The provisions of this Section 9.5 shall apply to any claim for indemnification pursuant to this Article IX.
(a)Claim Procedure. In order for any Indemnified Party to be entitled to make a claim for indemnification under this Article IX, Purchaser (on behalf of such Indemnified Party to the extent it is a Purchaser Indemnified Party) or Seller (on behalf of such Indemnified Party to the extent it is a Seller Indemnified Party) shall deliver a written notice (an “Indemnification Claim Notice”) to the applicable Indemnifying Party, promptly after it acquires knowledge of any fact, event or circumstance that may give rise to a claim for Losses pursuant to this Article IX. Each Indemnification Claim Notice shall specify in reasonable detail the nature of, the facts, circumstances and the amount or a good faith estimate (only to the extent ascertainable) of the potential Losses against which such Indemnified Party seeks indemnification for, such claim asserted, and the provisions of this Agreement upon which such claim for indemnification is made; provided, however, that any failure by Purchaser or Seller (as applicable, on behalf of such Indemnified Party) to give such prompt Indemnification Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually materially prejudiced thereby. After delivery of an Indemnification Claim Notice to the Indemnifying Party, (i) the Indemnified Party on behalf of which Purchaser or Seller, as applicable, has provided such Indemnification Claim Notice shall, upon written request from the Indemnifying Party, make available to the Indemnifying Party and its Representatives all relevant information and all notices and documents (including court papers) received by the Indemnified Party in its or its Affiliates’ possession or under its control relating to the claim reasonably requested by the Indemnifying Party (except to the extent that such action would result in a loss of attorney-client privilege; provided, that such Indemnified Party shall use its commercially reasonable efforts to provide such information in such format to the Indemnifying Party, or on an outside counsel only basis or in such other manner which would not result in the loss of such attorney-client privilege) and (ii) the Indemnified Party shall, and shall use commercially reasonable efforts to cause its Representatives, to, (A) be reasonably available to the Indemnifying Party and its Representatives during normal business hours to discuss such claim and (B) provide reasonable access to such properties, facilities, books, records, accountant work papers and other documents or information in their possession or under their control upon the Indemnifying Party and/or its Representatives may reasonably request (at the Indemnifying Party’s cost and expense) (provided, that the accountants of the Indemnified Party shall not be obligated to make any working papers available to the Indemnifying Party or its Representatives unless and until such party or such Representative, as applicable, has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such accountants).

(b)Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by Purchaser or Seller (as applicable, on behalf of such Indemnified Party) by delivering an Indemnification Claim Notice with respect to such Direct Claim to the Indemnifying Party promptly after it acquires knowledge of any fact, event or circumstance that may give rise to a claim for Losses pursuant to this Article IX; provided, however, that any failure by Purchaser or Seller (as applicable, on behalf of such Indemnified Party) to give such prompt Indemnification Claim Notice shall not relieve the Indemnifying Party of their indemnification obligations, except and only to the extent that the Indemnifying Party are actually materially prejudiced thereby. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party as provided in Section 9.5(a). The Indemnifying Party may, within thirty (30) days after receipt of an Indemnification Claim Notice with respect to such Direct Claim, deliver to Purchaser or Seller (as applicable, on behalf of the Indemnified Party) a written response disputing such claim, which response must state in reasonable detail the basis for and reasons why the Indemnifying Party disputes such claim, together with reasonable supporting detail. If the Indemnifying Party fails to deliver a written response disputing such claim in accordance with the foregoing sentence within such thirty (30)-day period, the Indemnifying Party will be deemed to have waived its right to dispute such claim and such claim shall have been deemed to have been agreed to by the Indemnifying Party.
(c)Third-Party Claims.
(i)If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, Purchaser or Seller (as applicable, on behalf of such Indemnified Party) shall deliver an Indemnification Claim Notice with respect to such Third-Party Claim to the Indemnifying Party promptly after it acquires knowledge of any fact, event or circumstance that would reasonably be expected to give rise to a claim for Losses pursuant to this Article IX; provided, however, the failure to give such prompt Indemnification Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party are actually materially prejudiced thereby. Such Indemnification Claim Notice by Purchaser or Seller (as applicable, on behalf of the Indemnified Party) shall describe the Third-Party Claim in reasonable detail, and where reasonably practicable, shall include copies that are in such Party’s possession or under its control of all letters, claims, complaints, filings, documents and correspondence received by the Indemnified Party or its Representatives with respect thereto.
(ii)The Indemnifying Party shall have the right, but not the obligation, by giving written notice to Purchaser or Seller (as applicable, on behalf of the Indemnified Party) within thirty (30) days of receipt of the Indemnification Claim Notice relating to such Third-Party Claim acknowledging that such Third-Party Claim is subject to the indemnification obligations pursuant to this Article IX, to assume and control the defense of any Third-Party Claim in accordance with the limits set forth in this Agreement at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel; provided, however, notwithstanding the foregoing, if a Third-Party Claim (A) seeks relief other than the payment of monetary damages or could result in the imposition of a Judgment that would restrict in any respect any present or future activity or conduct of the Indemnified Party or any of its Affiliates, (B) seeks a finding or admission of a violation of Law (including any Third-Party Claim seeking to impose criminal fines, penalties or sanctions) or of a violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (C) is made by an SDO, then, in each such case, Purchaser or Seller (as applicable, on behalf of such Indemnified Party) shall be entitled to solely direct the defense of any such Third-Party Claim, but the Indemnifying Party shall be entitled to participate in such defense with counsel of its choosing (and at its own cost and expense).
(iii)In the event that the Indemnifying Party is permitted pursuant to Section 9.5(c) and timely notifies the Indemnified Party that it desires to assume and control the defense of any Third-Party Claim pursuant to Section 9.5(c)(ii), it shall diligently prosecute such Third-Party Claim and it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim that the Indemnifying Party has assumed the defense of with a single counsel and a single local counsel in each applicable jurisdiction selected by such Indemnified Party subject to the Indemnifying Party’s right to control the defense thereof; provided, that if there exists a conflict of interest between the Indemnifying Party and such Indemnified Party as has been determined by the Indemnified Party’s outside legal counsel or if there are one or more different defenses to such Third-Party Claim available to the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, the reasonable and documented out-of-pocket fees, costs and expenses of one (1) counsel and one (1) local counsel in each applicable jurisdiction, in each case, of the Indemnified Party shall be deemed to be an indemnifiable Loss hereunder.
(iv)If the Indemnifying Party elects not to assume and control the defense of such Third-Party Claim or is not permitted to assume and control the defense of such Third-Party Claim, fails to timely notify Purchaser or Seller by the deadline pursuant to Section 9.5(c)(ii) (as applicable, on behalf of the Indemnified Party) in writing of its election to defend as provided in this Agreement, or fails to diligently defend the Third-Party Claim, the Indemnified Party may, subject to the provisions of this Article IX, assume and control the defense of such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, shall keep the other and the other’s Representatives reasonably informed concerning the status of any such Third-Party Claim and any related proceedings and all stages thereof. Each of the Indemnifying Party and the Indemnified Party shall cooperate in good faith with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the confidentiality provisions of this Agreement) and retaining records relevant or relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense for, and the defense of, such Third-Party Claim.
(v)Notwithstanding anything to the contrary in this Agreement, if the Indemnifying Party has assumed the defense of any Third-Party Claim pursuant to Section 9.5(c)(ii), the Indemnifying Party shall not, without the prior written consent of Purchaser or Seller (as applicable, on behalf of the Indemnified Party), compromise or otherwise enter into any judgment or settlement of such Third-Party Claim without the prior written consent of Purchaser or Seller (as applicable, on behalf of the Indemnified Party), other than a compromise, judgment or settlement that (A) is on exclusively monetary terms with, subject to the limitations in Section 9.4, such monetary amounts paid by the Indemnifying Party concurrently with the effectiveness of the compromise, judgement or settlement, (B) does not involve any finding or admission of violation of Law or admission of wrongdoing by the Indemnified Party and (C) provides in customary form, an unconditional and complete release of, or dismissal with prejudice of, all claims against any Indemnified Party potentially affected by such Third-Party Claim. If the Indemnified Party exercises its right to control the defense of any Third-Party Claim pursuant to Section 9.5(c)(ii), the Indemnified Party shall so control the defense of the Third-Party Claim diligently and shall, to the extent not prohibited by applicable Law, keep the Indemnifying Party promptly apprised of all developments with respect to such Third-Party Claim. In addition, if the Indemnified Party exercises its right to control the defense of any Third-Party Claim pursuant to Section 9.5(c)(ii), the Indemnified Party shall not enter into any settlement of, or consent to the entry of any Judgment with respect to, a Third-Party Claim pursuant to which the Indemnifying Party would have any Liability, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If an Indemnified Party settles a Third-Party Claim or consents to the entry of any Judgment with respect to a Third-Party Claim, in each case, it is defending or is entitled to defend pursuant to this Section 9.5(c) without obtaining the Indemnifying Party’s written consent to such settlement or consent in violation of the immediately preceding sentence and the Indemnifying Party is materially prejudiced as a result thereof, then the Indemnifying Party shall be fully relieved of its indemnification obligations hereunder with respect to such Third-Party Claim.
(vi)Notwithstanding anything to the contrary herein, to the extent a Third-Party Claim relates to Taxes, such Third-Party Claim shall be governed by Article VI and not this Article IX.
(d)Final Resolution. An Indemnification Claim Notice, any amounts claimed therein and any other matters set forth therein shall be deemed to be finally resolved for purposes of this Article IX when such Indemnification Claim Notice, amounts and matters have been resolved by (i) a written agreement executed by Seller and Purchaser or (ii) a final, non-appealable order, decision or ruling of a court of competent jurisdiction or arbitrator with respect to such matter in dispute or portion thereof (clauses (i) and (ii), together, a “Final Resolution”).
(e)Manner of Payment. Any indemnification with respect to any claim pursuant to this Article IX shall be paid by the Indemnifying Party within five (5) Business Days after the Final Resolution thereof by wire transfer of immediately available funds to the accounts designated in writing by the applicable Indemnified Party.
Section 9.6    Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate all Losses promptly after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable hereunder, in each case, to the same extent as it would if such Loss were not subject to indemnification pursuant to this Article IX.
Section 9.7    Exclusive Remedy. Except as otherwise expressly provided in this Agreement, including Section 2.10 and Section 5.11, pursuant to the Purchaser R&W Insurance Policy and in respect of Fraud in accordance with the terms of this Agreement, from and after the Closing, the indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the sole and exclusive post-Closing monetary remedy available to any party or Indemnified Party in connection with any Losses arising out of or resulting from this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Article IX shall limit or restrict the ability or right of any Party to seek injunctive or other equitable relief (other than monetary relief), in accordance with Section 10.6, for any breach or alleged breach of any covenants or agreements contained in this Agreement which by their terms are to be performed after the Closing; provided, however, that any procedures in respect of and limitations on Losses or liabilities in this Article IX shall in no event be diminished or circumvented by such relief. Each Party acknowledges and agrees that it and each of the Purchaser Indemnified Parties and the Seller Indemnified Parties may not avoid any limitation on liability by (a) seeking damages for breach of Contract or tort or pursuant to any other theory of liability, all of which are hereby waived, or (b) asserting or threatening any claim against any Person that is not a Party (or a successor to a Party) for breaches of the representations, warranties and covenants contained in this Agreement. The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Purchaser Indemnified Parties’ and Seller Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including Section 9.4), were specifically bargained for among sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.
ARTICLE XGENERAL PROVISIONS
Section 10.1    Entire Agreement. This Agreement, the other Transaction Documents, the Subcontract Agreement, and the Schedules and Exhibits hereto and thereto, the Confidentiality Agreement, the Subcontract Agreement and the Seller Disclosure Schedules, all arise out of, and relate to, the same underlying transactions, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties relating to such subject matter.
Section 10.2    Assignment. This Agreement and the rights, interests and obligations hereunder may not be assigned or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided that Purchaser may assign its rights, interests and obligations hereunder, in whole or in part and at any time, without obtaining the other Party’s prior written consent, (a) to one or more of its Affiliates, (b) to any Person, solely after the Closing, in connection with an internal restructuring, joint venture, sale or divestiture of all or a portion of the direct or indirect equity interests or assets of Purchaser, the NewCo Entities or any of their respective Affiliates; provided, further, that such assignment pursuant to the foregoing clauses (a) and (b) shall not relieve Purchaser of its obligations or liabilities hereunder; provided, further, that Purchaser may assign its rights, interests and obligations hereunder, in whole or in part and at any time, without obtaining any Person’s prior written consent to any lender or debt financing source of Purchaser or any of its Affiliates as collateral. Any attempted assignment in violation of this Section 10.2 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 10.3    Amendments and Waivers. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed and delivered on behalf of each of the Parties. Except as otherwise provided in this Agreement, any failure of either Party to comply with any obligation, covenant, agreement or condition of this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.
Section 10.4    No Third-Party Beneficiaries. This Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto, are not intended to confer on behalf of any Person not a party to this Agreement (and their successors and permitted assigns) any legal or equitable rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof, except that (i) the Current Representation is an express third-party beneficiary of Section 10.13, (ii) each Covered Person is an express third-party beneficiary of Section 5.12, (iii) each Seller Related Party (other than Seller) and each Purchaser

Related Party (other than Purchaser) is an express third-party beneficiary of Section 8.2, (iii) each Seller Indemnified Party (other than Seller) and each Purchaser Indemnified Party (other than Purchaser) is an express third-party beneficiary of Article IX, and (iv) each Non-Party is an express third-party beneficiary of Section 10.7.
Section 10.5    Notices. All notices and other communications to be given to any Party hereunder shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, courier or overnight delivery service, or (b) sent, if delivered by email as long as such email was sent to prior to 5:00 p.m. Eastern Time on a Business Day or, if not sent as of such time, on the next succeeding business day (provided that, such email notice shall not be effective with respect to an intended recipient if the sender receives a “bounce-back” or other error message indicating that delivery was not successfully completed to such intended recipient’s email address), in each case, to the appropriate address set forth below:
(a)if to Purchaser,
Allium Buyer LLC
c/o Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards, Suite 7500
Attention: Webster Chua
Email: webster.chua@kkr.com
with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Marni J. Lerner
Email:    mlerner@stblaw.com
and
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
Attention: Naveed Anwar
Email:    naveed.anwar@stblaw.com
(b)if to Seller,
S&P Global Inc.
55 Water Street
New York, New York 10041
Attention: General Counsel
E-mail: steve.kemps@spglobal.com
    legal.notices@spglobal.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1 Manhattan West
New York, New York 10001
Attention: Stephen F. Arcano

Jeffrey A. Brill
Email: Stephen.Arcano@skadden.com
Jeffrey.Brill@skadden.com
Section 10.6    Specific Performance. The Parties hereby agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties hereby acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Except as otherwise provided in this Agreement and subject to Section 8.2 and Section 9.1, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy. Each of the Parties hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Either Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. In no event shall the exercise of a Party’s right to seek specific performance pursuant to this Section 10.6 reduce, restrict or otherwise limit such Party’s right to terminate this Agreement pursuant to Section 8.2 or to pursue any other applicable remedy at law, including seeking money damages, to the extent permitted by this Agreement; provided that under no circumstances shall such Party be permitted or entitled to receive both a grant of specific performance contemplated by this Section 10.6 and payment of any money damages arising out of the termination of this Agreement, subject to the limitations set forth in Section 8.2 (but such Party shall be entitled to seek both remedies simultaneously).
Section 10.7    Release.
(a)Effective as of the Closing, each of the Parties, for itself and its respective Affiliates and their respective past, present or future successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, as to the applicable releasing Party, its “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, debts, guarantees, assurances, commitments, defenses, affirmative defenses, setoffs, counterclaims, Proceedings and causes of action of whatever kind or nature, whether known or unknown, asserted or unasserted, contingent or fixed, in law, equity or otherwise, which any of such Party’s Releasors has, might have or might assert now or in the future, against the other Party and any of such other Party’s Affiliates and their respective past, present or future successors, assigns, officers, directors, managers, partners, agents, representatives and employees or any of their respective heirs, assigns or executors (in each case in their capacity as such) (each, as to the applicable released Party, a “Releasee”), to the extent arising out of, related to or resulting from the ownership or operation of any NewCo Entity or the GES Business, in each case, which occurred, existed, accrued, or was taken or permitted at or prior to the Closing; provided, however, that nothing contained in this Section 10.7 shall release, waive, discharge, relinquish or otherwise affect the obligations of any of the Parties (or any of such Party’s Releasee to the extent an express party of the following agreements) (i) under this Agreement or the other Transaction Documents (including any covenants that expressly survive the Closing or any claim for Fraud) or (ii) to the extent a Releasee was or is an officer, director, employee, contractor or other service provider of any NewCo Entity or the GES Business or any of their respective Subsidiaries, any (A) rights or claims under currently-existing employee benefit plans, health insurance plans and retirement plans (but not including any benefit plans or plan provisions relating to grants of equity or equity-based awards), (B) rights or claims for unpaid salary, benefits and reimbursements of expenses for services actually provided by the undersigned and payable in the ordinary course of business, and that, in each case, has been earned and accrued in the ordinary course of business, (C) rights to indemnification, exculpation, advancement of expenses or similar provision, (D) Retained Claims or (E) arising out of any employment agreement or grant agreement with such Releasee, or any claims with respect to fraud, willful misconduct or criminality of such Releasee arising in their capacity as an officer, director, employee, contractor or other service provider of any NewCo Entity or the GES Business or any of their respective Subsidiaries. Each Party shall, and shall cause its Releasors to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Proceeding, of any kind against the other Party and such other Party’s Releasees based upon any matter released pursuant to this Section 10.7. Each Party hereby acknowledges, for itself and on behalf of its Releasors, that the legal requirements of certain states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Party hereby acknowledges, for itself and on behalf of its Releasors, that such legal requirements are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, each Party knowingly and irrevocably hereby acknowledges and agrees, for itself and on behalf of its Releasors, that, from and after the Closing, such Party and such Party’s Releasors shall be deemed to waive their rights under any such legal requirements.
(b)Notwithstanding anything in this Agreement to the contrary, each Party hereby acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement (including the U.K. BTA) shall be had against any Person who is not a Party (including any past, present or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, management company, Affiliate, agent, attorney, or representative of, and any financial advisor or financing source to any such Persons or any successor or assign, past, present or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, management company, Affiliate, agent, attorney, or representative of, and any financial advisor or financing source to, any of the foregoing (collectively, the “Non-Parties”)) whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability or obligation whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Party for any obligation of a Party under this Agreement or the negotiation, execution, performance, or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith or any documents or instruments delivered in connection with this Agreement (including the U.K. BTA) for any claim based on, in respect of or by reason of such obligations or their creation; provided, that the foregoing shall not limit, modify or otherwise impair any Person’s rights, remedies or obligations under any Transaction Document to which it is a party (only to the extent of the specific rights, remedies or obligations of such parties set forth in such Transaction Document). All claims, obligations, liabilities, causes of action or proceedings (in each case whether by or through attempted piercing of the corporate veil and whether at law or in equity, and whether sounding in contract, tort, statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, this Agreement, or the negotiation, execution, performance, or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith shall be made only against the Parties and to the maximum extent permitted by Law, each Party hereby waives and releases all such claims, obligations, liabilities, causes of action or proceedings against any such Non-Parties; provided, that the foregoing shall not limit, modify or otherwise impair any Person’s rights, remedies or obligations under any Transaction Document to which it is a party (only to the extent of the specific rights, remedies or obligations of such parties set forth in such Transaction Document). Without limiting the foregoing, no claim will be brought or maintained by any Party or any of its Affiliates or any of their respective successors or permitted assigns against, and no Person shall seek to recover monetary damages from, any Non-Party, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder; provided, that the foregoing shall not limit, modify or otherwise impair any Person’s rights, remedies or obligations under any Transaction Document to which it is a party (only to the extent of the specific rights, remedies or obligations of such parties set forth in such Transaction Document).
Section 10.8    Governing Law and Jurisdiction.
(a)This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, and subject to Section 2.10 and Section 2.11, each of the Parties hereby (i) submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware or, if such state court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (and, in the case of appeals, appropriate appellate courts therefrom), in the event that any dispute (whether in contract, tort or otherwise) arises out of or in connection with the evaluation (including due diligence), negotiation, execution or performance of this Agreement or the Transactions; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that it will not bring any Proceeding relating to the evaluation (including due diligence), negotiation, execution or performance of this Agreement or the Transactions in any court other than the above-named courts; and (iv) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that (A) any such Proceeding (x) is brought in an inconvenient forum, (y) should be transferred or removed to any court other than one of the above-named courts or (z) should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts, or (B) this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 10.5.
(b)Notwithstanding anything in this Agreement to the contrary, Seller on behalf of itself and its Subsidiaries and controlled Affiliates hereby: (i) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, and such Proceeding (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon Seller or its Subsidiaries in any such Proceeding or proceeding shall be effective if notice is given in accordance with Section 10.5, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Related Parties will have any liability to Seller or any of its Subsidiaries (in each case, other than Purchaser and its Affiliates) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of Purchaser and its Affiliates against the Debt Financing Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder) and (vii) agrees that the Debt Financing Related Parties are express third party beneficiaries of, and may enforce, this Section 10.8(b) and any of the other provisions in this Agreement reflecting the foregoing agreements and such provisions and the definitions of “Debt Financing Sources” and “Debt Financing Related Parties” shall not be amended, modified or waived (including any definitions in this Agreement to the extent such amendment or waiver would modify any such foregoing Section or provision (including the definition of “Business Material Adverse Effect”)) in any way adverse to the Debt Financing Related Parties without the prior written consent of the Debt Financing Sources party to any commitment letter or definitive agreement with respect to the Debt Financing; provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of Purchaser and its Affiliates against the Debt Financing Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder.
Section 10.9    Waiver of Jury Trial. EACH PARTY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE EVALUATION (INCLUDING DUE DILIGENCE), NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED THEREIN. NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THE EVALUATION (INCLUDING DUE DILIGENCE), NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTION OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS SET FORTH ABOVE IN THIS SECTION 10.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO

THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 10.10    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 10.11    Counterparts. This Agreement may be executed in separate counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any electronic (and/or electronically-delivered) signatures shall have the same legal effect as physically delivered manual signatures. If this Agreement is translated into another language, the English language text shall in any event prevail.
Section 10.12    Expenses. Except as otherwise provided herein, whether or not the Closing takes place, all fees, costs and expenses incurred in connection with this Agreement, the Transactions, the other Transaction Documents and the transactions contemplated thereby shall be paid by the Party incurring such expense.
Section 10.13    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.
(a)Purchaser hereby waives and will not assert, and hereby agrees to cause its Affiliates (including the NewCo Entities) to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller, any of its Affiliates or any shareholder, officer, member, manager, employee or director of any Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Transactions, any other Transaction Document or any other agreements or transactions contemplated thereby, by the Persons listed on Section 10.13(a) of the Seller Disclosure Schedules (each, a “Current Representation”). The Parties agree that, in the event that a dispute arises after the Closing between any Designated Person, on the one hand, and any of Purchaser and its Affiliates (including the NewCo Entities), on the other hand, solely arising out of or relating to this Agreement, the Transactions, the other Transaction Documents or the transactions contemplated thereby (a “Post-Closing Matter”), a Current Representation may represent such Designated Person in such Post-Closing Matter even though the interests of such Designated Person may be directly adverse to Purchaser or its Affiliates (including the NewCo Entities), except in any case in which (x) such Current Representation has represented the NewCo Entities or their respective Affiliates in a matter substantially related to such dispute or (y) at the time of the commencement of such representation, such Current Representation is representing any of Purchaser, the NewCo Entities or their respective Affiliates.
(b)Purchaser hereby agrees, on behalf of itself and its Affiliates (including the NewCo Entities) that, in connection with a Post-Closing Matter, all communications among any Designated Person, on the one hand, and their internal or external counsel, including any Current Representation, on the other hand, that relate in any way to this Agreement, the Transactions, any other Transaction Document or any other agreements or transactions contemplated thereby shall be deemed attorney-client privileged communications (collectively, the “Privileged Communications”) and the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and, notwithstanding anything to the contrary contained in this Agreement, shall not pass to or be claimed by Purchaser or any of its Affiliates (including the NewCo Entities). The Privileged Communications are (and upon the Closing shall remain) the property of Seller, and from and after the Closing, none of Purchaser, any of its Affiliates (including the NewCo Entities) or any Person purporting to act on behalf of or through Purchaser or any of its Affiliates (including the NewCo Entities) will seek to access, use or obtain such communications or the files from the Current Representation, whether by seeking a waiver of the attorney-client privilege or through other means. As to any such Privileged Communications made prior to the Closing Date, Purchaser, together with its Affiliates (including the NewCo Entities), successors and assigns, further agrees that no such party may access, use or rely on any of the Privileged Communications in any Proceeding against or involving any of the parties after the Closing. The Privileged Communications may be used by Seller in connection with any Post-Closing Matter. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any of its Affiliates (including the NewCo Entities), on the one hand, and any other Person or Persons (other than a party to this Agreement or any of its respective Affiliates), on the other hand, after the Closing, Purchaser or its Affiliate (including the NewCo Entities) may assert the attorney-client privilege to prevent disclosure of the Privileged Communications to such Person or Persons; provided, however, that none of Purchaser or any of its Affiliates (including the NewCo Entities) may waive such privilege without the prior written consent of Seller.
Section 10.14    Disclosure. The Seller Disclosure Schedules sets forth, among other things, items the disclosure of which is called for by this Agreement, either in response to a disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the Seller Disclosure Schedules will not be deemed an admission by Seller that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event, effect or circumstance, that such item has had, or is expected to result in, a Business Material Adverse Effect, or that such item constitutes noncompliance with, or a violation of, any Law, permit or Contract or other topic to which such disclosure is applicable. Any matter disclosed in any Section or subsection of the Seller Disclosure Schedules shall be considered disclosed with respect to each other Section or subsection of such Seller Disclosure Schedules to which it is reasonably apparent on the face of such disclosure that such matter would pertain, without reference to any document referenced in such disclosure.
Section 10.15    Interpretation; Absence of Presumption. It is understood and agreed that the specification of any Dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto,” or “hereunder” and derivative or similar words refer to this entire Agreement and not to any particular provision, including the

Schedules and Exhibits hereto; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the other Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (i) each of Seller and Purchaser has participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any Party or such party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) any Contract defined or referred to herein (including this Section 10.15) or in any Transaction Document, agreement or instrument that is referred to herein includes, and is a reference to, such Contract as it may have been or may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules, exhibits and other attachments to it, solely to the extent (unless otherwise listed with specificity) the applicable amendment, restatement, replacement, supplement, novation, schedule, exhibit or other attachment has been made available to Purchaser; (n) references herein to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder; (o) whenever the word “extent” and the phrase “to the extent” and words or phrases of similar import are used in this Agreement, they shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”; (p) any accounting terms used herein but not expressly defined herein shall have the meanings given to them under GAAP; (q) the terms “ordinary course” or “ordinary course of business” shall mean “ordinary course of business consistent with past practice” since February 28, 2022; (r) references to information being “made available” or “delivered” in this Agreement will mean that the information referred to has been posted in the virtual “Project Allium” data room hosted by Prism, in each case, as of 5:00 p.m. (Eastern Time) on the Business Day prior to the execution of this Agreement; (s) references to: (i) Master Step Plan in Section 2.8 and Section 2.15; (ii) Pre-Closing Restructuring in the definition of “Seller Taxes,” Section 2.14, Section 6.6, Section 6.7 and Section 9.2; and (iii) Transactions in Section 2.5(n) and Section 4.9, shall, in each case, be deemed to include the business transfer completed pursuant to the U.K. BTA; and (t) reference to Transaction Documents in Section 2.7(a) shall be deemed to include the U.K. BTA. Notwithstanding the foregoing, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date or dates.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.
IHS MARKIT LTD.
By:    /s/ Webster Chua
    Name:    Webster Chua
    Title: President and Treasurer
ALLIUM BUYER LLC
By:    /s/ Elizabeth Hithersay
    Name:    Elizabeth Hithersay
    Title: Director